     As filed with the Securities and Exchange Commission on June 8, 1999
                                                     Registration No. 333-

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------
                                   Form S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                ---------------
                             PURCHASEPRO.COM, INC.
            (Exact name of registrant as specified in its charter)

              Nevada                             7389                          88-0385401
 (State or other jurisdiction of     (Primary Standard Industrial           (I.R.S. Employer
  incorporation or organization)     Classification Code Number)          Identification No.)

                                ---------------
        3291 N. Buffalo Drive, Las Vegas, Nevada 89129, (702) 316-7000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------
                             Christopher P. Carton
                     President and Chief Operating Officer
                3291 N. Buffalo Drive, Las Vegas, Nevada 89129
                                (702) 316-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                with a copy to:

           Michael J. Halloran, Esq.                             Peter Cohn, Esq.
             James P. Clough, Esq.                            Scott D. Elliott, Esq.
            Patrick J. Devine, Esq.                          Andrew P. Johnson, Esq.
            Jeffrey S. Harrell, Esq.                    Orrick, Herrington & Sutcliffe LLP
         Pillsbury Madison & Sutro LLP                           1020 Marsh Road
             235 Montgomery Street                             Menlo Park, CA 94025
            San Francisco, CA 94104                               (650) 614-7400
                 (415) 983-1000

                                ---------------

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement numbers of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
                        Calculation of Registration Fee
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                      Proposed maximum        Amount of
Title of each class of securities to be registered    offering price(1)    registration fee
-------------------------------------------------------------------------------------------
Common stock, $.01 par value.........                   $57,500,000            $15,985

-------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

                                ---------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed.        +
+PurchasePro.com may not sell these securities until the registration          +
+statement filed with the Securities and Exchange Commission is effective.     +
+This prospectus is not an offer to sell these securities, and it is not       +
+soliciting an offer to buy these securities in any jurisdiction where the     +
+offer or sale is not permitted.                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                      SUBJECT TO COMPLETION --      , 1999

PROSPECTUS
--------------------------------------------------------------------------------
                                        Shares

[LOGO]                          PURCHASEPRO.COM
                                  Common Stock

--------------------------------------------------------------------------------

PurchasePro.com, Inc. is offering      shares of its common stock. Prior to
this offering there has been no public market for PurchasePro.com's common stock.

PurchasePro.com provides Internet business-to-business electronic commerce services. Our e-commerce solution is comprised of public and private communities that we call "e-marketplaces" where businesses can buy and sell a wide range of products and services over the Internet.

It is anticipated that the public offering price will be between $      and
$      per share. The shares of PurchasePro.com will be quoted in the Nasdaq
National Market under the symbol "PPRO."

                                                         Per Share     Total
   Public offering price............................... $           $
   Underwriting discounts and commissions.............. $           $
   Proceeds, before expenses, to PurchasePro.com....... $           $

See "Risk Factors" on pages 6 to 17 for factors that you should consider beforeinvesting in the shares of common stock of PurchasePro.com.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

The underwriters may purchase up to      additional shares of common stock from
PurchasePro.com at the public offering price, less underwriting discounts and commissions, to cover over-allotments. Delivery and payment for these shares
will be on       , 1999.

                      Joint Lead Managers

Prudential Securities                                  Jefferies & Company, Inc.


        , 1999

[Description of Inside Front Cover]

   Left Side of Page: text reading

  "Electronic Marketplaces
  Public & Private Communities
  E-Marketplace Catalogs"

  "Rapidly Deployable
  Customizable
  Accessible
  Affordable"

  "Interactive Sourcing
  Competitive Bidding
  Online Ordering
  Management Reporting"

  "Reliable
  Scalable
  Compatible
  Secure"

   Right Side of Page:

  Centered in upper middle: PurchasePro.com logo. Below logo, text reading "Connecting Buyers and Suppliers"

  Centered middle: Text reading "The Business-to-Business E-Marketplace For Your Company"

  Lower middle: Text reading "Just Log On!"

   Bottom of Page: Logos of our members.

   "Watermarked" Background: Text reading "business-to-business-to-business-" continuously repeating to cover page.

                           [Description of gatefold]

 .  Top Left: Text reading: "PURCHASEPRO.COM
   Connecting Buyers and Suppliers"

   "We provide public and private, business-to-business electronic commerce communities that we call "e-marketplaces." Our e-marketplaces are designed to streamline the procurement cycle for our members. Our target customers are primarily the small and medium sized businesses that constitute over 99% of all U.S. businesses, according to the U.S. Small Business Administration, and their large business partners."

 . Bottom Left Corner: Around images of PurchasePro.com computer screen images, image of envelope with text reading "Bid"; text reading:

   "Interactive Sourcing"
   "Source by using Standard Industrial Classification codes, keywords, region, minority status, organizations, or a custom rating."

   "Competitive Bidding"
   "Simultaneously request competitive bids from multiple suppliers. Designate requirements such as quantities, item numbers, size, color or delivery. Bids and responses can be sealed, automated or submitted jointly by multiple parties."

   "Bid Evaluation Tools"
   "Evaluation tools expedite analysis of bids."

 .   Center Top: Around images of PurchasePro.com computer screen images, photograph of individual sitting at computer image of file folder with a heart, image of the letters PO, text reading:

   "E-marketplace Catalogs"
   Members browse a supplier's e-marketplace catalog and select items for a purchase order."

   "Favorite Products"
   "Frequently purchased products can be grouped for convenient ordering."

   "Purchase Orders"
   "Suppliers are sent individual electronic purchase orders containing pricing, volume, terms, billing, shipping and any additional notes."

 . Center Middle: Around images of PurchasePro.com computer screen, image of personal computers with a cable link, image of a delivery truck, text reading:

  "Approval Processing"

  "Controls help prevent unauthorized buying and maintain vendor contract compliance. Requisitions or purchase orders can be routed to a manager for approval."

  "Order Processing"
  "Shipping"

  Center Bottom: Around images of PurchasePro.com computer screen, image of file cabinet text reading:

  "Receiving"
  "Upon receipt of shipment, the receiving department can cross-reference the original order with the shipment. Buyers and the shipping party can be notified of any incomplete order, or damaged or rejected products."

  "Management Tools"

  "Comprehensive management and reporting tools include tracking of requests, bids, purchase orders, expenditures and individual performance. Reports can be customized to fit a member's specific information needs."

  "Archiving"
  "Actions conducted through our e-marketplaces are captured from sourcing to payment. All transactions, including specific buyer and supplier activity, are time and date stamped, providing audit trails."

  Right:

  "Public E-marketplace"
  "PurchasePro.com e-marketplace members can participate in an interactive buying and selling community."

  "Private E-marketplaces"
  "Private e-marketplaces are invitation-only communities whose members participate in special pricing arrangements or product offerings."

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Forward-Looking Statements...............................................  17
Use of Proceeds..........................................................  18
Dividend Policy..........................................................  18
Capitalization...........................................................  19
Dilution.................................................................  20
Selected Financial and Operating Data....................................  21
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22

                                                                            Page
                                                                            ----
Business...................................................................  28
Management.................................................................  40
Certain Transactions.......................................................  47
Principal Stockholders.....................................................  51
Description of Capital Stock...............................................  52
Shares Eligible for Future Sale............................................  57
Underwriting...............................................................  58
Legal Matters..............................................................  59
Experts....................................................................  59
Where You Can Find More Information........................................  60
Index to Financial Statements.............................................. F-1

--------------------------------------------------------------------------------
  The terms "PurchasePro.com," "we," "our" and "us" refer to PurchasePro.com, Inc., a Nevada corporation, and its predecessor, unless the context suggests otherwise. The term "you" refers to a prospective investor. PurchasePro is a registered trademark and PurchasePro.com is a trademark of PurchasePro.com, Inc. This prospectus contains trademarks and trade names of other companies.

--------------------------------------------------------------------------------
  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer and sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information you should consider before investing in the common stock of PurchasePro.com. Investors should read this entire prospectus carefully.

                                PurchasePro.com

   PurchasePro.com is a leading provider of Internet business-to-business electronic commerce services. Our e-commerce solution is comprised of public and private communities that we call "e-marketplaces" where businesses can buy and sell a wide range of products and services over the Internet in an efficient, competitive and cost-effective manner. Forrester Research estimates that the business-to-business e-commerce market will grow from $43 billion in 1998 to $1.3 trillion by 2003. Our target customers are primarily the small and medium sized businesses that constitute over 99% of the businesses in the United States according to estimates by the U.S. Small Business Administration. We have designed our e-marketplaces to meet the needs of these customers and their large business partners.

   Our solution is designed for quick deployment and immediate use. With a standard Internet connection, a Web browser and a PurchasePro.com membership, our e-marketplace members can participate in interactive buying and selling communities. Our e-marketplaces are customizable and scalable, utilizing an open-architecture platform that can be integrated with members' existing enterprise resource planning and accounting systems.

   Our solution takes advantage of the growth, pervasiveness, low costs and community building nature of the Internet as a basis for e-commerce for the broad business-to-business market. We believe our e-marketplaces grow in value as each new member brings new products or services and buying power to our communities.

   Our e-marketplaces are designed to streamline the procurement cycle for our members--from sourcing to bidding to order to payment. Our e-marketplaces enable each member to participate as both a buyer and a seller. When acting as buyers, our members can realize a reduction in processing costs, achieve improved pricing, enforce corporate purchasing policies and maintain an audit trail for evaluating purchasing programs. When acting as suppliers, our members can strengthen relationships with existing customers, reach new buyers and lower sales, marketing and administrative costs.

   Our target customers are primarily small and medium sized businesses. We also pursue relationships with large organizations, providing us with access to and assistance in recruiting their numerous small and medium sized business partners as potential members for our e-marketplaces. These large organizations include America West Arena, Arizona Diamondbacks, Caesars Palace, Carnival Cruise Lines, Circus Circus Enterprises, MeriStar Management Company, MGM Grand, Mission Industries, Nevada Power Company, Park Place Entertainment and Phoenix Suns. In addition, Best Western International, Building One Services, Marriott International and Prime Hospitality are using our services to develop and maintain private e-marketplaces. We also have sales and marketing relationships with ZoomTown.com, a subsidiary of Cincinnati Bell, Inc., the Greater Phoenix Chamber of Commerce, Hospitalitycity pte ltd. and the National Association of Women Business Owners.

   Our predecessor was formed in October 1996, and we began offering commercial access to our network in April 1997. As a result we have only a limited operating history, and we have incurred significant net losses since inception. Our headquarters are located at 3291 N. Buffalo Drive, Las Vegas, Nevada 89129 and our telephone number is (702) 316-7000. Our website address is www.purchasepro.com. The information on our website is not a part of this prospectus.

                                  The Offering

 Shares offered by PurchasePro.com..........           shares

 Total shares to be outstanding after the              shares
  offering..................................

 Use of proceeds............................  To expand our sales and marketing activities and for working
                                              capital and other general
                                              corporate purposes.

 Proposed Nasdaq National Market symbol.....  PPRO

  The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of March 31, 1999, and does not include the following:

  . 936,500 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 1999, at a weighted average exercise price of $2.83, under our 1998 Stock Option and Incentive Plan.

  . 2,063,500 shares of common stock available as of March 31, 1999 for future issuance under our 1998 Stock Option and Incentive Plan, of which options to purchase an aggregate of 1,397,280 shares were granted in April and May 1999, at an exercise price of $3.50 per share.

  . 1,500,000 shares of common stock available for future issuance under our 1999 Stock Plan.

                                  Risk Factors

  You should consider the risk factors before investing in PurchasePro.com and the impact from various events which could adversely affect its business. See "Risk Factors" for a discussion of these risks.

                             Summary Financial Data

                              Inception           Year Ended               Quarter Ended
                          (October 8, 1996)      December 31,                March 31,
                          Through December  ------------------------  ------------------------
                              31, 1996         1997         1998         1998         1999
                          ----------------- -----------  -----------  -----------  -----------
Statement of Operations
 Data:
Revenues................      $      --     $   675,390  $ 1,670,238  $   236,373  $   673,907
Cost of revenues........             --         213,857      445,639       97,917      162,870
Gross profit............             --         461,533    1,224,599      138,456      511,037
Operating expenses......        119,314       3,326,362    7,708,014    1,317,403    2,139,601
Operating loss..........       (119,314)     (2,864,829)  (6,483,415)  (1,178,947)  (1,628,564)
Other income (expense)..         (3,638)       (120,497)    (316,595)     (78,896)    (118,655)
Net loss................       (122,952)     (2,985,326)  (6,800,010)  (1,257,843)  (1,747,219)
Preferred stock
 dividends and accretion
 of preferred stock to
 redemption value.......            --              --      (335,438)         --      (150,939)
Net loss applicable to
 common stock...........      $(122,952)    $(2,985,326) $(7,135,448) $(1,257,843) $(1,898,158)
                              =========     ===========  ===========  ===========  ===========
Loss per share
 Basic..................      $   (0.02)    $     (0.39) $     (0.83) $     (0.13) $     (0.25)
                              =========     ===========  ===========  ===========  ===========
 Diluted................      $   (0.02)    $     (0.36) $     (0.78) $     (0.12) $     (0.23)
                              =========     ===========  ===========  ===========  ===========
Weighted average shares
 outstanding
 Basic..................      7,700,000       7,700,000    8,600,000   10,000,000    7,656,667
                              =========     ===========  ===========  ===========  ===========
 Diluted................      8,259,999       8,259,999    9,159,999   10,559,999    8,159,999
                              =========     ===========  ===========  ===========  ===========

                                                  As of March 31, 1999
                                           ------------------------------------
                                                                    Pro Forma
                                             Actual     Pro Forma  As Adjusted
                                           -----------  ---------- ------------
Balance Sheet Data:
Cash and cash equivalents................. $   476,585  $7,480,485     $
Working capital (deficit).................    (530,151)  7,023,749
Total assets..............................   2,219,286   9,223,186
Notes payable.............................   1,789,984      50,000
Redeemable convertible preferred stock....   6,990,377         --
Total stockholders' equity (deficit)......  (7,777,402)  7,956,859

   The pro forma balance sheet data gives effect to the issuance of 3,300,000 shares of Series B Preferred Stock in June 1999 at a purchase price of $3.50 per share, of which $2.5 million in subscriptions had been received prior to March 31, 1999. The pro forma consolidated balance sheet information also gives effect to the conversion of all outstanding shares of preferred stock into shares of common stock upon the closing of the offering, the exercise of warrants into 389,999 shares of common stock and the issuance of 450,000 shares of common stock to the holders of Series A Preferred Stock in connection with the issuance of the Series B Preferred Stock.

   The pro forma as adjusted balance sheet data gives effect to the conversion of all preferred stock, including the Series B Preferred Stock, as well as the sale of the shares of common stock at an assumed public offering price of
$   per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by PurchasePro.com and the application of the estimated net proceeds. See "Use of Proceeds" and "Capitalization."

   Unless otherwise noted, the information in this prospectus assumes that all of the outstanding shares of preferred stock of PurchasePro.com have been converted into common stock, that warrants for the purchase of shares of common stock have been exercised and that the underwriters have not exercised their over-allotment option.

                                  RISK FACTORS

   You should carefully consider the following risk factors, in addition to the other information in this prospectus, before purchasing shares of common stock of PurchasePro.com. Each of these risk factors could adversely affect our business, financial condition and results of operations as well as adversely affect the value of an investment in our common stock. This offering involves a high degree of risk.

   We have a limited operating history and are subject to the risks of start-up companies.

   We only began offering access to our network in April 1997. Furthermore, we have entered into the majority of our contracts and significant relationships only within the last 12 months. Accordingly, we have an extremely limited operating history, and our prospects are subject to risks and uncertainties frequently encountered by start-up companies particularly in new and rapidly evolving markets, such as business-to-business e-commerce. These risks include whether we can:

  . attract and retain a large number of members including buyers and suppliers from a variety of industries;

  . achieve improved and steady revenue growth rates;

  . increase the volume of transactions effected through our e-commerce platform for which we receive transaction fees;

  . scale our network and operating infrastructure;

  . maintain our current, and develop new, strategic relationships;

  . enhance our existing service and develop new services and service enhancements;

  . implement and improve our operational, financial and management information systems and other technology; and

  . attract, retain and motivate qualified personnel.

   We have a history of losses and anticipate continued losses.

   We incurred net losses of $123,000 for the period from inception (October 8, 1996) through December 31, 1996, $3.0 million for the year ended December 31, 1997, $7.1 million for the year ended December 31, 1998 and $1.9 million for the quarter ended March 31, 1999. At March 31, 1999, we had an accumulated deficit of $9.0 million. We have never been profitable and expect to continue to incur operating losses on both a quarterly and annual basis for at least the foreseeable future. Our financial statements for the year ended December 31, 1997 had a qualified opinion from our auditors regarding our ability to continue as a going concern. In addition, we expect to continue to make significant expenditures for sales and marketing, programming and development and general and administrative functions. As a result, we will need to generate significant revenues to achieve profitability. Although our revenues have grown in recent quarters, we cannot assure you that revenues will grow in the future or that we will achieve sufficient revenues for profitability. Even if we do achieve profitability, we cannot assure you that we can sustain or increase profitability on a quarterly or annual basis in the future. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations and cannot be adjusted accordingly, our business, financial condition and results of operations will be materially and adversely affected.

   Our business model is unproven and we may be unable to implement our business strategy.

   Our business model is to generate revenues from the development of both public and private e-marketplaces for business-to-business e-commerce. Business-to-business e-commerce is a relatively new means of conducting business and is unproven. We can give no assurances that our business model or strategy will be successful. Any failure to implement our business model or strategy would materially and adversely affect our business, financial condition and results of operations. We have initially focused on the hospitality industry located in Las Vegas, Nevada where we have significant contacts. Our success, if any, is dependent on our ability to expand our membership base within the hospitality industry and to expand into new markets and industries. We cannot assure you that we will be able to expand our member base or expand into new markets and industries. E-commerce generally and our e-marketplaces in particular will also need to achieve broad market acceptance. The revenue and profit potential for our business model is unproven. We cannot assure you that we will successfully implement our business strategy. Our growth and expansion, if any, will place significant demands on our management, operational and financial resources.

   Our quarterly results are subject to significant fluctuations, and our stock price may decline if we do not meet expectations of investors and analysts.

   We expect that our quarterly operating results will fluctuate significantly due to many factors, many of which are outside our control, including:

  . demand for and market acceptance of our products and services;

  . inconsistent growth, if any, of our member base;

  . loss of key customers or strategic partners;

  . timing of the recognition of revenue for large contracts;

  . timing of sales and marketing and other operating expenses;

  . variations in the dollar volume of transactions effected through our e-marketplaces;

  . intense and increased competition;

  . introductions of new services or enhancements, or changes in pricing policies, by us and our competitors;

  . management of our growth;

  . our ability to control costs;

  . reliable continuity of service and network availability;

  . potential acquisitions and strategic alliances both by us and our competitors;

  . uncertain growth in and acceptance of e-commerce;

  . changes in regulatory laws and policies; and

  . general economic factors.

   We believe that quarterly revenues, expenses and operating results are likely to vary significantly in the future, that period-to-period comparisons of results of operations are not necessarily meaningful and that, as a result, such comparisons should not be relied upon as indications of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Due to the above as well as other factors, it is likely that our operating results will be below market analysts' expectations in some future quarters, which would materially and adversely affect the market price of our stock.

   We have historically received substantially all of our revenue from companies serving the hospitality industry. A downturn in the hospitality industry could adversely affect us.

   Historically, we have received substantially all of our revenue from members associated with the hospitality industry, including those located in Nevada, Florida and other regional hospitality centers. We expect that hospitality industry related revenues will continue to account for a substantial majority of our revenues for the foreseeable future. Our dependence on members associated with the hospitality industry makes us vulnerable to downturns in this industry. Such a downturn could lead our members associated with this industry to reduce their level of activity on our e-marketplace and cause some to cancel their membership, either of which could materially and adversely affect our business, financial condition and results of operations. In addition, to be successful, we will need to expand into new markets and industries beyond the hospitality industry. We cannot assure you that we will be able to expand into new markets and industries.

   Our revenue is derived from providing e-marketplace access to members under short term, pilot and verbal agreements. The cancellation or non-renewal of these agreements would adversely affect us.

   We have generated substantially all of our revenues through member subscription and license fees for access to our e-marketplaces. For the quarter ended March 31, 1999, approximately 79% of our revenues were comprised of member subscription fees. Generally, our subscription and license fee contracts are entered into on a month-to-month basis. Although we have executed contracts of a longer duration, generally these longer contracts may be terminated at any time on 30 to 60 days' notice. Some of our contracts may be terminated on even shorter notice, one in as little as 7 days. Some of our agreements with members are verbal and as such may be terminated at any time. A failure of current members to continuously renew their contracts, or a high rate of termination of contracts, would significantly reduce our revenues. Moreover, several of our significant member agreements, including an agreement with Marriott International, are pilot programs. We have expended significant financial and personnel resources and have expanded our operations on the assumption that these and other agreements will be renewed. If these agreements are terminated early or not renewed, we may not be able to recover our costs and expenses associated with our efforts which would materially and adversely affect our business, financial condition and results of operations.

   We have a long sales cycle for large corporate accounts which could cause significant fluctuation in our quarterly operating results.

   Our sales cycle for large corporate accounts typically takes six to nine months to complete and varies from contract to contract, but has taken up to 18 months for some contracts. A large number of our members are introduced to our e-marketplaces through such accounts. Delays in these sales could result in significant fluctuations in our quarterly operating results. The length of the sales cycle may vary depending on a number of factors over which we may have little or no control, including the internal decision making process of the potential customer and the level of competition that we encounter in our selling activities. Additionally, since the market for business-to-business e-commerce is relatively new, we often have to educate potential customers about the use and benefits of our products and services, which can prolong the sales process. In certain circumstances, we provide access to our e-marketplaces on a trial basis for customer evaluation, which can again prolong the sales process. Our sales cycle can be further extended for product sales made through third parties.

   We depend on strategic relationships, and there can be no assurance that they will contribute to increased use of our e-commerce business-to-business services, and we may not be able to maintain these relationships.

   Although we have established several strategic relationships such as our relationships with ZoomTown.com, the Greater Phoenix Chamber of Commerce, Hospitalitycity pte ltd. and the National Association of Women Business Owners, we cannot assure you that these arrangements will be renewed on commercially reasonable terms, or at all, or that they will contribute to increased use of our e-commerce business-to-business service. We have used and will continue to use marketing and sales partners to add members and generate revenues. These arrangements may not generate any new members. We also may not be able to renew these marketing and distribution alliances on favorable terms, if at all. We may not be able to recover our costs and expenses associated with these efforts which could materially and adversely affect our business, financial condition and results of operations.

   We face intense competition and we cannot assure you that we will be able to compete successfully.

   The e-commerce market is new, rapidly evolving and intensely competitive, and we expect competition to intensify in the future. Barriers to entry are minimal, and competitors may develop and offer similar services in the future. Although we believe that there may be opportunities for several providers of products and services similar to ours, a single provider may dominate the market. We expect that additional companies will offer competing e-commerce solutions in the future. We cannot assure you that we will be able to compete successfully against current or future competitors.

   We have encountered and expect to encounter competition from other e-commerce solution providers including:

  . companies such as Microsoft Corporation, America Online and its Netscape subsidiary, and Yahoo! that offer a broad array of Internet-related services and either offer business-to-business e-commerce services presently or have announced plans to introduce such services in the future;

  . enterprise software purchasing system providers such as Ariba, Commerce
    One and TRADE'ex;

  . electronic data interchange providers such as GE Information Services, Harbinger Corp., IBM and Sterling Commerce;

  . enterprise resource planning software developers such as PeopleSoft, Oracle and SAP;

  . e-commerce trade communities; and

  . e-commerce Web sites of business retailers.

   Virtually all of our current and potential competitors have longer operating histories, larger customer bases and greater brand recognition in business and Internet markets and significantly greater financial, marketing, technical and other resources than PurchasePro.com. Our competitors may be able to devote significantly greater resources to marketing and promotional campaigns, may adopt more aggressive pricing policies or may try to attract users by offering services for free and may devote substantially more resources to product development than PurchasePro.com.

   Further, as a strategic response to changes in the competitive environment or otherwise, we may, from time to time, make pricing, service or marketing decisions or acquisitions that could materially and adversely affect our business, financial condition and results of operations.

   Our success depends on our ability to continuously enhance our services.

   Our future success will depend on our ability to enhance our e-marketplace software, and to continue to develop and introduce new services that keep pace with competitive introductions and technological developments, satisfy diverse and evolving member requirements and otherwise achieve market acceptance. In particular, we believe that our future success will depend, in part, upon market acceptance of PurchasePro 4.0 which has only recently been released. We may not be successful in developing and marketing on a timely and cost-effective basis future versions or upgrades of our software, or offer new services that respond to technological advances or new market requirements. Any failure by us to anticipate or respond adequately to changes in technology and member preferences, or any significant delays in other development efforts, could make our services unmarketable or obsolete, which would materially and adversely affect our business, financial condition and results of operations.

   We have experienced resistance to implementation of our services from suppliers and have experienced some supplier attrition.

   Our public e-marketplace operates as an open bidding process allowing buyers to instantaneously compare the prices of suppliers. In some instances, suppliers have been reluctant to join our e-marketplace and participate in an open bidding process because of the increased competition and comparisons this environment creates. We have been dependent upon our large customers' efforts and cooperation to secure suppliers for our e-marketplace. Furthermore, we have experienced supplier attrition. For example, a significant number of our members using an older version of our software allowed their e-marketplace memberships to lapse at the end of 1998. Increased reluctance of suppliers to join our network, a decrease in customers' influence on their suppliers, or significant attrition of suppliers could materially and adversely affect our business, financial condition and results of operations.

   The Internet may not be able to accommodate growth in e-commerce.

   The use of the Internet for retrieving, sharing and transferring information among businesses, buyers, suppliers and partners has only recently begun to develop. The recent growth in the use of the Internet has caused frequent periods of performance degradation. Our ability to sustain and improve our services is limited, in part, by the speed and reliability of the networks operated by third parties. Consequently, the emergence and growth of the market for our services is dependent on improvements being made to the Internet infrastructure to alleviate overloading and congestion.

   A lack of development of the e-commerce market would negatively affect us.

   If the e-commerce market does not grow or grows more slowly than expected, our business will suffer. The possible slow adoption of the Internet as a means of commerce by businesses may harm our prospects. A number of factors could prevent the acceptance and growth of e-commerce, including the following:

  . e-commerce is at an early stage and buyers may be unwilling to shift their traditional purchasing to online purchasing;

  . the necessary network infrastructure for substantial growth in usage of the Internet may not be adequately developed;

  . businesses may not be able to implement e-commerce applications on these networks;

  . increased government regulation or taxation may adversely affect the viability of e-commerce;

  . insufficient availability of telecommunication services or changes in telecommunication services may result in slower response times; and

  . adverse publicity and consumer concern about the reliability, cost, ease of access, quality of services, capacity, performance and security of e-commerce transactions could discourage its acceptance and growth.

   Even if the Internet is widely adopted as a means of commerce, the adoption of our network for procurement, particularly by companies that have relied on traditional means of procurement, will require broad acceptance of the new approach. In addition, companies that have already invested substantial resources in traditional methods of procurement, or in-house e-commerce solutions, may be reluctant to adopt our e-commerce solution.

   We cannot ensure the security of transactions over the Internet.

   A fundamental requirement to conduct business-to-business e-commerce is the secure transmission of information over public networks. We cannot be certain that advances in computer capabilities, new discoveries in the field of cryptography, or other developments will not result in the compromise or breach of the algorithms we use to protect content and transactions on our e-marketplaces or proprietary information in our databases. Anyone who is able to circumvent our security measures could misappropriate proprietary, confidential member information or cause interruptions in our operations. We may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches. Further, a well-publicized compromise of security could deter people from using the Internet to conduct transactions that involve transmitting confidential information. Our failure to prevent security breaches, or well-publicized security breaches affecting the Internet in general could materially and adversely affect our business, financial condition and results of operation.

   We have risks associated with maintaining our databases.

   We update and maintain extensive databases of the products, services and e-marketplace transactions for our members. Our computer systems and databases must be sufficiently scalable to process large amounts of information without significant degradation in performance. Database capacity constraints may result in data maintenance and accuracy problems which could cause a disruption in our service and our ability to provide accurate information to our members. Such problems may result in a loss of members or could materially and adversely affect our business, financial condition and results of operations. Some of our customer contracts provide for service level guarantees for data accuracy. To the extent that we are unable to maintain data accuracy at required levels, we could incur significant liabilities and the applicable contracts could be terminated, any of which could materially and adversely affect our business, financial condition and results of operations.

   We are unable to predict capacity constraints on our network.

   Traffic in our e-marketplaces has increased to the point where we must expand and upgrade some of our transaction processing systems and network hardware and software. We may not be able to accurately predict the rate of increase in the usage of our network. This may affect our timing and ability to expand and upgrade our systems and network hardware and software capabilities to accommodate increased use of our network. If we do not upgrade our systems and network hardware and software appropriately, we may experience downgraded service and our business, financial condition and results of operations could be materially and adversely affected.

   We may have difficulty managing our growth.

   Successful implementation of our business plan requires an effective planning and management process. We continue to increase the scope of our operations both domestically and internationally, and we have grown our workforce substantially. We have grown from eight employees in January 1997 to 149 employees as of April 30, 1999. In addition, we plan to continue to expand our sales and marketing, customer support and product development personnel. Our business, financial condition and results of operations will be materially and adversely affected if we are unable to effectively manage our expanding operations. This growth has placed, and our anticipated future growth in our operations will continue to place, a significant strain on our management systems and resources. We expect that we will need to continue to improve our financial and managerial controls and reporting systems and procedures, and we will need to continue to expand, train and manage our workforce. Our future performance may also depend on the effective integration of acquired businesses. Such integration, even if successful, may take a significant period of time and expense, and may place a significant strain on our resources.

   If we encounter system failure, our business and reputation could be damaged.

   Our ability to successfully maintain an e-commerce marketplace and provide acceptable levels of customer service largely depends on the efficient and uninterrupted operation of our computer and communications hardware and network systems. Our computer and communications systems are located in Las Vegas, Nevada. Although we periodically back up our databases to tapes and store the backup tapes offsite, we do not maintain a redundant site. Our systems and operations are vulnerable to damage or interruption from human error, sabotage, fire, flood, earthquake, power loss, telecommunications failure and similar events. Although we have taken certain steps to prevent a system failure, we cannot assure you that our measures will be successful and that we will not experience system failures in the future. Moreover, we have experienced delays and interruptions in our telephone and Internet access which have prevented members from accessing our e-marketplaces and customer service department. Furthermore, we do not have a formal disaster recovery plan and do not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any system failure. The occurrence of any system failure or similar event could materially and adversely affect our business, financial condition and results of operations. In addition, we may move to third-party hosting of our servers. We cannot assure you that this transition, if undertaken, would be effected without interruptions that could materially and adversely affect our business, financial condition and results of operations. Further, any such third-party host could be subject to the same risks of system failure as our current site.

   Our services may be adversely affected by unknown software defects.

   Our e-marketplace services depend on complex software developed internally and by third parties. Software often contains defects, particularly when first introduced or when new versions are released. Although we conduct extensive testing, we may not discover software defects that affect our new or current services or enhancements until after they are deployed. Although we have not experienced any material software defects to date, it is possible that, despite testing by us, defects may occur in the software. These defects could cause service interruptions, which could damage our reputation or increase our service costs, cause us to lose revenue, delay market acceptance or divert our development resources, any of which could materially and adversely affect our business, financial condition and results of operations. In the past, we have missed internal software development and enhancement deadlines. We cannot assure you that we will meet our deadlines in the future or that, if we miss our deadlines, it will not materially and adversely affect our business, financial condition and results of operations. Some of our contracts contain software enhancement and development milestones. If we are unable to meet these milestones, whether or not the failure is attributable to us or a third party, we may be in breach of our contractual obligations. Such a breach could damage our reputation, lead to termination of the contract and materially and adversely affect our business, financial condition and results of operations.

   You will experience immediate dilution with respect to your shares. We may need additional capital and raising additional capital may dilute existing stockholders.

   You will incur immediate and substantial dilution of $    per share, based
upon an assumed public offering price of $    per share, in the net tangible
book value of your shares as a result of this offering. See "Dilution." We believe that our existing capital resources, including the anticipated proceeds of this offering, will enable us to maintain our current and planned operations for at least the next 18 months. However, we may be required to raise additional funds due to unforeseen circumstances. If our capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. Such financing may not be available in sufficient amounts or on terms acceptable to us, or at all, and may be dilutive to existing stockholders.

   Unsuccessful acquisitions could harm our operating results and our business.

   We may acquire businesses, products and technologies that complement or augment our existing businesses, services and technologies. Integrating any newly acquired businesses or technologies may be expensive and time consuming. We do not know if we will be able to complete any future acquisitions or if we will be able to successfully integrate any acquired businesses. To finance any acquisitions, we may need to raise additional funds through public or private financings. Any equity or debt financings, if available at all, may be on terms that are not favorable to us and, in the case of equity financings, may result in dilution to our stockholders. We may not be able to operate any acquired businesses profitably or otherwise implement our business strategy successfully. The inability to integrate any newly acquired entities or technologies effectively could materially and adversely affect our business, financial condition and results of operations.

   We may not be able to protect our intellectual property and proprietary rights.

   We regard our copyrights, service marks, trademarks, trade secrets and similar intellectual property as important to our success, and rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers and business partners to protect our proprietary rights. Despite our precautions, unauthorized third parties may copy certain portions of our services or reverse engineer or obtain and use information that we regard as proprietary. End-user license provisions protecting against unauthorized use, copying, transfer and disclosure of the licensed program may be unenforceable under the laws of certain jurisdictions and foreign countries. The status of United States patent protection in the software industry is not well defined and will evolve as the U.S. Patent and Trademark Office grants additional patents. We have one patent pending in the United States and we may seek additional patents in the future. We do not know if our patent application or any future patent application will be issued with the scope of the claims we seek, if at all, or whether any patents we receive will be challenged or invalidated. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Our means of protecting our proprietary rights in the United States or abroad may not be adequate and competitors may independently develop similar technology.

   Third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights. In addition, other parties may assert infringement claims against us. Although we have not received notice of any alleged infringement, we cannot be certain that our services do not infringe patents or other intellectual property rights that may relate to our services. In addition, because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to our services. We may be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties. If our services violate third-party proprietary rights, we cannot assure you that we would be able to obtain licenses to continue offering such services on commercially reasonable terms, or at all. Any claims against us relating to the infringement of third-party proprietary rights, even if not meritorious, could result in the expenditure of significant financial and managerial resources and in injunctions preventing us from distributing these services. These claims could materially and adversely affect our business, financial condition and results of operations.

   We may need to license third party technologies and we face risks in doing so.

   We intend to continue to license technology from third parties, including our Web server and encryption technology. The market is evolving and we may need to license additional technologies to remain competitive. We may not be able to license these technologies on commercially reasonable terms or at all. In addition, we may fail to successfully integrate any licensed technology into our services. These third-party licenses may expose us to increased risks, including risks associated with the integration of new technology, the diversion of resources from the development of our own proprietary technology and our ability to generate revenues from new technology sufficient to offset associated acquisition and maintenance costs. Our inability to obtain any of these licenses could delay product development until equivalent technology could be identified, licensed and integrated. Any such delays in services could materially and adversely affect our business, financial condition and results of operations.

   We may not be able to acquire or maintain effective Web addresses.

   We currently hold various Internet Web addresses relating to our network. We may not be able to prevent third parties from acquiring Web addresses that are similar to our addresses, which could materially and adversely affect our business, financial condition and results of operations. The acquisition and maintenance of Web addresses generally is regulated by governmental agencies and their designees. The regulation of Web addresses in the United States and in foreign countries is subject to change. As a result, we may not be able to acquire or maintain relevant Web addresses in all countries where we conduct business. Furthermore, the relationship between regulations governing such addresses and laws protecting proprietary rights is unclear.

   We may be subject to legal liability for communication on our network.

   We may be subject to legal claims relating to the content in our network, or the downloading and distribution of such content. Claims could involve matters such as fraud, defamation, invasion of privacy and copyright infringement. Providers of Internet products and services have been sued in the past, sometimes successfully, based on the content of material. Our insurance may not cover claims of this type, or may not provide sufficient coverage. Even if we are ultimately successful in our defense of these claims, any such litigation is costly and could materially and adversely affect our business, financial condition and results of operations.

   We may be unable to keep pace with the rapid technological change in our market.

   Our market is characterized by rapid technological change and frequent new product and service announcements. Significant technological changes could render our existing e-marketplace technology obsolete. If we are unable to successfully respond to these developments or do not respond in a timely and cost-effective way, our business, financial condition and results of operations would be materially and adversely affected. To be successful, we must adapt to our rapidly changing market by continually improving the responsiveness, services and features of our e-marketplace communities and by developing new features to meet customer needs. Our success will depend, in part, on our ability to license leading technologies useful in our business, enhance our existing services and develop new services and technology that address the needs of our customers. We will also need to respond to technological advances and emerging industry standards in a cost-effective and timely basis.

   We depend upon our key personnel and they would be difficult to replace.

   We believe that our success will depend on the continued employment of our senior management team and key sales and technical personnel. If one or more members of our senior management team were unable or unwilling to continue in their present positions, our business, financial condition and results of operations could be materially and adversely affected.

   We plan to expand our employee base to manage our anticipated growth. Most importantly, we plan to hire additional members of senior management. Competition for personnel, particularly for senior management personnel and employees with technical and sales expertise, is intense. Our business, financial condition and results of operations will be materially and adversely affected if we cannot hire and retain suitable personnel.

   If we do not adequately address "Year 2000" issues, we may incur significant costs and our business could suffer.

   Failure of our internal computer systems or third-party equipment or software, or systems maintained by our members and strategic sales and marketing partners, to operate properly with regard to the year 2000 and thereafter could require us to incur significant unanticipated expenses to remedy any problems and could cause system interruptions and loss of data. Any of these events could harm our reputation and materially and adversely affect our business, financial condition and results of operations. We have no specific contingency plan to address the issues that could result from year 2000 complications. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Issues."

   We face many risks associated with international expansion.

   We intend to have operations in a number of international markets. To date, we have limited experience in developing localized versions of our e-marketplace enabling software and in marketing, selling and distributing our solutions internationally.

   International operations are subject to many risks, including:

  . the impact of recessions in economies outside the United States, especially in Asia;

  . changes in regulatory requirements;

  . reduced protection for intellectual property rights in some countries;

  . potentially adverse tax consequences;

  . difficulties and costs of staffing and managing foreign operations;

  . political and economic instability;

  . fluctuations in currency exchange rates; and

  . seasonal reductions in business activity during the summer months in Europe and certain other parts of the world.

   Our executive officers, directors and principal stockholders will exercise significant control.

   We anticipate that our executive officers, directors and principal
stockholders will, in the aggregate, beneficially own approximately     % of
our outstanding common stock following the completion of this offering ( % if the underwriters' over-allotment option is exercised in full). These stockholders will be able to exercise substantial influence over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of PurchasePro.com. See "Management" and "Principal Stockholders."

   Shares eligible for future sale by our existing stockholders may adversely affect our stock price.

   The market price of our common stock could drop due to the sales of a large number of shares of our common stock or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

  After this offering,       shares of common stock will be outstanding. Of
these shares, the       shares sold in this offering will be freely tradeable
without restrictions under the Securities Act of 1933, except for any shares purchased by our "affiliates," as defined in Rule 144 under the Securities Act.
The number of shares of common stock outstanding would increase to       and
the number of freely tradable shares would increase to       if the
underwriters exercise their over-allotment option in full. Our officers and
directors and stockholders holding in the aggregate       shares of common
stock have entered into lock-up agreements pursuant to which they have agreed not to offer or sell any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Prudential Securities, on behalf of the underwriters. Prudential Securities may, at any time and without notice, waive the terms of these lock-up agreements as specified in the underwriting agreement. Upon expiration of this 180-day lock-up period, the shares owned by these persons prior to completion of this offering may be sold into the public market without registration under the Securities Act in compliance with the volume limitations and other applicable restrictions of Rule 144 under the Securities Act. After the date of this prospectus, we intend to file a registration statement under the Securities Act to register all shares of common stock issuable upon the exercise of outstanding stock options and reserved for issuance under our stock option plans. This registration statement is expected to become effective immediately upon filing, and subject to the vesting requirements and exercise of the related options (as well as the terms of the lock-up agreements), shares covered by this registration statement will be eligible for sale in the public markets. See "Shares Eligible for Future Sale."

   Our stock has not been publicly traded before this offering and our stock price may be volatile.

   Our common stock has not been publicly traded, and an active trading market may not develop or be sustained after this offering. We and the underwriters will determine the initial public offering price. The price at which our common stock will trade after this offering is likely to be highly volatile and may fluctuate substantially due to factors such as:

  . actual or anticipated fluctuations in our results of operations;

  . changes in or failure by us to meet securities analysts' expectations;

  . announcements of technological innovations;

  . introduction of new services by us or our competitors;

  . developments with respect to intellectual property rights;

  . conditions and trends in the Internet and other technology industries;
    and

  . general market conditions.

   In addition, the stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the common stocks of technology companies, particularly Internet companies. These broad market fluctuations may result in a material decline in the market price of our common stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could have a material adverse effect upon our business and operating results.

   Governmental regulation and legal uncertainties could impair the growth of the Internet and decrease demand for our services and increase our cost of doing business.

   The laws governing Internet transactions remain largely unsettled, even in areas where there has been some legislative action. The adoption or modification of laws or regulations relating to the Internet could increase our costs and administrative burdens which could materially and adversely affect our business, financial condition and results of operations. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel, consumer protection and taxation apply to the Internet.

   Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. We must comply with new regulations in the United States and other countries where we conduct business. The growth and development of the business-to-business e-commerce market may prompt calls for more stringent laws governing consumer protection and the taxation of e-commerce. Non-compliance with any newly adopted laws and regulations could expose us to significant liabilities which could materially and adversely affect our business, financial condition and results of operations.

   Our management will have broad discretion over the use of the net proceeds and it may not effectively utilize those funds.

   We have no current specific plans for the use of the net proceeds from this offering. We intend generally to use the net proceeds from this offering to expand our sales and marketing activities and for general corporate purposes, including working capital and strategic investments. We have not yet determined the actual expected expenditures and thus cannot estimate the amounts to be used for each specified purpose. The actual amounts and timing of these expenditures will vary significantly depending on a number of factors, including, but not limited to, the amount of cash generated by our operations and the market response to the introduction of any new service offerings. Depending on future developments and circumstances, we may use some of the proceeds for uses other than those described above. Our management will therefore have significant flexibility in applying the net proceeds of this offering. If the net proceeds are not used in a manner beneficial to PurchasePro.com, our business, financial condition and results of operations could be materially and adversely affected.

   Our articles of incorporation and bylaws and Nevada law contain provisions which could delay or prevent a change in control of PurchasePro.com and could also limit the market price of your stock.

   Our articles of incorporation and bylaws will contain provisions that could delay or prevent a change in control of PurchasePro.com. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Some of these provisions:

   . divide our board of directors into three classes;

   . authorize the issuance of preferred stock which can be created and issued by the board of directors without prior stockholder approval, commonly referred to as "blank check" preferred stock, with rights senior to those of common stock;

   . prohibit stockholder action by written consent; and

   . establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

   In addition, certain provisions of Nevada law make it more difficult for a third party to acquire PurchasePro.com. Some of these provisions:

   . establish a supermajority stockholder voting requirement to approve an acquisition by a third party of a controlling interest in PurchasePro.com; and

   . impose time restrictions and/or require additional approvals for an acquisition of PurchasePro.com by an interested stockholder.

   These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. See "Description of Capital Stock" for additional discussion of these provisions.

                           FORWARD-LOOKING STATEMENTS

   This prospectus includes forward-looking statements based largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions identify these forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described above under the caption "Risk Factors." In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

   The net proceeds to us from the sale of            shares of common stock in
this offering are estimated to be approximately $       million ($
million if the underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated offering
expenses of $     .

   We have no current specific plans for use of the net proceeds from this offering, and our management will have broad discretion over the use of the net proceeds. We generally intend to use the net proceeds of this offering for the following:

  . expansion of our sales and marketing activities; and

  . working capital and other general corporate purposes.

   We have not yet determined the actual expected expenditures and thus cannot estimate the amounts to be used for each purpose discussed above. The amounts and timing of these expenditures will vary significantly depending on a number of factors, including, but not limited to, the amount of cash generated by our operations and the market response to our introduction of any new services.

   In addition, we may use a portion of the net proceeds of this offering to acquire or invest in businesses, products, services or technologies complementary to our current business, through mergers, acquisitions, joint ventures or otherwise. However, we have no specific agreements or commitments and are not currently engaged in any negotiations with respect to these transactions. We intend to invest the net proceeds of this offering in short-term, interest bearing, investment grade securities or guaranteed obligations of the U.S. government pending the above uses.

                                DIVIDEND POLICY

   We have never declared or paid dividends on our capital stock and do not anticipate declaring or paying any dividends in the foreseeable future. We currently intend to retain any future earnings for the expansion of our business.

                                 CAPITALIZATION

   The following table sets forth the capitalization of PurchasePro.com as of March 31, 1999:

   . on an actual basis;

   . on a pro forma basis after giving effect to the issuance of 3,300,000 shares of Series B Preferred Stock in June 1999, the issuance of 450,000 shares of common stock to the holders of Series A Preferred Stock, the conversion of all outstanding shares of preferred stock into common stock upon closing of the offering, including a total of 2,100,000 shares of Series A Preferred Stock issued in June 1998 and the shares of Series B Preferred Stock issued in June 1999, the use of proceeds from the Series B Preferred Stock to repay notes payable of $2,050,000 and the write-off of the related debt discount of $310,000, and the assumed exercise of warrants to purchase 389,999 shares of common stock outstanding at March 31, 1999; and

   . on a pro forma basis as adjusted to reflect our receipt of the
     estimated net proceeds from the sale of the                   shares of
     common stock in this offering, after deducting underwriting discounts and commissions and estimated offering expenses.

   You should read the capitalization table together with the sections of this prospectus entitled "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included in this prospectus.

                                                    March 31, 1999
                                          -------------------------------------
                                                                     Pro Forma
                                            Actual      Pro Forma   As Adjusted
                                          -----------  -----------  -----------
Notes payable............................ $ 1,789,984  $    50,000    $
Redeemable convertible preferred stock
 Series A: $0.001 par value; 8%
  convertible; $2.50 liquidation
  preference; 2,100,000 shares
  authorized, issued and outstanding; pro
  forma--no shares authorized, issued or
  outstanding; pro forma as adjusted--no
  shares authorized, issued or
  outstanding............................   4,490,377          --         --
 Series B: $0.001 par value; 8%
  convertible; $3.50 liquidation
  preference(1)..........................   2,500,000          --         --
Stockholders' equity (deficit):
 Common stock: $0.01 par value;
  40,000,000 shares authorized; 7,770,000
  shares issued and outstanding; pro
  forma--40,000,000 shares authorized,
  14,009,999 shares issued and
  outstanding; pro forma as adjusted--
  40,000,000 shares authorized,
              issued and outstanding(2)..      77,700      140,100
 Additional paid-in capital..............   1,178,504   17,160,381
 Accumulated deficit.....................  (9,033,606)  (9,343,622)
                                          -----------  -----------    -------
 Total stockholders' equity (deficit)....  (7,777,402)   7,956,859
                                          -----------  -----------    -------
   Total capitalization.................. $ 1,002,959  $ 8,006,859    $
                                          ===========  ===========    =======

--------
(1) As of March 31, 1999, the board of directors had not authorized the issuance of shares of Series B Preferred Stock. Through March 31, 1999, we had received subscriptions from potential investors for 714,286 shares of Series B Preferred Stock subject to final board approval and authorization.
(2) The number of share of common stock to be outstanding after this offering is based on the number of shares outstanding as of March 31, 1999, and does not include the following:

   . 936,500 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 1999, at a weighted average exercise price of $2.83, under our 1998 Stock Option and Incentive Plan.

   . 2,063,500 shares of common stock available as of March 31, 1999, for future issuance under our 1998 Stock Option and Incentive Plan, of which options to purchase an aggregate of 1,397,280 shares were granted in April and May 1999, at an exercise price of $3.50 per share.

   . 1,500,000 shares of common stock available for future issuance under our 1999 Stock Plan.

                                    DILUTION

   Purchasers of the common stock in this offering will experience immediate and substantial dilution in the net tangible book value of the common stock from the initial public offering price. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the number of shares of common stock outstanding.

  . As of March 31, 1999, our pro forma net tangible book value was $8.0 million, or $0.57 per share of common stock after giving effect to the issuance of 3,300,000 shares of Series B Preferred Stock in June 1999, of which $2.5 million in subscriptions had been received prior to March 31, 1999. The pro forma net tangible book value also gives effect to the issuance of 450,000 shares of common stock to holders of Series A Preferred Stock, the conversion of all outstanding shares of preferred stock into shares of common stock and the exercise of warrants into 389,999 shares of common stock.

  . As of March 31, 1999, our pro forma net tangible book value as adjusted
    for the sale of the         shares offered in this offering and
    application of the estimated net proceeds of $         (after deducting
    the underwriting discounts and commissions and estimated offering
    expenses), would have been approximately $    per share.

This represents an immediate increase of $  .   per share to existing
stockholders and an immediate and substantial dilution of $     per share to
new investors purchasing common stock in this offering. The following table illustrates this per share dilution:

   Assumed initial public offering price..............................     $
                                                                           ----
    Pro forma net tangible book value as of March 31, 1999............
                                                                       ---
    Increase attributable to new investors............................
                                                                       ---
   Pro forma net tangible book value after the offering...............
                                                                           ----
   Dilution to new investors..........................................     $
                                                                           ====

   The following table summarizes on a pro forma basis as of March 31, 1999 the differences between the total consideration paid and the average price per share paid by the existing stockholders and the new investors with respect to the number of shares of common stock purchased from us based on an assumed
initial public offering price of $   and before deducting the underwriting
discounts and commissions and our estimated offering expenses:

                            Shares Purchased       Total Consideration      Average
                            -------------------    ----------------------    Price
                            Number     Percent      Amount      Percent    Per Share
                            --------   --------    ----------  ----------  ---------
   Existing stockholders...                      % $                     %   $
   New investors...........                      %                       %
                             --------    --------  ----------    --------
     Total.................                   100% $                  100%
                             ========    ========  ==========    ========

   The above discussion and tables assume no exercise of the underwriter's over-allotment option and no exercise of any stock options outstanding as of March 31, 1999, but give effect to the exercise of warrants into 389,999 shares of common stock. As of March 31, 1999, there were options outstanding to purchase a total of 936,500 shares of common stock at a weighted average exercise price of $2.83 per share. If these options are exercised in the future it will be further dilutive to investors who purchase shares at the initial public offering price. Options available for grant under our stock option plans may be granted at exercise prices less than the market value of common stock on the grant date. If we grant options below fair market value it could be dilutive to investors who purchase shares at the initial public offering price.

                     SELECTED FINANCIAL AND OPERATING DATA

   We derived the selected consolidated financial data presented below from our historical financial statements and related notes included elsewhere in this prospectus. You should read the selected consolidated financial data together with our historical financial statements, related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   Arthur Andersen LLP, independent public accountants, audited our historical financial statements for the period from inception (October 8, 1996) through December 31, 1996, and for each of the two years in the period ended December 31, 1998. Their report appears in another part of this prospectus. Our historical financial statements for the quarters ended March 31, 1998 and 1999 are unaudited, and in our opinion include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited period. You should not rely on interim results as being indicative of results we may experience for future periods.

                              Inception
                          (October 8, 1996) Year Ended December 31,   Quarter Ended March 31,
                               through      ------------------------  ------------------------
Statement of Operations   December 31, 1996    1997         1998         1998         1999
Data:                     ----------------- -----------  -----------  -----------  -----------
Revenues
 Subscriptions fees.....      $     --      $   512,761  $ 1,307,611  $   173,698  $   529,714
 Transaction fees.......            --              --       153,828          --        79,403
 Other..................            --          162,629      208,799       62,675       64,790
                              ---------     -----------  -----------  -----------  -----------
  Total revenues........            --          675,390    1,670,238      236,373      673,907
                              ---------     -----------  -----------  -----------  -----------
Cost of revenues........            --          213,857      445,639       97,917      162,870
                              ---------     -----------  -----------  -----------  -----------
Gross profit ...........            --          461,533    1,224,599      138,456      511,037

Operating expenses
 Sales and marketing ...         22,592       1,179,327    3,840,776      503,543      909,137
 General and
  administrative .......          9,860       1,344,860    2,895,779      581,645      919,026
 Programming and
  development ..........         86,862         802,175      971,459      232,215      311,438
                              ---------     -----------  -----------  -----------  -----------
  Total operating
   expenses ............        119,314       3,326,362    7,708,014    1,317,403    2,139,601
                              ---------     -----------  -----------  -----------  -----------
 Operating loss.........       (119,314)     (2,864,829)  (6,483,415)  (1,178,947)  (1,628,564)

Other income (expense)
 Interest expense.......         (3,638)       (120,497)    (332,895)     (87,124)    (122,990)
 Other..................            --              --        16,300        8,228        4,335
                              ---------     -----------  -----------  -----------  -----------
  Total other income
   (expense)............         (3,638)       (120,497)    (316,595)     (78,896)    (118,655)
                              ---------     -----------  -----------  -----------  -----------
Net loss before benefit
 for income taxes.......       (122,952)     (2,985,326)  (6,800,010)  (1,257,843)  (1,747,219)
Benefit for income
 taxes..................            --              --           --           --           --
                              ---------     -----------  -----------  -----------  -----------
 Net loss...............       (122,952)     (2,985,326)  (6,800,010)  (1,257,843)  (1,747,219)
                              ---------     -----------  -----------  -----------  -----------
Preferred stock
 dividends..............            --              --      (245,000)         --      (105,000)
Accretion of preferred
 stock to redemption
 value..................            --              --       (90,438)         --       (45,939)
                              ---------     -----------  -----------  -----------  -----------
Net loss applicable to
 common stock...........      $(122,952)    $(2,985,326) $(7,135,448) $(1,257,843) $(1,898,158)
                              =========     ===========  ===========  ===========  ===========
Loss per share
 Basic..................      $   (0.02)    $     (0.39) $     (0.83) $     (0.13) $     (0.25)
                              =========     ===========  ===========  ===========  ===========
 Diluted................      $   (0.02)    $     (0.36) $     (0.78) $     (0.12) $     (0.23)
                              =========     ===========  ===========  ===========  ===========
Weighted average shares
 outstanding
 Basic..................      7,700,000       7,700,000    8,600,000   10,000,000    7,656,667
                              =========     ===========  ===========  ===========  ===========
 Diluted................      8,259,999       8,259,999    9,159,999   10,559,999    8,159,999
                              =========     ===========  ===========  ===========  ===========
Supplemental operating
 data
 Total subscribers, end
  of period.............            --              629        1,831          834        1,978
                              =========     ===========  ===========  ===========  ===========

                                           As of December 31,         As of
                                         ------------------------   March 31,
                                            1997         1998         1999
                                         -----------  -----------  -----------
Balance Sheet Data:
 Cash and cash equivalents.............. $     7,894  $ 1,689,288  $   476,585
 Working capital (deficit)..............  (1,907,159)     907,276     (530,151)
 Total assets...........................     608,565    2,744,757    2,219,286
 Notes payable..........................   2,567,000    1,544,939    1,789,984
 Redeemable convertible preferred
  stock.................................         --     6,339,438    6,990,377
 Total stockholders' equity (deficit)...  (2,708,896)  (5,880,944)  (7,777,402)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion of our financial condition and results of operations should be read together with the financial statements and the related notes included elsewhere in this prospectus and which are deemed to be incorporated into this section. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including but not limited to those set forth under "Risk Factors" and included elsewhere in this prospectus.

Overview

   PurchasePro.com is a leading provider of Internet business-to-business electronic commerce services. We develop public and private online business e-marketplace communities. Our e-marketplaces provide businesses of all sizes with a low cost and efficient e-commerce solution for buying and selling a wide range of products and services over the Internet.

   Our predecessor company was incorporated in October 1996. In January 1998, we incorporated PurchasePro.com and acquired all of the assets and assumed all the liabilities of our predecessor. In August 1998, we acquired our subsidiary company, Hospitality Purchasing Systems (HPS). From October 1996 to the commercial release of our service in April 1997, we were primarily engaged in raising capital and developing our e-marketplace software and network infrastructure.

   In April 1997, we released PurchasePro 1.0, enabling our members to transact e-commerce over our network. Our next release in July 1997 provided this capability over the Internet. In September 1998, we released PurchasePro 3.0, our e-marketplace enabling software. In February 1999, we released
PurchasePro 4.0, which allows members the additional capability of building private e-marketplaces.

   To date, substantially all of our revenues have come from monthly membership subscription fees for access to our e-marketplaces. Most of our members are companies that sell products and services to large hotels and resorts in Nevada and Florida. Generally, our subscription and license fee contracts are entered into on a month-to-month basis. Although we have executed contracts of a longer duration, generally these contracts may be terminated at any time on 30 to 60 days' notice. Some of our contracts may be terminated on even shorter notice, one in as little as 7 days. Some of our agreements with members are verbal and as such may be terminated at any time. In order to build our subscriber base we have also provided Web site hosting services and Internet connectivity services for which we have charged fees. We also charge our members a fee for processing their subscription payments by electronic funds transfer or credit card. In August 1998, our HPS subsidiary began generating transaction fees from group buying services provided to the hospitality industry. In 1999, with the release of version 4.0, we began contracting with larger corporate customers to create customized, private e-marketplaces. Typically, we charge these companies licensing and maintenance fees for this service.

   In the future, we plan to derive revenues from sources other than subscription fees within our private e-marketplaces including transaction fees and fees for catalog building services. In addition, we intend to generate transaction fee revenue from transactions consummated by our members with value added merchandise and service providers. Also we believe we will generate advertising fees from banner and classified advertisements. We cannot assure you that we will be successful in generating any of these additional revenues and fees. See "Risk Factors--Our business model is unproven and we may be unable to implement our business strategy."

   Since our inception on October 8, 1996, we have incurred significant net losses. From inception through December 31, 1996, we had a net loss of $123,000. For the years ended December 31, 1997 and 1998, our net losses applicable to common stock were $3.0 million and $7.1 million, respectively. For the quarters ended

March 31, 1998 and 1999, we had net losses of $1.3 million and $1.9 million, respectively. Through March 31, 1999, our accumulated deficit totaled
$9.0 million.

Results of Operations

 Quarters Ended March 31, 1998 and March 31, 1999

   Revenues. Our revenues consist primarily of subscription fees charged to our members. We have also earned revenues from the sale of Web site development and hosting services. Through HPS, we have earned fees, rebates and commissions for providing a service that consolidates the buying power of its participating members. Other revenue sources consist primarily of Internet service provider, or ISP, connectivity charges which have not been significant to date. Our net revenues increased from $236,000 for the quarter ended March 31, 1998, to $674,000 for the quarter ended March 31, 1999. Substantially all of this increase resulted from growth in our membership.

   Cost of Revenues. Our cost of revenues consists primarily of costs for member support and Web site operations, including fees for independent contractors, compensation for our member support and site operations personnel and, to a lesser extent, ISP connectivity charges and bank and credit card processing charges. Our cost of revenues increased from $98,000 for the quarter ended March 31, 1998, to $163,000 for the quarter ended March 31, 1999. This increase was primarily the result of the continued growth of our member service department. Our gross profit increased from $139,000 for the quarter ended March 31, 1998, to $511,000 for the quarter ended March 31, 1999.

   Sales and Marketing Expenses. Our sales and marketing expenses are comprised primarily of compensation for our sales and marketing personnel, travel and related costs, and costs associated with advertising, trade show and other promotional activities. Our sales and marketing expenses increased from $504,000 for the quarter ended March 31, 1998, to $909,000 for the quarter ended March 31, 1999. This increase is primarily attributable to an increase in the size of our sales force. We plan to continue to increase the size of our sales force and to expand our advertising and marketing activities. We expect that our sales and marketing expenditures will increase significantly, both in absolute dollars and as a percentage of net revenues, as we open sales offices in new geographic regions, increase our marketing efforts and incur additional sales commissions.

   General and Administrative Expenses. Our general and administrative expenses consist primarily of compensation for personnel and, to a lesser extent, fees for outside professional advisors, facilities costs, communications costs and other expenses. Our general and administrative expenses increased from $582,000 for the quarter ended March 31, 1998, to $919,000 for the quarter ended March 31, 1999. The increase is primarily attributable to the increased size of our executive and administrative staffs, increased facilities costs and expanded use of equipment leasing. Our communications costs were significantly higher in the quarter ended March 31, 1999 as compared to the same period in 1998, as a result of our expansion into new geographic areas throughout 1998. Other general and administrative expenses increased primarily as a result of an increase in our reserve for doubtful accounts. We expect that our general and administrative expenses will increase in absolute dollars as we continue to expand our operations but remain relatively constant as a percentage of net revenues.

   Programming and Development Expenses. Programming and development expenses consist primarily of compensation for our product development staff and payments to outside contractors. Our product development expenses increased from $232,000 for the quarter ended March 31, 1998, to $311,000 for the quarter ended March 31, 1999. The increase is primarily attributable to an increase in our programming staff. We expect that our programming and development expenses will increase in absolute dollars as we continue to develop and enhance our service offerings but remain relatively constant as a percentage of net revenues.

   Interest Expense. Interest expense primarily relates to borrowings from our principal stockholder in 1997, notes payable outstanding from January 1998 through June 1998 and notes payable outstanding since

September 1998 and December 1998. Our interest expense increased from $87,000 for the quarter ended March 31, 1998, to $123,000 for the quarter ended March 31, 1999. The increase resulted from an increase in the total amount of notes payable outstanding and a higher effective interest rate due to amortization of debt discount.

 Years Ended December 31, 1997 and December 31, 1998

   Revenues. Revenues increased from $675,000 for 1997 to $1.7 million for 1998. Substantially all of this increase resulted from growth in our membership.

   Cost of Revenues. Our cost of revenues increased from $214,000 for 1997 to $446,000 for 1998. This increase was primarily the result of increasing the staffing levels of our member service department. Our gross profit increased from $462,000 for 1997 to $1.2 million for 1998.

   Sales and Marketing Expenses. Our sales and marketing expenses increased from $1.2 million for 1997 to $3.8 million for 1998. This increase was primarily attributable to expansion of our sales force into several geographic regions throughout the country, attendance at numerous trade shows, advertising campaigns, and costs of producing marketing materials and a significant non-cash charge related to the issuance of common stock to a stockholder at a price below market value in connection with services provided by a stockholder.

   General and Administrative Expenses. Our general and administrative expenses increased from $1.3 million for 1997 to $2.9 million for 1998. This increase was primarily attributable to increasing the size of our executive and administrative staffs and legal fees and, to a lesser extent, equipment leasing and communication costs and an increase in our reserve for doubtful accounts.

   Programming and Development Expenses. Our programming and development expenses increased from $802,000 for 1997 to $971,000 for 1998. The increase is primarily attributable to increased salaries, payroll taxes and employee benefits associated with the development of new versions of our network during 1998.

   Interest Expense. Our interest expense increased from $120,000 for 1997 to $333,000 for 1998. This increase resulted from the issuance of $2.3 million of notes payable in January 1998 that were repaid in June 1998, $1.5 million of notes payable in September 1998 and $350,000 of notes payable in December 1998.

 Period from Inception (October 8, 1996) through December 31, 1996 and Year Ended December 31, 1997

   Revenues. We did not have any revenues prior to April 1, 1997. Prior to that time, we were principally engaged in the development of our basic service. In April 1997, we released PurchasePro 1.0 and began generating revenues. Our revenues were $675,000 in 1997.

   Cost of Revenues. We did not have any cost of revenues prior to April 1, 1997. After we commenced offering our services, we began to incur cost of revenues due to the establishment of our customer service department and bank and credit card processing charges. In 1997, our cost of revenues was $214,000, and our gross profit was $462,000.

   Sales and Marketing Expenses. Sales and marketing expenses increased from $23,000 for 1996 to $1.2 million for 1997. We began limited marketing of our service in 1996, and in 1997, we expanded our sales and marketing force, entered new markets and began various marketing activities.

   General and Administrative Expenses. Our general and administrative expenses increased from $10,000 for 1996 to $1.3 million for 1997. In 1997, we significantly increased our administrative staff, incurred professional fees and facilities costs, and established a reserve for estimated doubtful accounts.

   Programming and Development Expenses. Our programming and development expenses increased from $87,000 for 1996 to $802,000 for 1997. In 1997, we continued to upgrade our network capacity and functionality.

   Interest Expense. Interest expense increased from $4,000 for 1996 to $120,000 for 1997. In 1997, interest expense was primarily related to a note payable issued to our principal stockholder.

Liquidity and Capital Resources

   Since our inception on October 8, 1996, we have had significant negative cash flows from our operations. For the period from inception through December 31, 1996, we were in the development stage and used $70,000 of cash for operations. For the years ended December 31, 1997 and 1998, we used $1.9 million and $6.0 million, respectively, in our operating activities. For the quarter ended March 31, 1999, we used a total of $1.7 million in our operating activities. Cash used in operating activities in each period resulted primarily from net loss in those periods. Since our inception, we have used cash totaling $1.3 million in our investing activities, which have consisted primarily of expenditures for computer and related equipment, furniture and fixtures, communication equipment and leasehold improvements as well as deposits on various equipment leases. For the period from inception through December 31, 1996, we used $72,000 of cash for investing activities. For the years ended December 31, 1997 and 1998, we used $655,000 and $360,000, respectively, of cash for investing activities. For the quarter ended March 31, 1999, we used $220,000 of cash for investing activities.

   Since inception, we have financed our operations primarily from the issuance of common stock, proceeds of notes payable, and the sale of Series A Preferred and Series B Preferred Stock. During the period from inception through December 31, 1997, Charles E. Johnson, Jr., our principal stockholder and Chief Executive Officer, contributed $139,000 in capital and loaned us $2.5 million. In January 1998, we borrowed $2.3 million from various individuals and used $813,000 of the proceeds to repay a portion of the previous borrowings from Mr. Johnson. In April 1998, Mr. Johnson advanced an additional $387,000 to us. In June 1998, we completed our Series A Preferred Stock offering and received net proceeds of $5.0 million. We used a portion of the proceeds from the Series A Preferred Stock offering to repay the $2.3 million notes payable from our January 1998 borrowing and repaid Mr. Johnson $310,000. In connection with the closing of the Series A Preferred Stock offering, Mr. Johnson contributed his remaining notes payable totaling $1.8 million to us as equity. We did not issue any new shares to Mr. Johnson in exchange for this contribution. Between September and November 1998, we obtained financing in the form of notes payable totaling $1.5 million, including $500,000 from Mr. Johnson. In December 1998, Mr. Johnson loaned an additional $250,000 and in March 1999 he loaned another $200,000 to us. In December 1998, we commenced our Series B Preferred Stock offering. Through December 31, 1998, we had received $2.0 million in cash pursuant to subscription agreements for shares of Series B Preferred Stock; and through March 31, 1999, we had received an additional $500,000 in cash pursuant to subscription agreements for shares of Series B Preferred Stock. We completed the Series B Preferred Stock offering in June 1999 and received aggregate proceeds of $11.6 million. In June 1999, Mr. Johnson was repaid the total amount of his outstanding loans from the proceeds of the Series B Preferred Stock offering. See "Certain Transactions."

   As of March 31, 1999, our principal source of liquidity was approximately $500,000 of cash and cash equivalents. As of March 31, 1999, we had no material commitments for capital expenditures, but we expect such expenditures to be approximately $1.0 million during the remainder of 1999. Such expenditures will primarily be for computer equipment to expand and enhance our network. We have entered into several non-cancelable lease commitments that will require payments of approximately $2.3 million over the next five years.

   We believe that we have sufficient cash and cash equivalents, including the proceeds from this offering, to fund our operating and investing activities for at least the next 18 months. However, we may need to raise additional funds in future periods through public or private financings, or other arrangements. Any additional financings, if needed, might not be available on reasonable terms or at all. Failure to raise capital when needed could harm our business, financial condition and results of operations. If additional funds are raised through the issuance of equity securities, additional dilution could result. In addition, any equity securities issued might have rights, preferences or privileges senior to our common stock.

Year 2000 Issues

   Many currently installed computer systems, software products and other control devices are unable to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' computer systems, software products and control devices may need to be upgraded or replaced in order to operate properly in the year 2000 and beyond.

   We have designed our current products to be year 2000 compliant. However, we cannot assure you that our current products do not contain undetected errors or defects associated with year 2000 date functions. Further, we cannot assure you that the technology we license from third parties and incorporate into our products does not contain errors or defects. If any such errors or defects do exist, we may incur substantial costs to resolve them.

   The internal systems used to deliver our services utilize third-party hardware and software. We have contacted many of our infrastructure product vendors in order to gauge their year 2000 compliance. Based on these vendors' representations, we believe that there may be a number of third-party hardware and software systems that require some upgrade in order to be year 2000 compliant. We are currently in the process of effecting these upgrades and currently estimate the costs of such efforts to be less than $500,000. While we expect to be able to complete these upgrades in a timely manner, we cannot assure you, however, that we will timely complete these upgrades or that we will not experience unanticipated problems, including material costs caused by undetected errors or defects in the technology used in our internal systems.

   In addition, our members' and strategic partners' internal operating systems and other software applications must operate effectively for them to use our products and services effectively. If these systems or applications are not year 2000 compliant, our members may not use our products and services and our strategic partners may not be able to provide service to us. We cannot predict to what extent our members' and strategic partners' systems and applications are year 2000 compliant.

   In addition, our service and network are dependent on Internet and telecommunication connectivity. We cannot predict year 2000 compliance of these service providers.

   As the year 2000 approaches, there is a risk that orders for our products will be reduced or delayed as information technology departments within companies reallocate their capital expenditures to prepare for the year 2000 and resolve year 2000 problems. If companies do defer purchases of our products and services because of such reallocation, such a resulting reduction in orders could significantly impact our business.

   We have no specific contingency plan to address the effect of year 2000 noncompliance. If, in the future, it comes to our attention that certain of our products need modification, or certain of our third-party hardware and software are not year 2000 compliant, then we will seek to make modifications. In such case, we expect such modifications to be made on a timely basis, and we do not believe that the cost of such modifications will have a material effect on our operating results. We cannot assure you, however, that we will be able to modify our products, services and systems in a timely and successful manner to comply with the year 2000 requirements.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The FASB recently proposed an amendment to SFAS No. 133, which would delay the effective date for one year. We currently do not engage in, nor do we expect to engage in, derivative or hedging activities, and therefore, we do not believe that SFAS No. 133 will have a material impact on our results of operations or financial position.

                                    BUSINESS

PurchasePro.com, Inc.

   PurchasePro.com is a leading provider of Internet business-to-business electronic commerce services. Our e-commerce solution is comprised of public and private communities that we call "e-marketplaces" where businesses can buy and sell a wide range of products and services over the Internet in an efficient, competitive and cost-effective manner. Our target customers are primarily the small and medium sized businesses that constitute over 99% of the businesses in the United States according to estimates by the U.S. Small Business Administration. We have designed our e-marketplaces to meet the needs of these customers and their large business partners.

   Our solution is designed for quick deployment and immediate use. With a standard Internet connection, a Web browser and a PurchasePro.com membership, our e-marketplace members can participate in interactive buying and selling communities. Our e-marketplaces are customizable and scalable, utilizing an open-architecture platform that can be integrated with members' existing enterprise resource planning and accounting systems.

   Our solution takes advantage of the growth, pervasiveness, low costs and community building nature of the Internet as a basis for e-commerce for the broad business-to-business market. We believe our e-marketplaces grow in value as each new member brings new products or services and buying power to our communities.

   Our e-marketplaces are designed to streamline the procurement cycle for our members--from sourcing to bidding to order to payment. Our e-marketplaces enable each member to participate as both a buyer and a seller. When acting as buyers, our members can realize a reduction in processing costs, achieve improved pricing, enforce corporate purchasing policies and maintain an audit trail for evaluating purchasing programs. When acting as suppliers, our members can strengthen relationships with existing customers, reach new buyers and lower sales, marketing and administrative costs.

   We began developing our service in 1996 by closely evaluating the purchasing process of the hospitality industry that is characterized by high volume, frequent purchases of a broad range of goods and services by a large number of geographically distributed buyers. We capitalized on the large-property purchasing expertise of several Las Vegas-based hotels and resorts to develop, test and validate our service. These hotels have provided important marketing references for the expansion of our e-marketplaces. Since launching our public e-marketplace in April 1997, we have continuously upgraded the functionality of our service. Our most recent enhancement enables the creation of private e-marketplace communities for access on an invitation-only basis.

   Our target customers are primarily small and medium sized businesses. We also pursue relationships with large organizations, providing us with access to and assistance in recruiting their numerous small and medium sized business partners as potential members for our e-marketplaces. These large organizations include America West Arena, Arizona Diamondbacks, Caesars Palace, Carnival Cruise Lines, Circus Circus Enterprises, MeriStar Management Company, MGM Grand, Mission Industries, Nevada Power Company, Park Place Entertainment and Phoenix Suns. In addition, Best Western International, Building One Services, Marriott International and Prime Hospitality are using our services to develop and maintain private e-marketplaces. We also have sales and marketing relationships with ZoomTown.com, a subsidiary of Cincinnati Bell, Inc., the Greater Phoenix Chamber of Commerce, Hospitalitycity pte ltd and the National Association of Women Business Owners.

Industry Overview

   Growth of Internet Usage and E-Commerce. The Internet and related technologies are revolutionizing the way businesses and consumers communicate, share information and conduct business. As the number of Internet users and the sophistication of Internet-enabled content and development tools have increased, the Internet's functionality has expanded from a medium primarily for publishing information to one that enables more complex business-to-business communications and commerce. At the same time, businesses across many industries are facing increasing competitive pressures to lower costs, decrease inventories and improve sales and marketing productivity. To address these challenges, businesses are increasingly replacing paper-based transactions with Internet e-commerce solutions that provide cost-effective and efficient channels for connecting and transacting with global suppliers, distributors and customers. Forrester Research estimates that the business-to-business e-commerce market will grow from $43 billion in 1998 to $1.3 trillion by 2003, representing a compound annual growth rate of approximately 98%.

   Inefficiencies in Corporate Purchasing and Supply. Historically, the purchasing of supplies and services has involved significant manual processes and in many industries has been highly fragmented and decentralized. Decentralized purchasing makes it difficult for businesses to manage employee purchases, control spending, and prevent duplicative or unauthorized orders. Many companies do not have an efficient and easy-to-use means of executing and managing purchases of supplies and services. According to the Center of Advanced Purchasing Studies, corporate purchases of goods and services represent on average 38% of a company's revenues. Cost-effective purchasing is an important contributor to improving a company's profitability. Despite the importance of the purchasing function and the prevalence of information technology systems in many enterprises, purchasing at many companies remains heavily paper-based, labor-intensive, and decentralized. AMR Research estimates that the cost per procurement transaction for non-production supplies and services ranges from $75 to $175. These costs can exceed the cost of the items being purchased. In addition, these time consuming processes often result in fulfillment delays to end-users, leading to productivity losses.

   Traditional Electronic Purchasing. A number of companies have attempted to use information technology to reduce the inefficiencies that characterize most corporate purchasing functions. Although existing electronic purchasing methods have helped facilitate e-commerce, we believe that these current methods have limitations that prevent widespread adoption by buyers and sellers:

   . Conventional Electronic Data Interchange. Electronic data interchange, or
     EDI, systems involve a set of uniform formats for commercial documents such as invoices and purchase orders that allow computers to exchange such documents across private networks without human intervention. Forrester Research estimates that of the 2 million U.S. companies with 10 or more employees, only five percent have deployed conventional EDI systems. Barriers to implementation include the high cost of installation and maintenance as well as significant, on-going transaction fees. Because EDI systems rely on the execution of pre-defined transactions, they generally are not well suited for dynamic procurement environments involving many buyers and suppliers or a wide variety of goods and services.

   . Enterprise Purchasing Software Systems. A number of vendors have developed purchasing software systems designed to improve the coordination of the purchasing function across large enterprises. Most of these systems are expensive to license, with up-front licensing fees that can exceed $1 million. Users also typically pay ongoing maintenance fees. Additionally, the complexity of these systems typically requires a lengthy and expensive implementation process.

   Furthermore, most EDI and enterprise purchasing software systems do not offer a full spectrum of online procurement functions, such as sourcing from multiple suppliers and placing simultaneous bid requests with multiple suppliers. Due to the expense and complexity of these systems, they are generally unsuitable for all but the largest organizations.

   The PurchasePro.com Opportunity. Companies recognize the necessity to establish an electronic platform that can be utilized by both large and small business partners cost effectively, with limited hurdles to rapid implementation and use. The Internet provides a cost-effective medium for businesses, regardless of size, to link directly to their communities of customers, suppliers and other business partners. PurchasePro.com takes advantage of the low costs and community building nature of the Internet to deliver our business-to-business e-commerce solution.

The PurchasePro.com Solution

   PurchasePro.com's business-to-business e-commerce solution is comprised of public and private e-marketplaces where businesses can buy and sell a wide range of products and services over the Internet in an efficient and cost-effective manner. With a PurchasePro.com membership, large and small companies can participate in an interactive e-marketplace community of businesses seeking to expand sales and lower costs. We believe our service enables companies and their trading partners to quickly realize the benefits of increased efficiency, faster turnaround and more timely information. Our user-friendly solution is scalable in its application, provides many features and is designed to provide the following benefits:

   Lower Operating Costs. By eliminating many costly and time-consuming functions of traditional, paper-based buying and selling, our e-marketplaces may allow companies to reduce operating costs and shorten cycle times in the purchasing and selling processes. Our solution enables members to rapidly prepare bid requests and simultaneously distribute them electronically to multiple parties. Responding bids are automatically aggregated and compiled in line-item comparison reports for easy analysis, enabling purchase orders to be expedited. Moreover, our service operates as a rapidly deployable outsourced solution that does not require companies to install expensive enterprise purchasing software systems and hire costly information technology specialists to maintain and manage these systems.

   Lower Prices. We believe many of our members have realized significant reductions in the cost of the goods and services they have purchased as members of our e-marketplaces. Our e-marketplaces support competitive bidding in response to bid requests from buyers. By automating the sourcing process, our solution allows companies to send out bid requests for smaller quantities more efficiently and expand the number of suppliers from which they request bids. Furthermore, buyers can achieve economies of scale by aggregating purchasing among subsidiaries and divisions and benefit from group buying discounts that we plan to negotiate with national suppliers participating in our e-marketplaces.

   Improved Management and Control. Our solution allows companies to proactively manage procurement through user-defined approval procedures. Procurement managers, for example, can pre-set the level of access and purchasing authority for each staff member. Utilizing the workflow features of our service, managers can quickly view, analyze and manage employee activities, providing improved control and more informed purchasing decisions. In addition, our solution automatically generates inquiry and transaction records facilitating improved documentation and auditing. We also maintain records of procurement activity by our members that can be used to verify or validate transactions.

   Better Information. Our service provides members with up-to-date pricing, product and supplier profile information on a 24-hour, 7-day a week basis. Our solution allows suppliers to maintain real-time control of pricing and other descriptive information about products and services they offer, helping to ensure that potential buyers obtain accurate information in a customizable format.

   Greater Access to Business Partners. We believe that our e-marketplaces enable members to access new customers and suppliers. With our public e-marketplace, members can communicate with and conduct business among a broad array of companies in a highly efficient manner. In addition, we believe that our solution enables many of our members to offer, for the first time, their goods and services for sale over the Internet.

Our Strategies

   Our objective is to be the preferred business-to-business e-commerce solution through our public and private e-marketplaces. Key strategies to achieve our objective include:

   Expand Our Membership. We intend to expand our membership through the following:

  . Build Upon Our Leadership Position Serving the Hospitality Industry. We believe we are the leading provider of business-to-business e-commerce solutions to the hospitality industry and its suppliers. We have grown our e-marketplace membership by focusing on major hospitality buyers with large supplier bases. Through our direct and indirect sales channels and by using our existing relationships, we plan to develop new partnerships within the hospitality industry to further increase our membership base.

  . Pursue New Vertical Markets. We are applying our solutions to markets with similar procurement characteristics to the hospitality industry. These markets include:

     . architecture, engineering and construction      . food services
     . colleges and universities                       . healthcare
     . facilities management                           . janitorial supply
                                                         distribution

  . Enter New Geographic Markets. We are expanding into new geographic markets by establishing new relationships or leveraging our current relationships with large buyers or suppliers with operations in those locations. These business partners provide us access to their business partners, allowing us to establish a foothold in new major metropolitan areas. In addition, we recently licensed our e-marketplace software to a third party that will market our solution to the hospitality and travel industry in Asia and the South Pacific.

   Encourage Users to Rely on Our E-marketplaces. We believe that as members increase their usage of our e-marketplaces, they become more reliant on the PurchasePro.com solution as an important part of their procurement processes. Our service often reduces repetitive clerical tasks associated with the procurement process for both buyers and sellers. Moreover, the benefits of our service are increased when it is integrated with existing enterprise information systems. Active buyers have reported significant cost savings realized from reductions in forms, communication charges and other labor and materials as well as improved pricing arising from the competitive bidding on the e-marketplace.

   Develop Multiple Revenue Streams. Substantially all of our current revenues are derived from member subscription fees paid for access to our public e-marketplace. However, we are developing a number of additional revenue sources including:

  . public and private e-marketplace transaction fees;

  . advertising revenues including banners, classified ads, and other electronic promotions;

  . licensing and recurring maintenance fees from larger corporate accounts that create and sponsor private e-marketplace communities; and

  . network hosting fees and administration charges.

We believe that over time the revenues from these and other sources will become a larger part of our overall revenue mix.

   Provide Value Added Services. We intend to expand the value-added services that we offer to our members. We plan to make available products and services such as reduced rates and fees from long distance telephone carriers, cellular service providers and worker's compensation insurers. In addition, we intend to offer discounts on office products and other business consumables through our sales and marketing partners. We intend to make these discounts available to all members so that even smaller companies can realize cost savings associated with participating in a large buying group.

   Pursue Strategic Sales and Marketing Relationships. We intend to continue to pursue strategic sales and marketing relationships to expand our membership, extend our marketing reach, provide value-added merchandise or services and further develop our e-marketplaces in a rapid and cost-effective manner. Our current sales and marketing partners include ZoomTown.com, a subsidiary of Cincinnati Bell, Inc., Hospitalitycity pte ltd and the Greater Phoenix Chamber of Commerce.

   Strengthen the PurchasePro.com Brand. We plan to expand and enhance our marketing initiatives to increase our brand awareness and identity. These initiatives will include traditional and Internet based advertising targeted at selected audiences, interviews and articles in business media and trade publications and direct sales and telemarketing. We also engage in joint-marketing and sales efforts with our business partners.

Our Services

   Our e-marketplaces are designed to streamline the procurement cycle for our members--from sourcing to bidding to order to payment. Our e-marketplaces enable each member to participate as both a buyer and a seller. When acting as buyers, our members can realize a reduction in processing costs, achieve improved pricing, enforce corporate purchasing policies and maintain an audit trail for evaluating purchasing programs. When acting as suppliers, our members can strengthen relationships with existing customers, reach new buyers and lower sales, marketing and administrative costs. Our e-marketplaces are online business-to-business e-commerce communities. With the recent enhancements to our e-marketplace software, members can create private e-marketplaces.

 Basic Membership Services

   Online Buying and Selling. Our e-marketplace solution enables our members to interact as buyers and suppliers, streamlining their purchase and sale process over the Internet. Members using the e-marketplace's competitive bidding function send a request for a bid (including requests for line item price quotes) to suppliers who respond electronically with pricing and availability information. The request for bids can be "sealed" electronically so that the buyer cannot view the responses until a specified date and time. Through our competitive bidding function, we believe that buyers can achieve cost savings on the prices of products purchased.

   Our e-marketplaces provide members with a marketing tool that enables them to sell to all the other members of our e-marketplaces. Small suppliers can compete on a more equal footing with larger suppliers. As a result, we believe our e-marketplace is an effective tool for suppliers to achieve deeper marketing and sales penetration in their primary markets and to enter new geographic markets on a cost-effective basis.

   Access to a Broad Electronic Database of Potential Business Partners. Our e-marketplaces allow members to query and shop from the offerings of our members. This provides users with the opportunity to purchase from their existing suppliers as well as develop new supplier relationships.

   Real-Time Information. Our e-marketplaces provide for the real-time updating of database information. After suppliers have responded with bids, buyers can analyze the responses through line item comparison reports with the opportunity to select one supplier's bid or to select specific items from selected suppliers. Since the information provided by the suppliers can be analyzed quickly, response time on bids can be significantly reduced. After a bid is accepted, our e-marketplaces allow buyers to create and send electronic purchase orders, and to finalize the payment and delivery instructions to complete the purchase. In addition, suppliers can create online catalogs that provide real-time dissemination of accurate information in a more cost efficient manner than with printed materials.

   Reporting Services. E-marketplace members can review their bids and purchase orders through keyword, date, supplier or purchase order number searches. Members can generate comprehensive reports on their activity based on their search results. Further line-by-line detail can be obtained for each bid or purchase order by using the analytical tools available on our e-marketplaces. For example, the Quick Check Report compares the responses of every line item for each of the suppliers, calculating the price per unit and indicating which supplier has the lowest price per item for that particular item. The report also provides the necessary information for purchasing agents to make future decisions based on price, service or possible long-term contracts. The information can be exported via ASCII, EDI, ODBC-compliant files, or Excel worksheets, so that members can transfer the information to their enterprise resource planning and accounting systems for further reporting and data archiving.

   Procurement Controls. Members can restrict employee access to the various levels of our e-marketplaces. A client password file is checked at each member login and whenever members access the database. Members can monitor employee requests for proposals and purchase orders. Members can also select options that limit employee access to selected suppliers, specific items, quantities and service features. Through such protocols, control over corporate purchasing is significantly enhanced without the installation of expensive enterprise purchasing software systems.

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

   Community. We continue to expand our services to help foster interaction among e-marketplace members. Our members currently have access to e-mail accounts, and we plan to introduce additional features such as industry trade news, discussion forums, chat rooms and bulletin boards, all of which foster active community participation among our members. We expect to continue to add features, content and services that enhance the benefits of membership in the PurchasePro.com community.

   Purchasing Discounts for Members. We intend to negotiate group discounts with national suppliers for our e-marketplace members. In return for our providing electronic access to our large membership base, we expect these suppliers to provide discounts to our members irrespective of size. As such, we plan to expand our value proposition to our community, particularly to those smaller companies that do not normally benefit from the pricing economies of their larger competitors.

 Other Membership Services

   Private E-marketplaces. With the recent enhancements to our e-marketplace software, members can create private e-marketplaces. Private e-marketplaces allow buyers or suppliers to sponsor a community of selected business partners on an invitation-only basis. In these communities, the sponsoring company invites selected trading partners to participate in customized programs such as special pricing arrangements and product offerings. We are developing private e-marketplaces for Best Western International, Building One Services, Marriott International and Prime Hospitality.

   E-marketplace Catalogs. We create customized electronic catalogs for our members that enable buyers to browse through a supplier's product and service offerings and "drag and drop" their desired selections directly into a purchase order. We also offer a catalog maintenance service.

   Web Site Development, Hosting and Maintenance. We construct Web sites for our members on a trial basis. After the initial trial period, members are charged a monthly hosting fee. These sites enable members to provide additional information on their products and services to other members. We also market to our members upgrades to these Web sites, which have resulted in additional fees.

   Banner Advertisements. We offer banner advertisements on our e-marketplace as a direct marketing tool for our members. When a buyer sources products, a banner advertisement appears promoting a related product offered by a particular supplier.

   Classified Advertising. Our classified advertising section provides real-time advertising directly from members. All advertisements can be accessed by keyword searches and can be posted and terminated in real-time.

 Group Buying Services

   In addition to our public and private e-marketplaces, we offer group buying services to the hospitality industry through our Hospitality Purchasing Systems subsidiary. This subsidiary consolidates the buying power of the properties that it represents to obtain volume discounts that might otherwise only be available to larger buyers. We receive fees from buyers and rebates from suppliers. We are marketing our PurchasePro.com solution to participants of this buying group.

Our Revenue Sources

   To date, our primary source of revenues has been subscription fees paid by our members. In order to build our e-marketplace membership, we have provided free access to our public e-marketplace and technical support to large corporate members. In return we have gained access to and assistance in recruiting their small and medium sized business partners as members of our e-marketplace.

   We plan to expand our revenue sources over time to include the following:

   Transaction Fees. We intend to charge transaction fees on purchases consummated by our members with our strategic partners and value added merchandise and service providers. In addition, in certain of our private e-marketplaces we intend to derive revenues from transaction fees levied on sales within the community.

   Licensing, Maintenance and Network Hosting Fees. We charge a one-time licensing fee and annual maintenance fees for private e-marketplaces in place of or in certain cases in addition to transaction fees. We also charge recurring fees for hosting the network upon which these private e-marketplaces are deployed.

   Other Revenue Sources. Other revenue sources include advertising and Web site development, hosting and maintenance. As our membership grows, we intend to charge for banner and classified advertisements that we presently offer as a free service. We also construct Web sites for our members and charge monthly hosting and maintenance fees after an initial trial period.

Strategic Relationships

   We have established, and will continue to pursue, strategic relationships in order to grow revenues, to provide indirect sales and marketing of our e-marketplaces, and to enhance our e-marketplace services. The following are examples of our strategic relationships:

   ZoomTown.com. In May 1999, we entered into an agreement with ZoomTown.com, a subsidiary of Cincinnati Bell, Inc. We have granted to ZoomTown.com, as our agent and representative, the exclusive right to market and offer access to our e-marketplaces in Ohio, a co-exclusive right in Kentucky, and a nonexclusive right in other domestic markets until April 2001. Under the agreement ZoomTown.com may co-brand our e-marketplaces. In addition, ZoomTown.com can extend its exclusive rights to market and offer access to our e-marketplaces under a ZoomTown.com co-brand to include the states neighboring Ohio and Kentucky. ZoomTown.com receives sales commissions for members it adds to the co-branded e-marketplaces.

   Greater Phoenix Chamber of Commerce. In January 1999, we entered into a revenue sharing and joint marketing agreement with the Greater Phoenix Chamber of Commerce, a 3,600 member regional chamber of commerce that promotes business and civic causes within Maricopa County, Arizona. Under the agreement the chamber became our exclusive distributor of our e-marketplace services in this territory under the Phoenix Marketplace brand. Through this alliance, PurchasePro holds regular seminars at the chamber's facilities and the chamber actively solicits businesses in the greater Phoenix area to participate in the e-marketplace. The agreement terminates in January 2001.

   Hospitalitycity pte ltd. In June 1999, we entered into an agreement with Hospitalitycity pte ltd, a Singapore company that is an e-commerce solution provider to the hospitality and travel industries in Southeast Asia and the South Pacific. Under this agreement, we have granted to Hospitalitycity an exclusive license to our proprietary technology to create e-marketplaces in Australia, China, Indonesia, Malaysia, New Zealand, the Philippines, Singapore, Taiwan and Thailand until June 2002. Pursuant to the license, Hospitalitycity may market our e-commerce solution and provide support services to persons or entities engaged in the hospitality and travel sectors as an independent party authorized by PurchasePro.com. In return, we receive a percentage of all gross revenue received by Hospitalitycity and its affiliates in connection with this arrangement.

   National Association of Women Business Owners. In April 1999, we entered into a two year alliance agreement with the National Association of Women Business Owners, a national organization dedicated to the promotion of women's businesses and commercial activities. Under this agreement, the association will promote PurchasePro.com to its members, and PurchasePro.com will provide special pricing and services to association members and access to our e-marketplace through which other organizations can contact and do business with women-owned businesses.

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

Our E-marketplace Members

   The following is a representative list of our major e-marketplace members:

National Accounts                  Nevada                      Florida
American Hotel Register            Marnell Corrao Construction The Breakers Hotel
Best Western International         MGM Grand                   Carnival Cruise Lines
Building One Services              Mission Industries          Loews Hotels
Caesars Palace                     Nevada Power Company        Registry Resort
Circus Circus Enterprises          Rio Hotel and Casino        Seaway Hotel Corporation
Marriott International             State of Nevada
MeriStar Management Company
Mirage Resorts
Park Place Entertainment
Prime Hospitality
Richfield Hospitality
Tropicana Casino and Resort

Lexington/Louisville, Kentucky
and Cincinnati, Ohio               Arizona
Amtek Electrical                   America West Arena
Ball Homes                         Arizona Diamondbacks
Clay Ingels Company                Embassy Suites Scottsdale
Central Baptist Hospital           Bank One Ballpark
Fidelity National Credit Services  ILX Resorts
Host Communications, Inc.          Greater Phoenix Chamber of Commerce
Lodestar Energy                    Phoenix Suns
Montgomery Inn                     Scottsdale Princess
St. Joseph Hospital
University of Louisville Hospital

   These relationships provide us with access to and assistance in recruiting a large number of small to medium sized companies for our e-marketplaces.

Sales and Marketing

 Sales Strategy

   We sell through direct and indirect channels. Our direct sales group targets buyers, suppliers and their respective business partners. As of April 30, 1999 we had 66 people in our sales and marketing group, and we plan to significantly expand this group over the next 12 months. Sales offices in the United States currently include Las Vegas, Nevada and Phoenix, Arizona. We also have sales representatives located in Washington, D.C., Orlando, Florida and Atlantic City, New Jersey.

   The sales forces of our sales and marketing partners offer our services to their business partners. For example, we have entered into an agreement with ZoomTown.com, a subsidiary of Cincinnati Bell, Inc., to co-brand our e-marketplace. Under this agreement, ZoomTown.com receives sales commissions on revenues from members added to the e-marketplace through their efforts. To gain market presence and exposure to potential new members, we plan to team with large buyers and suppliers that have strong industry backgrounds and market presence in their respective markets and geographic regions.

 Marketing Strategy

   Our marketing strategy focuses on increasing our brand awareness and identity. We intend to continue to market ourselves through traditional and on-line business media and trade publications. Co-branded relationships, such as our ZoomTown.com partnership, and cooperative direct mail initiatives support our direct marketing efforts. We participate in events, conferences and trade shows to promote our business-to-business brand presence.

Member Service and Support

   We provide member service support on a 24-hour per day, 7-day per week basis. Our customer support department is responsible for day-to-day contact with members and responds to questions from members through e-mail and a 24-hour toll-free number. This department is responsible for retaining and increasing use by existing members and is an important aspect of member satisfaction.

Technology and Operations

   PurchasePro.com's proprietary e-marketplace technology serves as the enabling platform for all of our solutions. This community-oriented, trading network technology resides centrally on our servers located at our headquarters. Members access our service using either a standard Web browser or our proprietary client software. We have designed our technology and operations with the following key characteristics, many of which are based on our centralized architecture:

   Scalability. Our architecture is scalable, enabling us to accommodate membership growth. This scalability permits us to quickly add our members' business partners to our e-marketplaces without those members incurring infrastructure costs.

   Accuracy. We have designed our system to enable each member to maintain their information on our databases so that other users can access the most current data. In addition, by using custom interfaces to our client software, members can automate the process of maintaining their data.

   High-speed. Communications between members using our client software and our servers are increased up to four times faster than standard data transfer rates utilizing our proprietary data structure and communication technologies. Because our communications technology utilizes industry-standard compression techniques and HTTP protocols, it permits high-speed data communication across firewalls and proxy servers.

   Reliability. We currently maintain four T1 Internet connections. The client connections are load balanced over our application servers. Database servers are configured to be fault-tolerant and their hard drives can be swapped while the system is operating. These databases are replicated on additional back-up servers for quick access. Uninterruptible power supplies support all production servers.

   Compatibility. Our software makes significant use of standard software programming languages, interfaces and protocols, including Visual Basic, C++, HTTP and Transact-SQL. The use of ODBC (Open Database Connectivity) compliant databases and plug-in technologies allows integration with enterprise accounting and management systems such as Stratton-Warren and Oracle systems. Data transfer protocols such as EDI, OBI and XML are also supported.

   Security. Multiple layers of security, including secure socket layer technology from Verisign, protect the service network and data. Our network uses up to 128-bit standard encryption technology, along with rigorously monitored firewalls and other restrictions and physical or electronic separations to prevent harm to the service. Servers add, update, and retrieve data through procedures designed to prevent improper access to data. Additionally, our staff has restricted access to our e-marketplace data and network. All servers are equipped with virus detection and removal software, including an enhanced version on our mail server.

   Recovery. In addition to the redundant database servers, all member data is backed-up to tape every thirty minutes and removed from the premises on a daily basis for off-site storage.

Intellectual Property

   We regard our copyrights, service marks, trademarks, trade secrets and similar intellectual property as important to our success, and rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers and business partners to protect our proprietary rights. Despite our precautions, unauthorized third parties may copy certain portions of our services or reverse engineer or obtain and use information that we regard as proprietary. End-user license provisions protecting against unauthorized use, copying, transfer and disclosure of the licensed program may be unenforceable under the laws of certain jurisdictions and foreign countries. The status of United States patent protection in the software industry is not well defined and will evolve as the U.S. Patent and Trademark Office grants additional patents. We have one patent pending in the United States and we may seek additional patents in the future. We do not know if our patent application or any future patent application will be issued with the scope of the claims we seek, if at all, or whether any patents we receive will be challenged or invalidated. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Our means of protecting our proprietary rights in the United States or abroad may not be adequate and competitors may independently develop similar technology.

   Third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights. In addition, other parties may assert infringement claims against us. Although we have not received notice of any alleged infringement, we cannot be certain that our services do not infringe patents or other intellectual property rights that may relate to our services. In addition, because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to our services. We may be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties. If our services violate third-party proprietary rights, we cannot assure you that we would be able to obtain licenses to continue offering such services on commercially reasonable terms, or at all. Any claims against us relating to the infringement of third-party proprietary rights, even if not meritorious, could result in the expenditure of significant financial and managerial resources and in injunctions preventing us from distributing these services. These claims could materially and adversely affect our business, financial condition and results of operations.

Competition

   The e-commerce market is new, rapidly evolving and intensely competitive, and we expect competition to intensify in the future. Barriers to entry are minimal, and competitors may develop and offer similar services in the future. Although we believe that there may be opportunities for several providers of products and services similar to ours, a single provider may dominate the market. We expect that additional companies will offer competing e-commerce solutions in the future.

   We have encountered and expect to encounter competition from other e-commerce solutions providers including:

  . companies such as Microsoft Corporation, America Online and its Netscape subsidiary, and Yahoo! that offer a broad array of Internet-related services and either offer business-to-business e-commerce services presently or have announced plans to introduce such services in the future;

  . enterprise software purchasing system providers such as Ariba, Commerce
    One and TRADE'ex;

  . electronic data interchange providers such as GE Information Services, Harbinger Corp., IBM and Sterling Commerce;

  . enterprise resource planning software developers such as PeopleSoft, Oracle and SAP;

  . e-commerce trade communities; and

  . e-commerce Web sites of business retailers.

   Virtually all of our current and potential competitors have longer operating histories, larger customer bases and greater brand recognition in business and Internet markets and significantly greater financial, marketing, technical and other resources than PurchasePro.com. In addition, other e-commerce service providers may be acquired by, receive investments from or enter into other commercial or strategic relationships with larger, well established and well-financed companies as use of Internet and other online services increases. Therefore, certain of our competitors may be able to devote significantly greater resources to marketing and promotional campaigns, may adopt more aggressive pricing policies or may try to attract users by offering services for free and devote substantially more resources to product development than PurchasePro.com. Increased competition may result in reduced operating margins, loss of market share and diminished value in our brand, any of which could materially and adversely affect our business, financial condition and results of operations. New technologies and the expansion of existing technologies may increase the competitive pressures on us by enabling our competitors to offer a similar but lower-cost service. We cannot assure you that we will be able to compete successfully against current and future competitors. Further, as a strategic response to changes in the competitive environment or otherwise, we may, from time to time, make certain pricing, service or marketing decisions or acquisitions that could materially and adversely affect our business, financial condition and results of operations. New technologies and the expansion of existing technologies may increase the competitive pressures on us by enabling our competitors to offer a similar but lower-cost service.

   Although we have established several strategic relationships, there can be no assurance that these arrangements will be renewed on commercially reasonable terms or that they will otherwise continue to result in increased users of the PurchasePro.com service. In addition, companies that control access to ISP services used to connect to our network could promote our competitors or charge our clients substantial fees for Internet access.

Government Regulation

   We are subject to various laws and regulations relating to our business. Few laws or regulations are currently directly applicable to access to the Internet. However, because of the Internet's popularity and increasing use, new laws and regulations may be adopted. Such laws and regulations may cover issues such as:

  . user privacy;

  . pricing;

  . tax;

  . content;

  . copyrights;

  . distribution; and

  . characteristics and quality of products and services.

   In addition, the growth of the Internet and e-commerce, coupled with publicity regarding Internet fraud, may lead to the enactment of more stringent consumer protection laws. These laws may impose additional burdens on our business. The enactment of any additional laws or regulations may impede the growth of the Internet, which could decrease our potential revenues from electronic commerce or otherwise adversely affect our business, financial condition and operating results.

   Laws and regulations directly applicable to e-commerce or Internet communications are becoming more prevalent. The most recent session of Congress enacted Internet laws regarding online copyright infringement. Although not yet enacted, Congress is considering laws regarding Internet taxation. The European Union recently enacted new privacy regulations. These are all recent enactments, and there is uncertainty regarding their marketplace impact. In addition, various jurisdictions already have enacted laws that are not specifically directed to e-commerce but that could affect our business. The applicability of many of these laws to the Internet is uncertain and could expose us to substantial liability.

   Any new legislation or regulation regarding the Internet, or the application of existing laws and regulations to the Internet, could materially adversely affect us. If we were alleged to violate federal, state or foreign, civil or criminal law, even if we could successfully defend such claims, it could materially adversely affect us.

   We believe that our use of third party material on our e-marketplace communities is permitted under current provisions of copyright law. However, because legal rights of certain aspects of Internet content and commerce are not clearly settled, our ability to rely upon exemptions or defenses under copyright law is uncertain.

   Several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission in the same manner as other telecommunications services. Additionally, local telephone carriers have petitioned the Federal Communications Commission to regulate Internet providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on such providers. If either of these petitions is granted, the costs of communicating on the Internet could increase substantially. This, in turn, could slow the growth of use of the Internet. Any such legislation or regulation could materially adversely affect our business, financial condition and operating results.

Employees

   As of April 30, 1999, we had 149 full time employees. Of these, 32 were in programming and technical support, 66 in sales and marketing, 19 in customer support and operations and 32 in finance and administration. None of our employees is represented by a labor union. We have not experienced any work stoppages, and we consider our relations with our employees to be good.

Facilities

   Our corporate headquarters are located at 3291 North Buffalo Drive, Suite 2, Las Vegas, Nevada where we lease approximately 15,980 square feet of office space for a monthly fee of $29,297 under a lease that expires July 31, 2003. This facility houses significantly all of our operations, including the executive staff, marketplace operations, customer support and programming and development. We also maintain sales and office sites in Phoenix, Arizona for a fee of $2,620 per month on a month-to-month basis.

Legal Proceedings

   We are not a party to any material legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

   The executive officers and directors of PurchasePro.com and their ages as of June 1, 1999 are as follows:

   Name                     Age                          Position
   ----                     ---                          --------
   Charles E. Johnson,
    Jr. ...................  38 Chairman and Chief Executive Officer
   Christopher P. Carton...  40 President, Chief Operating Officer, Secretary and Director
   Scott H. Miller.........  40 Chief Financial Officer and Treasurer
   Michael L. Ford.........  41 Chief Technical Officer
   Jeffrey A. Neppl........  37 Vice President--Sales
   Robert G. Layne.........  33 Vice President--Strategic Development
   Patrick O. Rogers.......  41 Vice President--Marketing
   John G. Chiles(1)(2)....  47 Director
   David I. Fuente(2)......  53 Director
   J. Terrence
    Lanni(1)(2)............  54 Director
   Michael D. O'Brien(1)...  56 Director
   Bradley D. Redmon.......  36 Director

--------
(1) Member of Audit Committee
(2) Member of Compensation Committee

   Charles E. Johnson, Jr. Mr. Johnson has served as Chairman and Chief Executive Officer of PurchasePro.com since its inception in 1996. In 1996, Mr. Johnson founded and is the chief executive officer of Cart-it & Cabinetry LLC, a company that manufactures casino carts and cabinetry. Mr. Johnson also currently owns several video stores in Cincinnati, Ohio. From 1984 to August 1996, Mr. Johnson was the owner and President of Johnson Safety and Security, a family owned security business located in Lexington, Kentucky.

   Christopher P. Carton. Mr. Carton joined PurchasePro.com as President, Chief Operating Officer and Secretary in November 1996 and was elected to the board of directors of PurchasePro.com in April 1999. Prior to joining PurchasePro.com, Mr. Carton was Chief Operating Officer of Wilmington County Country Club in Wilmington, Delaware from August 1995 to January 1996. From 1987 to August 1995, Mr. Carton was Chief Operating Officer of the Idle Hour Country Club in Lexington, Kentucky. In addition, Mr. Carton has held the position of Chief Operating Officer at both West Lake Country Club and Augusta Country Club in Augusta, Georgia.

   Scott H. Miller. Mr. Miller has served as Chief Financial Officer and Treasurer of PurchasePro.com since April 1999. From October 1998 through April 1999, Mr. Miller served as our Controller and Vice President of Finance. From September 1997 through September 1998, Mr. Miller was the Chief Financial Officer of Max Riggs Construction Company in Las Vegas, Nevada. From 1984 to September 1997, Mr. Miller held various management positions at Arthur Andersen LLP in Denver and Las Vegas, most recently as senior manager.

   Michael L. Ford. Mr. Ford was appointed Chief Technology Officer of PurchasePro.com in June 1999 and will begin his full time employment in July 1999. Prior to joining PurchasePro.com, Mr. Ford was the Chief Information Officer of Best Western International from August 1995 through May 1999 where he was responsible for coordinating Best Western's technical businesses initiatives. From 1988 through December 1995, Mr. Ford was a corporate director of Holding Inn WorldWide.

   Jeffery A. Neppl. Mr. Neppl has served as Vice President--Sales since April 1999. Prior to joining PurchasePro.com, Mr. Neppl served as Managing Director of Field Sales and Marketing for Coca-Cola

USA from August 1998 to April 1999. From July 1996 to August 1998, Mr. Neppl was Vice President of Sales for the Campbell's Soup Company. From 1983 through June 1996, Mr. Neppl was employed by Procter & Gamble where he held a number of positions including National Accounts Managers and Customer Business Development Manager.

   Robert G. Layne. Mr. Layne has served as Vice President--Strategic Development of PurchasePro.com since April 1999. From December 1996 to April 1999, Mr. Layne was PurchasePro.com's National Sales Director. From 1988 to December 1996, Mr. Layne was a Regional Sales Manager with Fisher Scientific, a manufacturer of laboratory supplies, and its predecessor, Curtin Matheson Scientific.

   Patrick O. Rogers. Mr. Rogers joined PurchasePro.com in May 1999 as Vice President--Marketing. Since September 1998, Mr. Rogers has been the Chief Executive Officer of R&M Companies, LLC, a marketing consulting firm in Las Vegas. From July 1998 to May 1999, Mr. Rogers was the Vice President of Eastern European Marketing for Mirage Resorts, Inc. From 1987 to May 1997, Mr. Rogers served in various capacities with Players International, including Vice President and General Manager of Players Island Resort located near Las Vegas.

   John G. Chiles. Mr. Chiles has served as a member of the board of directors of PurchasePro.com since June 1998. Mr. Chiles has served as a Managing Director in Corporate Finance Department at Jefferies & Company, Inc. since 1993. He is the manager of the firm's Business, Information & Internet Services Group. For the fifteen years prior to joining Jefferies & Company, Mr. Chiles held various positions at Dean Witter Reynolds, including Managing Director and Co-Manager of its Consumer Businesses Group.

   David I. Fuente. Mr. Fuente has served as a member of the board of directors of PurchasePro.com since June 1999. Mr. Fuente has been the Chairman of the Board and Chief Executive Officer of Office Depot, Inc. since December 1987. Mr. Fuente is also a director of Vista Eye Care, Inc. and Ryder System, Inc.

   J. Terrence Lanni. Mr. Lanni has served as a member of the board of directors of PurchasePro.com since June 1999. Mr. Lanni has been the Chairman of MGM Grand, Inc. since July 1995, and Chief Executive Officer of MGM Grand, Inc. since June 1995. He also served as President of MGM Grand, Inc. from June 1995 to July 1995. Prior thereto, he was President and Chief Operating Officer of Caesars World, Inc. from April 1981 to February 1995.

   Michael D. O'Brien. Mr. O'Brien has served as a member of the board of directors of PurchasePro.com since June 1999. Mr. O'Brien has served as the President of ZoomTown.com, a subsidiary of Cincinnati Bell, Inc. since January 1998. From January 1992 through December 1997, Mr. O'Brien served as President of Europe Chiquita Brands, Inc.

   Bradley D. Redmon. Mr. Redmon has served as a member of the board of directors of PurchasePro.com since August 1998. Mr. Redmon is the Chairman of E-MarketPro, LLC, an e-commerce service company Mr. Redmon founded in 1999. Since March 1996, Mr. Redmon has owned and operated three Pretzelmaker franchises, and since January 1992, Mr. Redmon has owned and operated several Blockbuster Video franchises. Mr. Redmon is a cousin of Mr. Johnson.

Staggered Board of Directors

   Our articles of incorporation and bylaws provide that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. Mr. Fuente and Mr. Lanni will serve as Class I directors, whose terms expire at the 2000 annual meeting of stockholders. Mr. Chiles and Mr. O'Brien will serve as Class II directors, whose terms expire at the 2001 annual stockholders meeting. Mr. Johnson, Mr. Carton and Mr. Redmon will serve as Class III directors, whose terms expire at the 2002 annual meeting of the stockholders.

Board Committees

   We have established an Audit Committee and a Compensation Committee. The Audit Committee reviews the internal accounting procedures of PurchasePro.com and consults with and reviews the services provided by our independent auditors. The Compensation Committee reviews and determines the compensation and benefits of all officers of PurchasePro.com and establishes and reviews general policies relating to the compensation and benefits of employees of PurchasePro.com and administers our Stock Option Plans.

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for our directors, officers and other employees and administering various incentive compensation and benefit plans. We did not have a Compensation Committee during 1998. Our board of directors was responsible for these matters for that year. The Compensation Committee consists of Mr. Chiles, Mr. Fuente and Mr. Lanni. Charles E. Johnson, Jr., Chairman and Chief Executive Officer, participates in all discussions and decisions regarding salaries and incentive compensation for all employees and consultants of PurchasePro.com, except that he is excluded from discussions regarding his own salary and incentive compensation. No member of the Compensation Committee has at any time been an officer or employee of PurchasePro.com or its subsidiary. The Compensation Committee members, however, own capital stock of PurchasePro.com and have interests in certain transactions of PurchasePro.com as described in the "Certain Transactions--Transactions with Management and Others" section of this prospectus. No interlocking relationship exists between any member of our Compensation Committee and any member of any other company's board of directors or compensation committee. No interlocking relationship existed between any member of our board of directors and any member of any other company's board of directors or compensation committee in 1998.

Director Compensation

   We reimburse each member of our board of directors for out-of-pocket expenses incurred in connection with attending board meetings. Each non-employee member of our board currently receives $10,000 cash compensation per year for their service as a member of the board of directors. Under our 1999 Stock Plan, non-employee directors also receive options to purchase 10,000 shares of common stock annually and are eligible to receive additional stock option grants at the discretion of the Compensation Committee. See "--Stock Option Plans."

Executive Compensation

   The following table summarizes all compensation earned by or paid to PurchasePro.com's Chief Executive Officer and to each of PurchasePro.com's four most highly compensated executive officers other than the Chief Executive Officer whose total annual salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers"), for services rendered in all capacities to PurchasePro.com during the fiscal year ended December 31, 1998.

                Summary Compensation Table for Last Fiscal Year

                                                                     Long-Term
                                                        Annual      Compensation
                                                   Compensation(1)     Awards
                                                   -----------------------------
                                                                     Securities
                                                                     Underlying
Name and Principal Position                         Salary   Bonus   Options (#)
---------------------------                        --------- -------------------
Charles E. Johnson, Jr.(2)........................ $ 236,461 $  --       --
 Chairman and Chief Executive Officer
Christopher P. Carton(3).......................... $ 141,877    --       --
 President, Chief Operating Officer and Secretary
Jeffrey A. Neppl(4)............................... $      --    --       --
 Vice President--Sales
Robert G. Layne(5) ............................... $  72,850    --       --
 Vice President--Strategic Development

--------
(1) Other than the salary and bonus described herein, PurchasePro.com did not pay any executive officer named in the Summary Compensation Table any fringe benefits, perquisites or other compensation in excess of 10% of such executive officer's salary and bonus during fiscal 1998.

(2) We have agreed to enter into a new employment with Mr. Johnson that provides for an annual salary of $240,000. In May 1999, Mr. Johnson was granted 325,000 options to acquire shares of common stock at $3.50 per share. These options vest over 18 months.

(3) We have agreed to enter into a new employment agreement with Mr. Carton that provides for an annual salary of $200,000. In May 1999, Mr. Carton was granted 200,000 options to buy common stock at $3.50 per share. The options vest over 18 months.

(4) Mr. Neppl joined PurchasePro.com in April 1999 and entered into an employment agreement that provides for an initial annual salary of $135,000. Mr. Neppl's annual salary increases to $175,000 in July 1999. In April 1999, Mr. Neppl was granted 190,870 options to acquire shares of common stock at $3.50 per share, of which 25,000 vested upon grant.

(5) In April 1999, Mr. Layne was appointed Vice President--Strategic Development. We have agreed to enter into an employment agreement with Mr. Layne that provides for an annual salary of $120,000. In January 1998, Mr. Johnson granted to Mr. Layne options to purchase 125,000 shares of Mr. Johnson's common stock at an exercise price of $0.50.

                       Option Grants in Last Fiscal Year

   The following table sets forth information regarding options granted to our executive officers listed in the Summary Compensation Table during the fiscal year ended December 31, 1998.

                                      Percentage                         Potential Realizable
                                       of Total                            Value at Assumed
                         Number of     Options                           Annual Rates of Stock
                         Securities   Granted to                          Price Appreciation
                         Underlying   Employees  Exercise or              for Option Term(3)
                          Options     in Fiscal   Base Price  Expiration ---------------------
Name                      Granted      Year(1)   ($/Share)(2)    Date        5%        10%
----                     ----------   ---------- ------------ ---------- ---------- ----------
Robert G. Layne.........  125,000(4)     13.5%      $0.50     Jan. 2008    $101,806   $162,109
                           25,000(5)      2.7        2.50     Aug. 2003      79,768    100,656

--------
(1) Based on options to purchase an aggregate of 697,850 shares of common stock granted during fiscal 1998 and options granted by Mr. Johnson to two employees to acquire 225,000 of his shares. Under the terms of PurchasePro.com's 1998 Stock Option and Incentive Plan and 1999 Stock Plan, the committee designated by the board of directors to administer each stock option plan retains the discretion, subject to certain limitations within each plan, to modify, extend or renew outstanding options and to reprice outstanding options. Options may be repriced by canceling outstanding options and reissuing new options with an exercise price equal to the fair market value on the date of reissue, which may be lower than the original exercise price of such cancelled options. See "Stock Option Plans."

(2) The exercise price on the date of grant was equal to 100% of the fair market value on the date of grant as determined by the board of directors.

(3) The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent
    PurchasePro.com's estimate or projection of the future common stock price. There can be no assurance that any of the values reflected in the table will be achieved.

(4) In January 1998, Mr. Johnson granted to Mr. Layne options to purchase 125,000 shares of Mr. Johnson's common stock at an exercise price of $0.50. These options vested upon grant.

(5) These options become exercisable at a rate of 50% per year commencing on the first anniversary of the date of grant.

   Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                     Values

                                                    Number of Securities       Value of Unexercised
                                                    Underlying Unexercised     In-the-Money Options
                                                  Options at Fiscal Year-End   at Fiscal Year-End(1)
                         Shares Acquired  Value   -------------------------- -------------------------
Name                       on Exercise   Realized Exercisable/Unexercisable  Exercisable/Unexercisable
----                     --------------- -------- -------------------------- -------------------------
Robert G. Layne.........       --         $ --          125,000/25,000                 $

--------
(1) Assumes a per share fair market value equal to $   , the mid-point of the
    estimated per share price of the common stock offered hereby.

Stock Option Plans

1998 Stock Option and Incentive Plan

   Our 1998 Stock Option and Incentive Option Plan ("1998 Plan") was approved by PurchasePro.com's board of directors and shareholders in August 1998. The 1998 Plan, as amended, provides for grants of incentive stock options ("ISOs") and nonqualified stock options ("NSOs") to purchase up to 3,000,000 shares of common stock. The maximum number of shares of common stock with respect to which options may be granted to an individual grantee is 750,000. Awards may be made to any employee of PurchasePro.com.

   The 1998 Plan is administered by the Compensation Committee of PurchasePro.com's board of directors, which has the authority to interpret the 1998 Plan and to prescribe, amend and rescind rules and regulations relating to the 1998 Plan. The Compensation Committee may also determine the amount of and to whom awards are made under the 1998 Plan. The exercise price of options granted under the 1998 Plan may not be less than 100% of the fair market value of a share of common stock on the date of grant. The determination by the Compensation Committee on all matters relating to the 1998 Plan or any award agreement will be final and binding.

   Our board of directors may authorize the Compensation Committee to modify any outstanding award so long as this modification does not confer upon any grantee a right or benefit which could not have been conferred at the time of such grant or impair the award with out the consent of the grantee.

   The vesting of options issued to a grantee pursuant to the 1998 Plan will accelerate upon the grantee's termination within one year following a change in control.

   Our board of directors may from time to time alter, amend or suspend the 1998 Plan or any option granted under the 1998 Plan, except that shareholder approval is required to increase the number of shares for which options may be granted under the 1998 Plan or materially modify the class of employees eligible to receive option grants.

   As of May 31, 1999, no shares had been issued upon exercise of options granted under the 1998 Plan, options to purchase 2,703,780 shares of common stock were outstanding and options to purchase 296,220 shares of common stock were available for future grant. We do not plan to issue any additional shares of common stock under the 1998 Plan after the consummation of this offering.

1999 Stock Plan

   Our 1999 Stock Plan was adopted by the board of directors on June 2, 1999 and will be submitted to the stockholders for approval prior to the closing of this offering. The 1999 Stock Plan provides selected employees, directors, independent contractors and advisers an opportunity to acquire a proprietary interest in the success of PurchasePro.com or to increase their interest. The 1999 Stock Plan is administered by the Compensation Committee of the board of directors. The Chief Executive Officer may grant options up to 25,000 in each instance under the 1999 Stock Plan to employees. As of June 2, 1999, 1,500,000 shares had been authorized for issuance.

   The 1999 Stock Plan provides for the grant of ISOs and NSOs. However, eligibility for the grant of ISOs is limited to common law employees. Options need not have identical terms with respect to each optionee. Options shall have such terms and be exercisable in such manner and at such times as the Compensation Committee may determine. Each option must expire within 10 years from the grant date.

   In no event will the exercise price for ISOs be less than 100% of the fair market value of the stock on the date of grant. The exercise price of ISOs granted an employee who owns 10% or more of the total combined voting power of all classes of outstanding stock of PurchasePro.com or any subsidiary of PurchasePro.com must equal at least 110% of the fair market value of the common stock on the date of grant and the term of such an ISO may not be greater than five years. The 1999 Stock Plan defines "fair market value" as (1) the closing price of a share on the principal exchange on which the shares are trading, or
(2) if the shares are not traded on an exchange but are traded on the Nasdaq National Market or a successor quotation system, the closing price or (3) if the shares are not traded on an exchange or the Nasdaq National Market or a successor quotation system, the fair market value of a share, as determined by the Compensation Committee in good faith.

   Upon exercise of an option, payment of the exercise price shall be made in lawful money of the United States. If an option agreement so provides, payment may be made by delivery of shares owned by the optionee or his representative at least 12 months or via an irrevocable direction to a securities broker to sell shares and to deliver all or part of the sale proceeds to PurchasePro.com. Each option shall be transferable only by will or the law of descent and distribution and shall only be exercisable by the optionee during his or her lifetime.

   No person shall be granted options to purchase more than 500,000 shares of common stock in any calendar year.

   The terms of each award or sale of shares are determined by the Compensation Committee. Such awards or sales may be subject to forfeiture, rights of repurchase, rights of first refusal or other transfer restrictions, and may not be transferred. A right to acquire shares shall automatically expire if not exercised within 30 days after the grant of the right is communicated to the offeree. The purchase price of any share may be paid in lawful money of the United States or services previously rendered.

   The 1999 Stock Plan shall remain in effect until June 1, 2009 or, if earlier, it is terminated by the board of directors. Any amendment of the 1999 Stock Plan shall be subject to the approval of the stockholders of PurchasePro.com only to the extent required by applicable laws, regulations or rules. Rights and obligations under any option may not be materially altered or impaired without the optionee's consent.

Employment Agreements and Change in Control Agreements

   We have entered or will enter into the following employment agreements with our Named Executive Officers:

         Officer                   Term           Salary                      Position
         -------                   ----           ------                      --------
Charles E. Johnson, Jr...    May 1999-May 2001   $240,000 Chairman and Chief Executive Officer
Christopher P. Carton....    May 1999-May 2001   $200,000 President, Chief Operating Officer and Secretary
Jeffrey A. Neppl.........  April 1999-April 2002 $135,000 Vice President--Sales
Robert G. Layne..........    May 1999-May 2001   $120,000 Vice President--Strategic Development

   Mr. Johnson's and Mr. Carton's agreements will also provide for a discretionary annual bonus up to the amount of their base salary as determined by the Compensation Committee of the board of directors. We provide each of Mr. Johnson and Mr. Carton with a company car. We may terminate either for cause at any time. If we terminate them without cause or because of their disability or death, or if they terminate their employment because we breach the agreements, change their title or duties or relocate their employment outside of Las Vegas, we must pay, in the case of Mr. Johnson, three times his annual base salary plus the greater of his last paid bonus or one half of his annual base salary, and, in the case of Mr. Carton, twice his annual base salary plus the greater of his last paid bonus or one half of his annual base salary. We also will pay for life insurance for each of them under their agreements. The agreements will contain nonsolicitation and noncompetition provisions that are intended to survive the termination of their employment for six months.

   Mr. Neppl's agreement provides that his base salary will be increased to $175,000 in July 1999. We provide Mr. Neppl with a monthly car allowance. Under his agreement, Mr. Neppl has received stock options pursuant to our 1998 Stock Option and Incentive Plan to purchase in the aggregate 190,870 shares of common stock at an exercise price of $3.50 per share, of which 25,000 vested upon his hire. Options to purchase 75,870 shares vest over the three year term of his agreement. The remaining shares vest over the term of the agreement subject to his achieving the performance goals under his agreement and as determined by our Chief Executive Officer and our Compensation Committee. We may terminate him for cause at any time. If we terminate him without cause or we terminate the agreement because we breach the agreement, change his title or duties or change the person to whom he reports, we must pay Mr. Neppl his accrued salary and bonus, his vested stock options, the preceding year's total compensation and one year's base salary. The agreement contains noncompetition provisions that are intended to survive the termination of Mr. Neppl's employment for one year.

   Mr. Layne's agreement will also provide for a discretionary, annual bonus up to the amount of his base salary. We may terminate him for cause at any time. If we terminate him without cause or if Mr. Layne terminates his agreement for good reason, we must pay Mr. Layne his salary for 18 months. If we terminate him because of disability or death, we must pay him or his heirs his salary for 18 months. The agreement will contain noncompetition and nonsolicitation provisions that are intended to survive the termination of Mr. Layne employment for six months.

                              CERTAIN TRANSACTIONS

Transactions with Management and Others

   Since our inception in October 1996, there has not been any transaction or series of transactions to which we were or are a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the transactions described below.

   In October 1996, Charles E. Johnson, Jr., one of our founders and Chairman and Chief Executive Officer, contributed $139,000 in capital to our predecessor.

   Dr. Ranel Erickson, a founder, provided services in designing our network. Dr. Erickson was paid $77,000 for his services through December 31, 1996. For the years ended December 31, 1997, and December 31, 1998, he was paid $105,000 and $72,000, respectively. Through May 31, 1999, we paid him $30,000 for his services this year.

   In January 1998, we sold 6,165,000 shares of common stock to Mr. Johnson, at $0.01 per share and we sold 767,500 shares of common stock to Dr. Erickson at $0.01 per share.

   In January 1998, we purchased all of the assets of our predecessor by assuming the liabilities of our predecessor in the amount of $2,747,000, of which $2,518,000 was owed to Mr. Johnson. Mr. Johnson was a director, executive officer and 5% shareholder of our predecessor, and Dr. Erickson was a 5% shareholder of our predecessor. When we purchased all of the assets of our predecessor, Mr. Johnson and Dr. Erickson assigned to us their right, title and interest to certain intellectual property.

   Over the course of 1997, Mr. Johnson loaned an aggregate of $2,518,000 to our predecessor at an interest rate of prime plus 1% per annum. PurchasePro.com assumed this liability as part of the asset purchase referenced above. In January 1998, we repaid Mr. Johnson $813,000. In April 1998, Mr. Johnson advanced a non-interest bearing loan of $387,000 to us. In June 1998, Mr. Johnson was repaid $310,000 from the proceeds of the sale of our Series A Preferred Stock and contributed his remaining notes and advances totaling $1,782,000 to us as equity. Between September and November 1998, Mr. Johnson loaned an aggregate of $500,000 at an interest rate of 15% per annum to us. In December 1998, Mr. Johnson loaned an additional $250,000 and in March 1999 he loaned another $200,000 to PurchasePro.com, in each case at an interest rate of 10%. In June 1999, Mr. Johnson was repaid the total amount of his outstanding loans from the proceeds of our Series B Preferred Stock offering.

   In January 1998, Bradley D. Redmon loaned $300,000 to us at an interest rate of 8% per annum and received 300,000 shares of common stock in connection with this loan. In June 1998, Mr. Redmon purchased 120,000 shares of common stock held by Mr. Johnson at a sale price of $2.50 per share. In June 1998, Mr. Redmon was repaid the entire amount of his $300,000 loan plus accrued interest from the proceeds of our Series A Preferred Stock. Mr. Redmon is a member of our board of directors and a cousin of our Chief Executive Officer.

   In May 1998, Maurice J. Gallagher and Timothy P. Flynn loaned a total of $200,000 to us at an interest rate of 12% per annum. In June 1998, Mr. Gallagher and Mr. Flynn were repaid the entire amount plus accrued interest from the proceeds of our Series A Preferred Stock. Mr. Gallagher and Mr. Flynn were each members of our board of directors from January 1998 through May 1999.

   In June 1998, Mr. Johnson and Dr. Erickson contributed 607,500 and 317,500 shares of common stock, respectively, back to PurchasePro.com in connection with our Series A Preferred Stock financing. Pursuant to the same agreement, and in connection with the repayment of the loan he made to us in January 1998, Mr. Redmon contributed 192,391 shares of common stock back to PurchasePro.com.

   In June 1998, John G. Chiles purchased 40,000 shares of common stock from Mr. Johnson at $2.50 per share. Mr. Chiles is a member of our board of directors.

   In June 1998, we paid $250,000 to Jefferies & Company, Inc., and issued warrants to Mr. Chiles and Jefferies & Company, Inc. to purchase an aggregate of 230,000 shares of common stock, for its services as placement agent in connection with our Series A Preferred Stock financing. See "--Warrants."

   In September 1998, Mr. Gallagher and Mr. Flynn each loaned us $167,000 at an interest rate of 15% per annum. In May 1999, Mr. Gallagher and Mr. Flynn each converted these loans into 47,619 shares of Series B Preferred Stock. In December 1998, Mr. Gallagher and Mr. Flynn each subscribed for an additional $500,000 of Series B Preferred Stock.

   In December 1998, Christopher P. Carton, our President and a member of our board of directors, loaned us $100,000 at an interest rate of 10% per annum. In June 1999, Mr. Carton was repaid the entire amount of this loan plus accrued interest from the proceeds of our Series B Preferred Stock.

   In February 1999, we entered into an agreement with E-MarketPro, LLC pursuant to which we granted E-MarketPro the right to market our services to persons and entities located within Ohio and Kentucky. E-MarketPro is compensated based on the volume of sales of our products and services generated by E-MarketPro. In addition, E-MarketPro may receive options to purchase up to a maximum of 100,000 shares of PurchasePro.com common stock at the then current market price based on the number of members E-MarketPro adds to the e-marketplaces. In connection with the ZoomTown.com agreement described below, E-MarketPro has agreed not to market or offer access to the e-marketplaces in Ohio. Mr. Redmon is a principal of E-MarketPro.

   In May 1999, we entered into an agreement with ZoomTown.com, a subsidiary of Cincinnati Bell, Inc., granting ZoomTown.com, as our agent and representative, the exclusive right to market and offer access to our e-marketplaces in Ohio, a co-exclusive right in Kentucky, and a nonexclusive right in other domestic markets until April 2001. Under the agreement ZoomTown.com may co-brand our e-marketplaces. In addition, ZoomTown.com can extend its exclusive rights to market and offer access to our public e-marketplace under a ZoomTown.com co-brand to include the states neighboring Ohio and Kentucky. As reflected in the agreement and in accordance with our commitments to E-MarketPro, we are obligated to pay sales commission on revenues generated by ZoomTown.com derived from licenses or sublicenses of our software outside of Ohio as royalties to E-MarketPro. Mr. Redmon is a principal of E-MarketPro and may gain significant compensation from the ZoomTown.com and E-MarketPro agreements.

   We lease our headquarters in Las Vegas, Nevada from Cheyenne Investments LLC for a monthly fee of $29,297. The lease expires in July 2003. Cheyenne Investments is owned and controlled by Mr. Gallagher and Mr. Flynn. Mr. Carton has guaranteed PurchasePro.com's obligations under the lease.

Equity Financings

   Between June 1998 and May 1999, we sold and issued 5,400,000 shares of our preferred stock for an aggregate consideration of $16,800,000. We sold an aggregate of 2,100,000 shares of our Series A Preferred Stock in June 1998 at a sale price of $2.50 per share, and we sold an aggregate of 3,300,000 shares of our Series B Preferred Stock in June 1999 at a sale price of $3.50 per share. Each share of Series A Preferred Stock and Series B Preferred Stock converts into one share of common stock upon completion of this offering. Upon closing of the Series B Preferred Stock private placement, we issued an aggregate 450,000 shares of common stock to the holders of Series A Preferred Stock in consideration of these holders' waiver of certain anti-dilution rights triggered by the issuance of the Series B Preferred Stock.

   The following table summarizes purchases, valued in excess of $60,000, of shares of preferred stock and of common stock by directors, executive officers and 5% shareholders of PurchasePro and persons and entities associated with them:

                                                                Shares
                                                       -------------------------
                                                                 Series  Series
   Directors and Executive Officers                     Common      A       B
   --------------------------------                    --------- ------- -------
   Charles E. Johnson, Jr............................. 4,308,333     --      --
   Christopher P. Carton..............................   714,000     --      --
   Bradley D. Redmon(1)...............................   230,976  15,712  71,429
   John G. Chiles(2)..................................   278,571  40,000  54,285
   David I. Fuente....................................       --      --  100,000
   J. Terrence Lanni..................................       --      --      --
   Michael D. O'Brien(3)..............................       --      --      --
   5% Shareholders
   ---------------
   Maurice J. Gallagher(4)............................   215,635 480,000 190,476
   Timothy P. Flynn(5)................................   178,492 400,000 190,476

--------
(1) E-MarketPro, of which Mr. Redmon is a principal, may receive options to purchase up to a maximum of 100,000 shares of PurchasePro.com common stock at the then current market price based on certain performance criteria contained in an agreement between E-MarketPro and PurchasePro.com.
(2) Includes 200,000 shares of common stock held by Jefferies & Company, Inc., 8,571 shares of common stock, 40,000 shares of Series A Preferred Stock and 28,569 shares of Series B Preferred Stock held by the John G. and Cynthia
    M. Chiles Revocable Trust and 25,716 shares of Series B Preferred Stock held by Mr. Chiles' minor children. Does not include 53,288 shares of common stock, 202,000 shares of Series A Preferred Stock and 151,430 shares of Series B Preferred Stock held by persons associated with Jefferies & Company, Inc. Mr. Chiles is a Managing Director of Jefferies & Company, Inc. Mr. Chiles disclaims beneficial ownership of these shares.
(3) Does not include 571,429 shares of Series B Preferred Stock held by Cincinnati Bell, Inc., the parent of ZoomTown.com. Mr. O'Brien is the Chief Executive Officer of ZoomTown.com. Mr. O'Brien disclaims beneficial ownership of these shares.
(4) Includes 102,857 shares of common stock held by Gallagher Corporation, 480,000 shares of Series A Preferred Stock held by Gallagher Corporation and 17,778 shares of common stock issuable upon the exercise of warrants.
(5) Includes 85,714 shares of common stock held by Flynn Corporation, 400,000 shares of Series A Preferred Stock held by Flynn Corporation and 17,778 shares of common stock issuable upon the exercise of warrants.

Options

   In January 1998, Mr. Johnson granted Robert G. Layne, our Vice President-- Strategic Development, options to purchase 125,000 shares of common stock held by Mr. Johnson at a purchase price of $0.50 per share.

   In August 1998, we granted Mr. Redmon nonqualified stock options to purchase 50,000 shares of common stock at a purchase price of $2.50 per share. These options vest over a two-year period.

   In November 1998, we granted Mr. Chiles nonqualified stock options to purchase 25,000 shares of common stock at a purchase price of $2.50 per share. These options vest over a one-year period. In addition, in May 1999 certain persons associated with Jefferies & Company, Inc. received options to purchase an aggregate of 3,500 shares of common stock at a purchase price of $3.50 per share.

   In May 1999, we granted Mr. Johnson incentive stock options to purchase 325,000 shares of common stock at a purchase price of $3.50 per share. These options vest over an 18 month period.

   In May 1999, we granted Mr. Carton incentive stock options to purchase 200,000 shares of common stock at a purchase price of $3.50 per share. These options vest over an 18 month period.

   In June 1999, we granted Michael D. O'Brien, a member of our board of directors, nonqualified stock options to purchase 10,000 shares of common stock at a purchase price of $3.50 per share. These options vest over a two-year period.

   In June 1999, we granted J. Terrence Lanni, a member of our board of directors, nonqualified stock options to purchase 10,000 shares of common stock at a purchase price of $3.50 per share. These options vest over a two-year period.

   In June 1999, we granted David I. Fuente, a member of our board of directors, nonqualified stock options to purchase 100,000 shares of common stock at a purchase price of $3.50 per share. These options vest over a two-year period.

   In June 1999, we granted Jeffrey A. Neppl, our Vice President--Sales, nonqualified stock options to purchase 190,870 shares of common stock at a purchase price of $3.50 per share, of which 25,000 shares vested upon grant, 75,870 shares vest over a three year period, and the remaining shares vest over a five year period subject to his achievement of performance goals.

Warrants

   In June 1998, we issued warrants to Mr. Chiles at the direction of Jefferies & Company, Inc., our underwriter, and directly to Jefferies & Company, Inc. to purchase 30,000 and 200,000 shares, respectively, of our common stock at a per share exercise price of $0.01 for services provided by Jefferies & Company, Inc. in connection with our Series A Preferred Stock financing. Mr. Chiles is a director of PurchasePro.com and a Managing Director of Jefferies & Company, Inc. Mr. Chiles and Jefferies & Company, Inc. each exercised their warrants in May 1999.

   In June 1998, we issued warrants to Mr. Gallagher and Mr. Flynn to purchase 75,000 shares of each of our common stock at a per share exercise price of $0.01 in connection with their investment in our Series A Preferred Stock. Mr. Flynn and Mr. Gallagher were directors of PurchasePro.com from January 1998 through May 1999. Mr. Gallagher and Mr. Flynn each exercised their warrants in February 1999.

   In September 1998, we issued warrants to Mr. Johnson, Mr. Gallagher and Mr. Flynn to purchase 53,333, 17,778 and 17,778 shares, respectively, of our common stock at a per share exercise price of $0.01 in connection with a loan made by Mr. Johnson, Mr. Gallagher and Mr. Flynn to PurchasePro.com.

   We believe that the foregoing transactions were in our best interests. It is our current policy that all transactions with officers, directors, 5% stockholders and their affiliates will be entered into only if such transactions are approved by a majority of our disinterested independent directors, are on terms no less favorable to PurchasePro.com than could be obtained from unaffiliated parties and are reasonably expected to benefit us.

   For information concerning indemnification of directors and officers, see "Description of Capital Stock-- Nevada Law and Articles of Incorporation and Bylaws Provisions Affecting Stockholders--Indemnification of Directors and Officers."

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding beneficial ownership of our common stock as of March 31, 1999, on a pro forma basis to reflect: (1) the automatic conversion upon completion of this offering of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock into common stock; (2) the issuance of 450,000 shares of common stock to holders of Series A Preferred Stock in connection with the Series B Preferred Stock financing; and (3) the issuance of 159,999 shares of common stock upon the exercise of outstanding warrants; for a total of 14,009,999 shares of common stock, by:

  . each person or group of affiliated persons known by us to own beneficially more than 5% of our common stock;

  . each of our directors;

  . each of our Named Executive Officers; and

  . all of our directors and executive officers as a group.

                                                               Percentage of
                                             Total Shares of  Common Stock(2)
                                              Common Stock   -----------------
                                              Beneficially    Before   After
Name and Address of Beneficial Owner(1)           Owned      Offering Offering
---------------------------------------      --------------- -------- --------
Charles E. Johnson, Jr. ....................    4,308,333      30.8%
Christopher P. Carton.......................      714,000       5.1%
Timothy P. Flynn(2).........................      768,968       5.5%
 3291 North Buffalo Drive
 Las Vegas, NV 89129
Bradley D. Redmon(3)........................      318,117       2.3%
 3652 Winding Wood Lane
 Lexington, KY 40515
John G. Chiles(4)...........................      372,856       2.7%
 650 California Street, 29th Floor
 San Francisco, CA 94104
Jeffrey A. Neppl............................          --          *
Robert G. Layne(5)..........................      125,000         *
Maurice J. Gallagher(6).....................      886,111       6.3%
 3300 North Buffalo Drive
 Las Vegas, NV 89129
Lexington Investor Group(7).................    1,435,972      10.2%
 c/o Steven Singleton
 800 Corporate Drive
 Lexington, KY 40503
All directors and executive officers as a
 group (12 persons).........................    5,613,306      40.1%

-------
 *  Less than 1%.
(1) Unless otherwise indicated, the address for the following stockholders is c/o PurchasePro.com, Inc., 3921 N. Buffalo Drive, Las Vegas, Nevada 89129,
    (702) 316-7000.
(2) Includes 485,714 shares held by Flynn Corporation.
(3) Does not include 1,117,810 shares held by the other members of the Lexington Investor Group. Mr. Redmon disclaims beneficial ownership of these shares.
(4) Includes 200,000 shares held by Jefferies & Company, Inc., 8,571 shares of common stock, 40,000 shares of Series A Preferred Stock and 28,569 shares of Series B Preferred Stock held by the John G. and Cynthia M. Chiles Revocable Trust and 25,716 shares held by Mr. Chiles' minor children. Does not include 53,288 shares of common stock, 202,000 shares of Series A Preferred Stock and 151,430 shares of Series B Preferred Stock held by persons associated with Jefferies & Company, Inc. Mr. Chiles is a Managing Director of Jefferies & Company, Inc. Mr. Chiles disclaims beneficial ownership of these shares.
(5) Includes options to purchase 125,000 shares from Mr. Johnson at an exercise price of $0.50.
(6) Includes 582,857 shares held by Gallagher Corporation.
(7) The Lexington Investor Group includes the following persons: Pat Madden, Harry Cohen, Steve Singleton, Cornelia Lockstadt, John Burrus, Robert Langely, Wally Langely, Frank Cassell, Ron Gaudiano, Charles Lisle,
    Tom Padgett, Sara Levy and Brad Redmon, a member of our board of directors. Each person in the Lexington Investor Group disclaims beneficial ownership of the other individual's shares.

                          DESCRIPTION OF CAPITAL STOCK

   The following description of our capital stock is only a summary and is qualified in its entirety by reference to the actual terms of the capital stock contained in our amended and restated articles of incorporation and amended and restated bylaws which will become effective immediately prior to the consummation of this offering.

   At the closing of the offering our authorized capital stock will consist of 40,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.001 per share.

Common Stock

   Holders of the common stock are entitled to receive, as, when and if declared by the board of directors from time to time, such dividends and other distributions in cash, stock or property from our assets or funds legally available for such purposes subject to any dividend preferences that may be attributable to preferred stock that may be authorized. Holders of common stock are entitled to one vote for each share held of record on all matters on which stockholders may vote, except with respect to the election of directors in which case stockholders are entitled to multiply the number of shares held of record by the number of directors to be elected and distribute such number of votes for one or among two or more nominees.

   There are no preemptive, conversion, redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets available for distribution.

Preferred Stock

   Our board of directors, without further action by the stockholders, is authorized to issue an aggregate of 5,000,000 shares of preferred stock. No shares of preferred stock are outstanding and we have no plans to issue a new series of preferred stock. Our board of directors may, without stockholder approval, issue preferred stock with dividend rates, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights and any other preferences, which rights and preferences could adversely affect the voting power of the holders of common stock. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage or delay a third party from acquiring, a majority of our outstanding stock. Additionally, the issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock, may have the effect of decreasing the market price of the common stock, and may adversely affect the voting and other rights of the holders of common stock.

Common Stock Warrants

   We have warrants outstanding for the purchase of 159,999 shares of common stock with a weighted average exercise price of $.01 per share.

   Warrants issued to Maurice J. Gallagher and Timothy P. Flynn, former directors of PurchasePro.com, and RMC Capital in September 1998, entitle each of Mr. Gallagher and Mr. Flynn to purchase 17,778 shares and RMC Capital to purchase 17,777 shares of common stock for $.01 per share. In addition, warrants issued to each of Charles E. Johnson, Jr., Chairman and Chief Executive Office of PurchasePro.com, and Samuel A. Boone, in September 1998 entitle each of Mr. Johnson and Mr. Boone to purchase 53,333 shares of common stock at $.01 per share.

   The exercise price and number of shares of common stock issuable upon the exercise of each of the warrants may be adjusted upon the occurrence of certain events, including stock splits, stock dividends, reorganization, recapitalization, merger, or sale of all or substantially all of our assets. All warrants and shares of stock issuable upon exercise of all warrants have certain registration rights as described under "Registration Rights" below. For purposes of this prospectus, we have assumed all outstanding warrants have been exercised.

Registration Rights

   After the consummation of the offering, the holders of 5,400,000 shares of common stock issuable upon conversion of the Series A and B Preferred Stock, and certain holders of 825,000 shares of common stock have the right to cause us to register such shares under the Securities Act as follows:

  . Demand Registration Rights. Six months after this offering the holders of a majority of the common stock issued upon conversion of the Series A Preferred Stock and the holders of a majority of the shares of common stock issued upon conversion of the Series B Preferred Stock may request PurchasePro.com to register their shares with respect to all or part of their registerable securities having aggregate proceeds of at least $10,000,000. The $10,000,000 proceeds threshold was negotiated as part of the Series A Preferred Stock financing.

  . Piggyback Registration Rights. The holders of registerable securities can request to have their shares registered anytime PurchasePro.com is filing a registration statement to register any of our securities for our own account or for the account of others.

  . S-2 and S-3 Registration Rights. The holders of a majority of the common stock issued upon conversion of the Series A Preferred Stock and the holders of a majority of the common stock issued upon conversion of the Series B Preferred Stock may request PurchasePro.com to register their shares if PurchasePro.com is eligible to use either Form S-2 or Form S-3 and if the aggregate price is at least $500,000.

Holders of 400,000 shares of common stock and holders of warrants to purchase 159,999 shares of common stock have substantially the same registration rights as described above, however, the aggregate price of the registerable securities in demand registrations need only be $500,000.

   Registration of shares of common stock pursuant to the exercise of demand registration rights, piggyback registration rights or S-2 or S-3 registration rights under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration. See "Risk Factors--Shares eligible for future sale by our existing stockholders may adversely affect our stock price," "Shares Eligible for Future Sale" and "Certain Transactions."

   PurchasePro.com will pay all registration expenses, other than underwriting discounts and commissions, in connection with any registration. The registration rights terminate 5 years following the closing of this offering, or, with respect to each holder of registerable securities, when the holder can sell all of its shares in any 90 day period under Rule 144 of the Securities Act.

Nevada Law and Articles of Incorporation and Bylaws Provisions Affecting Stockholders

   Our articles of incorporation, bylaws and the laws of the State of Nevada governing corporations may have the effect, either alone or in combination with each other, of making more difficult or discouraging a tender offer, change in control or takeover attempt that is opposed by our board of directors.

   Staggered Board. Our articles of incorporation and bylaws provide that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The bylaws provide that Class I shall be comprised of directors who shall serve until the annual meeting of stockholders in 2000 and until their successors shall have been elected and qualified. Class II shall be comprised of directors who shall serve until the annual meeting of stockholders in 2001 and until their successors shall have been elected and qualified. Class III shall be comprised of directors who shall serve until the annual meeting of stockholders in 2002 and until their successors shall have been elected and qualified.

   Nomination of Directors by Stockholders. Our bylaws provide for advance notice requirements for stockholders to submit nominations for the election of directors. Such requirements include providing certain information about the proposed nominee and the giving of notice, to the Secretary of PurchasePro.com, of a nomination 120 days prior to the distribution of the proxy statement released to stockholders in connection with the previous year's annual meeting.

   The advance notice requirements for nominations of directors and the classification of directors will have the effect of making it more difficult for stockholders to change the composition of the board of directors. These provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of us.

   Amendment of Articles of Incorporation and Bylaws. Our articles of incorporation may be repealed or amended only by the holders of at least two-thirds of the shares entitled to vote at an election of directors. Our bylaws may be repealed or amended only by a majority vote of the board of directors or a two-thirds stockholders vote.

   No Stockholder Action by Written Consent. Our articles of incorporation require that all stockholder action be taken at a stockholders' meeting. Our bylaws provide for annual meetings and special meetings of stockholders. Special meetings of stockholders may be called by (1) the board of directors,
(2) the chairman of the board or (3) the chief executive officer and president.

   These provisions, together with the two-thirds stockholder vote requirement to amend our articles of incorporation or bylaws may have the effect of deterring a hostile takeover or delaying a change in control or management of PurchasePro.com.

   Blank Check Preferred Stock. Under our articles of incorporation, the board of directors has the power to authorize the issuance of up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without further vote or action by the stockholders. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, may have the effect of delaying, deferring or preventing a change in control of PurchasePro.com, may discourage bids for our common stock at a premium over the market price and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

   These provisions of our articles of incorporation and bylaws are intended to:

   . enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors;

   . reduce the vulnerability of PurchasePro.com to an unsolicited acquisition proposal;

   . discourage certain types of transactions that may involve an actual or threatened change of control of PurchasePro.com; and

   . discourage certain tactics that may be used in proxy fights.

These provisions, however, could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

   Control Share Acquisitions. Sections 78.378 through 78.3793 of the Nevada Revised Statutes (the "NRS") provide that an acquiring person who acquires a controlling interest in an issuing corporation may only exercise voting rights on any control shares if such voting rights are conferred by a majority vote of the issuing corporation's disinterested stockholders at a special meeting of such stockholders held upon the request and at the expense of the acquiring person. In addition, our articles of incorporation require that any transaction or series of related transactions that result in the transfer of fifty percent (50%) or more of the outstanding voting power of PurchasePro.com be approved by two-thirds of our outstanding shares entitled to vote. In the event that the acquiring person is accorded full voting rights and acquires control shares with at least a majority of all the voting power, any of our stockholders, who did not vote in favor of authorizing voting rights for the control shares, are entitled to payment for the fair value of his or her shares. For purposes of the above provisions, acquiring person means (subject to certain exceptions) any person who, individually or in association with others, acquires or offers to acquire, directly or indirectly, a controlling interest in an issuing corporation. Controlling interest means the ownership of outstanding voting shares of an issuing corporation sufficient, but for the provisions of NRS 78.378 through 78.3793, to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise at least one-fifth of the voting power of the issuing corporation in the election of directors. Control shares means those outstanding voting shares of an issuing corporation which an acquiring person and those persons acting in association with an acquiring person acquires or offers to acquire in an acquisition and those shares that are acquired within 90 days immediately preceding the date when the acquiring person became an acquiring person. Issuing corporation means a corporation that is organized in Nevada, has 200 or more stockholders (at least 100 of whom are stockholders of record and residents of Nevada) and does business in Nevada directly or though an affiliated corporation. If the articles of incorporation or bylaws of the corporation provide that the above provisions do not apply, then the above provisions are not applicable. Our articles of incorporation and bylaws, however, currently do not exclude us from the restrictions imposed by such provisions.

   Certain Business Combinations. Sections 78.411 through 78.444 of the NRS restrict the ability of a resident domestic corporation to engage in any combination with an interested stockholder for three years from when the interested stockholder acquires shares that cause such stockholder to become an interested stockholder, unless the combination or the purchase of shares by the interested stockholder is approved by the board of directors before such stockholder became an interested stockholder. If the combination was not previously approved, the interested stockholder may only effect a combination after the three-year period if such stockholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria. For purposes of the above provisions, resident domestic corporation means a Nevada corporation that has 200 or more shareholders. Interested stockholder means any person, other than the resident domestic corporation or its subsidiaries, who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (2) an affiliate or associate of the resident domestic corporation and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation. The above provisions do not apply to any combination of a resident domestic corporation whose current articles of incorporation expressly state that the corporation is not to be governed by these provisions. Our articles of incorporation currently do not exclude us from the restrictions imposed by such provisions.

   Indemnification of Directors and Officers. Our articles of incorporation and bylaws provide that directors, officers and certain other persons may be indemnified to the fullest extent authorized by Nevada law. We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as directors or officers.

   Subsection 1 of Section 78.7502 of the NRS empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation. We can indemnify against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation

   Subsection 2 of Section 78.7502 of the NRS empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in accordance with the standard set forth above. No indemnification may be made in respect of any claim as to which such person shall have been adjudged by a court to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that such person is fairly and reasonably entitled to indemnity for such expenses.

   Subsection 3 of Section 78.7502 of the NRS further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in his defense.

   Indemnification provided for under Nevada law shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions. Finally, Nevada law empowers the corporation to purchase and maintain insurance or make other financial arrangements on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity whether or not the corporation would have the authority to indemnify him against such liabilities and expenses. Our bylaws authorize us to purchase and maintain insurance or make other financial arrangements on behalf of our directors, officers, employees and agents.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is      .

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for our common stock. The market price of our common stock could drop due to sales of a large number of shares of our common stock or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

   After this offering,       shares of common stock will be outstanding,
shares if the underwriters exercise their over-allotment option in full. Of
these shares, the       shares sold in this offering        shares of the
underwriters over-allotment option is exercised in full will be freely tradable without restriction under the Securities Act except for any shares purchased by "affiliates" of PurchasePro.com as defined in Rule 144 under the Securities
Act. The remaining       shares are "restricted securities" within the meaning
of Rule 144 under the Securities Act. The restricted securities generally may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act.

   Our officers, directors and stockholders holding in the aggregate shares of common stock have entered into lock-up agreements under which they have agreed not to offer or sell any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Prudential Securities, on behalf of the underwriters. See "Underwriting." Prudential Securities may, at any time and without notice, waive any of the terms of these lock-up agreements specified in the underwriting agreement. Following the lock-up period, these shares will not be eligible for sale in the public market without registration under the Securities Act unless such sales meet the applicable conditions and restrictions of Rule 144 as described below.

   In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, any person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  . 1% of the then-outstanding shares of common stock, and

  . the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of such sale on Form 144 is filed with the Securities and Exchange Commission.

   Sales under Rule 144 are also subject to provisions, relating to notice and manner of sale and the availability of current public information about us. In addition, a person (or persons whose shares are aggregated) who has not been an affiliate of us at any time during the 90 days immediately preceding a sale, and who has beneficially owned the shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above. The above summary of Rule 144 is not intended to be a complete description.

   In addition, our employees, directors, officers, advisors or consultants who were issued shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144, and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this prospectus.

   As soon as practicable following the closing of this offering, we intend to
file a registration statement under the Securities Act to register       shares
of common stock issuable upon the exercise of outstanding stock options or reserved for issuance under our stock option plans. See "Management--Stock Option Plans." After the effective date of such registration statement, these shares will be available for sale in the open market subject to the lock-up agreements described above and, for our affiliates, to the conditions and restrictions of Rule 144.

                                  UNDERWRITING

   We have entered into an underwriting agreement with the underwriters named below, for whom Prudential Securities Incorporated and Jefferies & Company, Inc. are acting as representatives. We are obligated to sell, and the underwriters are obligated to purchase, all of the shares of the common stock offered on the cover page of this prospectus, if any are purchased. Subject to conditions set forth in the underwriting agreement, each underwriter has severally agreed to purchase from us the number of shares of common stock set forth below opposite its name:

                                                                        Number
  Underwriters                                                         of Shares
  ------------                                                         ---------
Prudential Securities Incorporated....................................
Jefferies & Company, Inc..............................................
                                                                        ------
  Total...............................................................
                                                                        ======

   The underwriters may sell more shares than the total number of shares offered on the cover page of this prospectus and they have, for a period of 30 days from the date of this prospectus, an over-allotment option to purchase up
to       additional shares from us. If any of the additional shares are purchased, the underwriters will severally purchase the additional shares in the same proportion as set forth above.

   The representatives of the underwriters have advised us that the shares will be offered to the public at the public offering price set forth on the cover page of this prospectus. The underwriters may allow to selected dealers a
concession not in excess of $      per share and those dealers may reallow a
concession not in excess of $      per share to other dealers. After the shares
are released for sale to the public, the representatives may change the offering price and the concessions. The representatives have informed us that the underwriters do not intend to sell shares to any investor who has granted them discretionary authority.

   We have agreed to pay to the underwriters the following fees, assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares:

                                                     Total Fees
                                   -------------------------------------------
                            Fee     Without Exercise of    Full Exercise of
                         Per Share Over-Allotment Option Over-Allotment Option
                         --------- --------------------- ---------------------
Fees paid by
 PurchasePro.com........   $             $                     $

   In addition, we estimate that we will spend approximately $      in expenses
for this offering. We have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act or contribute to payments that the underwriters may be required to make in respect of these liabilities.

   We, our officers, directors and stockholders have entered into lock-up agreements pursuant to which we and they have agreed not to offer or sell any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock for a period of 180 days from the date of this prospectus without the prior consent of Prudential Securities. Prudential Securities may, at any time and without notice, waive the terms of these lock-up agreements specified in the underwriting agreement.

   Prior to this offering, there has been no public market for our common stock. The public offering price, negotiated between the representatives and us, is based upon factors such as our financial and operating history and conditions, our prospects, the prospects of our industry and prevailing market conditions.

   The representatives of the underwriters may engage in the following activities in accordance with applicable securities rules:

  . Over-allotments involving sales in excess of the offering size, creating a short position. Prudential Securities may elect to reduce this short position by exercising some or all of the over-allotment option.

  . Stabilizing and short covering: stabilizing bids to purchase the shares are permitted if they do not exceed a specified maximum price. After the distribution of shares has been completed, short covering purchases in the open market may also reduce the short position. These activities may cause the price of the shares to be higher than would otherwise exist in the open market.

  . Penalty bids permit the representatives to reclaim commissions from a syndicate member for the shares purchased in the stabilizing or short covering transactions.

   These activities, which may be commenced and discontinued at any time, may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

   Each underwriter has represented that it has complied and will comply with all applicable laws and regulations in connection with the offer, sale or delivery of the shares and related offering materials in the United Kingdom, including:

  . the Public Offers of Securities Regulations 1995,

  . the Financial Services Act 1986, and

  . the Financial Services Act 1986, (Investment Advertisements) (Exemptions)
    Order 1996 (as amended).

   We have asked the underwriters to reserve shares for sale at the same offering price directly to our customers, employees, officers, directors and other business affiliates or related third parties. Certain of our stockholders, including Brad Redmon, a director of PurchasePro.com, are entitled to purchase half of these shares. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase the reserved shares.

   Jefferies & Company, Inc. has, from time to time, performed various investment banking and financial advisory services on a fee services basis for PurchasePro.com. A Managing Director of Jefferies & Company, Inc. is a member of our board of directors. Jefferies & Company, Inc. and associated persons own 331,859 shares of Common Stock, 242,000 shares of Series A Preferred Stock, 205,715 shares of Series B Preferred Stock and options to purchase 28,500 shares of Common Stock.

                                 LEGAL MATTERS

   Certain legal matters with respect to the validity of the common stock offered hereby are being passed upon for PurchasePro.com by Pillsbury Madison & Sutro LLP, 235 Montgomery Street, San Francisco, California 94120-7880. Members of Pillsbury Madison & Sutro LLP own 37,143 shares of the Series B Preferred Stock of PurchasePro.com which automatically convert into the same number of shares of common stock upon completion of this offering. Certain legal matters in connection with this offering will be passed upon for the underwriters by Orrick, Herrington & Sutcliffe LLP, 1020 Marsh Road, Menlo Park, California 94025.

                                    EXPERTS

   The consolidated financial statements of PurchasePro.com as of December 31, 1997 and 1998 and for the period from inception (October 8, 1996) through December 31, 1996 and for each of the two years in the period ended December 31, 1998, included in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC a registration statement on Form S-1 with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to PurchasePro.com and the common stock, reference is made to the registration statement and the exhibits and schedules thereto. You may read and copy any document we file at the SEC's public reference room in Washington, DC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

   Upon completion of this offering, PurchasePro.com will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms, PurchasePro.com's website and the website of the SEC referred to above. Information on our website does not constitute a part of this prospectus.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Public Accountants.................................. F-2

Consolidated Balance Sheets............................................... F-3

Consolidated Statements of Operations..................................... F-5

Consolidated Statements of Redeemable Convertible Preferred Stock and
 Stockholders' Equity (Deficit)........................................... F-6

Consolidated Statements of Cash Flows..................................... F-7

Notes to Consolidated Financial Statements................................ F-8


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of PurchasePro.com, Inc.:

   We have audited the accompanying consolidated balance sheets of PurchasePro.com, Inc. (a Nevada corporation) and subsidiary as of December 31, 1997 and 1998, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit) and cash flows for the period from inception (October 8, 1996) through December 31, 1996, and for each of the two years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PurchasePro.com, Inc. and subsidiary as of December 31, 1997 and 1998, and the results of their operations and their cash flows for the period from inception (October 8, 1996) through December 31, 1996, and for each of the two years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Las Vegas, Nevada
June 2, 1999

                      PURCHASEPRO.COM, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                 December 31,
                                             ---------------------   March 31,
                                               1997        1998        1999
                                             ---------  ----------  -----------
                                                                    (Unaudited)
ASSETS
Current assets
  Cash and cash equivalents................. $   7,894  $1,689,288  $  476,585
  Trade accounts receivable, net of
   allowance for doubtful accounts of
   $72,796, $200,000 and $235,000
   (unaudited), respectively................    18,443     215,234     423,763
  Other receivables.........................    17,602      99,078     298,945
  Prepaid expenses and other................       113      20,000      61,883
                                             ---------  ----------  ----------
    Total current assets....................    44,052   2,023,600   1,261,176

Property and equipment
  Computer equipment........................   517,057     714,465     832,004
  Communication equipment...................    47,775      65,160      65,160
  Furniture and fixtures....................   130,536     155,328     156,981
  Leasehold improvements....................    26,666      44,090      48,599
                                             ---------  ----------  ----------
                                               722,034     979,043   1,102,744

  Less--accumulated depreciation and
   amortization.............................  (162,424)   (415,039)   (497,472)
                                             ---------  ----------  ----------
                                               559,610     564,004     605,272
Other assets................................     4,903     157,153     352,838
                                             ---------  ----------  ----------
    Total assets............................ $ 608,565  $2,744,757  $2,219,286
                                             =========  ==========  ==========



The accompanying notes to consolidated financial statementsare an integral part of these consolidated balance sheets.

                      PURCHASEPRO.COM, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                              December 31,
                                         ------------------------   March 31,
                                            1997         1998         1999
                                         -----------  -----------  -----------
                                                                   (Unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY
(DEFICIT)

Current liabilities
  Accounts payable...................... $   300,347  $    98,799  $   145,211
  Accrued salaries and benefits.........      43,289      207,635      329,002
  Accrued payroll taxes.................     285,501       63,167       58,782
  Accrued interest......................      23,645       59,256      137,173
  Other accrued liabilities.............      51,138      147,655      384,459
  Deferred revenues.....................      46,541      164,812      161,700
  Notes payable, current portion........   1,200,750      375,000      575,000
                                         -----------  -----------  -----------
    Total current liabilities...........   1,951,211    1,116,324    1,791,327

Notes payable, net of current portion...   1,366,250    1,169,939    1,214,984

Commitments and contingencies (Note 4)

Redeemable convertible preferred stock
  Preferred stock, Series A: $0.001 par
   value; 8% convertible; $2.50
   liquidation preference; 0, 2,100,000
   and 2,100,000 (unaudited) shares
   authorized, issued and outstanding,
   respectively.........................         --     4,339,438    4,490,377
  Preferred stock, Series B: $0.001 par
   value; 8% convertible; $3.50
   liquidation preference; 3,300,000
   shares authorized....................         --     2,000,000    2,500,000
Stockholders' equity (deficit)
  Common stock: $0.01 par value;
   40,000,000 shares authorized;
   7,700,000, 7,600,000 and 7,770,000
   (unaudited) shares issued and
   outstanding, respectively............      77,000       76,000       77,700
  Additional paid-in capital............     322,382    1,178,504    1,178,504
  Accumulated deficit...................  (3,108,278)  (7,135,448)  (9,033,606)
                                         -----------  -----------  -----------
    Total stockholders' equity
     (deficit)..........................  (2,708,896)  (5,880,944)  (7,777,402)
                                         -----------  -----------  -----------
    Total liabilities and stockholders'
     equity (deficit)................... $   608,565  $ 2,744,757  $ 2,219,286
                                         ===========  ===========  ===========


The accompanying notes to consolidated financial statementsare an integral part of these consolidated balance sheets.

                      PURCHASEPRO.COM, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                            Period From
                             Inception
                         (October 8, 1996)       Year Ended               Quarter Ended
                              Through           December 31,                March 31,
                           December 31,    ------------------------  ------------------------
                               1996           1997         1998         1998         1999
                         ----------------- -----------  -----------  -----------  -----------
                                                                           (Unaudited)
Revenues
 Subscription fees......     $     --      $   512,761  $ 1,307,611  $   173,698  $   529,714
 Transaction fees.......           --              --       153,828          --        79,403
 Other..................           --          162,629      208,799       62,675       64,790
                             ---------     -----------  -----------  -----------  -----------
  Total revenues........           --          675,390    1,670,238      236,373      673,907
                             ---------     -----------  -----------  -----------  -----------
Cost of revenues........           --          213,857      445,639       97,917      162,870
                             ---------     -----------  -----------  -----------  -----------
Gross profit............           --          461,533    1,224,599      138,456      511,037

Operating expenses
 Sales and marketing....        22,592       1,179,327    3,840,776      503,543      909,137
 General and
  administrative........         9,860       1,344,860    2,895,779      581,645      919,026
 Programming and
  development...........        86,862         802,175      971,459      232,215      311,438
                             ---------     -----------  -----------  -----------  -----------
  Total operating
   expenses.............       119,314       3,326,362    7,708,014    1,317,403    2,139,601
                             ---------     -----------  -----------  -----------  -----------
Operating loss..........      (119,314)     (2,864,829)  (6,483,415)  (1,178,947)  (1,628,564)

Other income (expense)
 Interest expense.......        (3,638)       (120,497)    (332,895)     (87,124)    (122,990)
 Other..................           --              --        16,300        8,228        4,335
                             ---------     -----------  -----------  -----------  -----------
  Total other income
   (expense)............        (3,638)       (120,497)    (316,595)     (78,896)    (118,655)
                             ---------     -----------  -----------  -----------  -----------
Net loss before benefit
 for income taxes.......      (122,952)     (2,985,326)  (6,800,010)  (1,257,843)  (1,747,219)
Benefit for income
 taxes..................            --             --           --           --           --

                             ---------     -----------  -----------  -----------  -----------
Net loss................      (122,952)     (2,985,326)  (6,800,010)  (1,257,843)  (1,747,219)
Preferred stock
 dividends..............           --              --      (245,000)         --      (105,000)
Accretion of preferred
 stock to redemption
 value..................            --             --       (90,438)         --       (45,939)
                             ---------     -----------  -----------  -----------  -----------
Net loss applicable to
 common stock...........     $(122,952)    $(2,985,326) $(7,135,448) $(1,257,843) $(1,898,158)
                             =========     ===========  ===========  ===========  ===========
Loss per share
 Basic..................     $   (0.02)    $     (0.39) $     (0.83) $     (0.13) $     (0.25)
                             =========     ===========  ===========  ===========  ===========
 Diluted................     $   (0.02)    $     (0.36) $     (0.78) $     (0.12) $     (0.23)
                             =========     ===========  ===========  ===========  ===========
Weighted average shares
 outstanding
 Basic..................     7,700,000       7,700,000    8,600,000   10,000,000    7,656,667
                             =========     ===========  ===========  ===========  ===========
 Diluted................     8,259,999       8,259,999    9,159,999   10,559,999    8,159,999
                             =========     ===========  ===========  ===========  ===========

The accompanying notes to consolidated financial statementsare an integral part of these consolidated statements.

                     PURCHASEPRO.COM, INC. AND SUBSIDIARY

       CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
                       ANDSTOCKHOLDERS' EQUITY (DEFICIT)

                                                                          Stockholders' Equity (Deficit)
                       Redeemable Convertible Preferred Stock ----------------------------------------------------------
                       --------------------------------------
                             Series A           Series B         Common Stock      Additional
                       -------------------- ----------------- -------------------    Paid-in    Accumulated
                        Shares     Amount   Shares   Amount     Shares    Amount     Capital      Deficit       Total
                       --------- ---------- ------ ---------- ----------  -------  -----------  -----------  -----------
Balance, October 8,
 1996.................       --  $      --    --   $      --         --   $   --   $       --   $       --   $       --
 Issuance of common
 stock................       --         --    --          --   7,700,000   77,000      (67,000)         --        10,000
 Net loss for the
 period...............       --         --    --          --         --       --           --      (122,952)    (122,952)
                       --------- ----------  ----  ---------- ----------  -------  -----------  -----------  -----------
Balance, December 31,
 1996.................       --         --    --          --   7,700,000   77,000      (67,000)    (122,952)    (112,952)
 Contribution from
 stockholder..........       --         --    --          --         --       --       139,382          --       139,382
 Services donated by
 stockholder..........       --         --    --          --         --       --       250,000          --       250,000
 Net loss.............       --         --    --          --         --       --           --    (2,985,326)  (2,985,326)
                       --------- ----------  ----  ---------- ----------  -------  -----------  -----------  -----------
Balance, December 31,
 1997.................       --         --    --          --   7,700,000   77,000      322,382   (3,108,278)  (2,708,896)
 Effect of
 recapitalization.....       --         --    --          --         --       --    (3,108,278)   3,108,278          --
 Issuance of common
 stock................       --         --    --          --   2,300,000   23,000       44,000          --        67,000
 Redemption and
 retirement of common
 stock................       --         --    --          --  (2,400,000) (24,000)      24,000          --           --
 Contribution by
 principal
 stockholder..........       --         --    --          --         --       --     1,782,000          --     1,782,000
 Charge for services..       --         --    --          --         --       --       720,000          --       720,000
 Issuance of Series A
 preferred stock, net
 of issuance costs and
 value of warrants
 issued............... 2,100,000  4,004,000   --          --         --       --       996,000          --       996,000
 Issuance of warrants
 to holders of notes
 payable..............       --         --    --          --         --       --       398,400          --       398,400
 Issuance of Series B
 preferred stock
 pursuant to
 subscription
 agreements...........       --         --    --    2,000,000        --       --           --           --           --
 Preferred stock
 dividends............       --     245,000   --          --         --       --           --      (245,000)    (245,000)
 Accretion of
 preferred stock to
 redemption value.....       --      90,438   --          --         --       --           --       (90,438)     (90,438)
 Net loss.............       --         --    --          --         --       --           --    (6,800,010)  (6,800,010)
                       --------- ----------  ----  ---------- ----------  -------  -----------  -----------  -----------
Balance, December 31,
 1998................. 2,100,000  4,339,438   --    2,000,000  7,600,000   76,000    1,178,504   (7,135,448)  (5,880,944)

(Unaudited):
 Exercise of warrants
 by Series A preferred
 stockholders.........       --         --    --          --     170,000    1,700          --           --         1,700
 Issuance of Series B
 preferred stock
 pursuant to
 subscription
 agreements...........       --         --    --      500,000        --       --           --           --           --
 Preferred stock
 dividends............       --     105,000   --          --         --       --           --      (105,000)    (105,000)
 Accretion of
 preferred stock to
 redemption value.....       --      45,939   --          --         --       --           --       (45,939)     (45,939)
 Net loss.............       --         --    --          --         --       --           --    (1,747,219)  (1,747,219)
                       --------- ----------  ----  ---------- ----------  -------  -----------  -----------  -----------
Balance, March 31,
 1999 (Unaudited)..... 2,100,000 $4,490,377   --   $2,500,000  7,770,000  $77,700  $ 1,178,504  $(9,033,606) $(7,777,402)
                       ========= ==========  ====  ========== ==========  =======  ===========  ===========  ===========

  The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                      PURCHASEPRO.COM, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                            Period From
                             Inception
                         (October 8, 1996)       Year Ended               Quarter Ended
                              Through           December 31,                March 31,
                           December 31,    ------------------------  ------------------------
                               1996           1997         1998         1998         1999
                         ----------------- -----------  -----------  -----------  -----------
                                                                           (Unaudited)
Cash flows from
 operating activities
 Net loss..............      $(122,952)    $(2,985,326) $(6,800,010) $(1,257,843) $(1,747,219)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
 Depreciation and
  amortization.........          2,983         159,441      252,892       57,881       82,819
 Imputed interest......            --              --        67,000       33,500          --
 Provision for doubtful
  accounts.............            --           72,796      127,204        8,205       22,013
 Non-cash services.....            --          250,000      720,000          --           --
 Amortization of debt
  discount.............            --              --        43,339          --        45,045
 (Increase) decrease
  in:
  Trade accounts
   receivable..........            --          (91,239)    (323,995)     (12,834)    (230,542)
  Other receivables....            --          (17,602)     (81,476)     (30,924)    (199,867)
  Prepaid expenses and
   other...............            --             (113)     (19,887)         --       (41,883)
 Increase (decrease)
  in:
  Accounts payable.....          3,500         140,681     (201,548)     (26,508)      46,412
  Accrued liabilities..         46,589         513,150       74,140     (217,462)     331,703
  Deferred revenues....            --           46,541      118,271       59,368       (3,112)
                             ---------     -----------  -----------  -----------  -----------
   Net cash used in
    operating
    activities.........        (69,880)     (1,911,671)  (6,024,070)  (1,386,617)  (1,694,631)
                             ---------     -----------  -----------  -----------  -----------
Cash flows from
 investing activities
 Purchase of property
  and equipment........        (72,417)       (649,617)    (257,009)     (28,056)    (123,701)
 Other assets..........            --           (4,903)    (102,527)      (6,792)     (96,071)
                             ---------     -----------  -----------  -----------  -----------
   Net cash used in
    investing
    activities.........        (72,417)       (654,520)    (359,536)     (34,848)    (219,772)
                             ---------     -----------  -----------  -----------  -----------
Cash flows from
 financing activities
 Proceeds from notes
  payable and
  advances.............        133,132       2,433,868    4,427,000    2,300,000      200,000
 Repayment of notes
  payable..............            --              --    (3,362,000)    (862,000)         --
 Issuance of common
  stock, net...........         10,000             --           --           --         1,700
 Issuance of preferred
  stock and warrants,
  net..................            --              --     7,000,000          --       500,000
 Contribution from
  stockholder..........            --          139,382          --           --           --
                             ---------     -----------  -----------  -----------  -----------
   Net cash provided by
    financing
    activities.........        143,132       2,573,250    8,065,000    1,438,000      701,700
                             ---------     -----------  -----------  -----------  -----------
Increase (decrease) in
 cash and cash
 equivalents...........            835           7,059    1,681,394       16,535   (1,212,703)
Cash and cash
 equivalents:
 Beginning of period...            --              835        7,894        7,894    1,689,288
                             ---------     -----------  -----------  -----------  -----------
 End of period.........      $     835     $     7,894  $ 1,689,288  $    24,429  $   476,585
                             =========     ===========  ===========  ===========  ===========
Non-cash investing and
 financing activities:
 Other assets acquired
  with note payable....      $     --      $       --   $    50,000  $       --   $       --
                             =========     ===========  ===========  ===========  ===========
 Contribution of notes
  payable to equity....      $     --      $       --   $ 1,782,000  $       --   $       --
                             =========     ===========  ===========  ===========  ===========
Cash paid for:
 Interest..............      $   3,638     $    96,852  $   166,424  $       --   $       --
                             =========     ===========  ===========  ===========  ===========


The accompanying notes to consolidated financial statementsare an integral part of these consolidated statements.

                      PURCHASEPRO.COM, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (Information as of March 31, 1999 and for the quarters endedMarch 31, 1998 and
                               1999 is unaudited)

(1) The Company

 Organization

   Purchase Pro, Inc., a Nevada corporation, was incorporated on October 8, 1996. On January 12, 1998, PP International was incorporated in Nevada and on January 15, 1998, PP International, Inc. changed its name to Purchase Pro International, Inc., and on June 1, 1999, changed its name to PurchasePro.com, Inc. (the "Company"). The Company initially authorized the issuance of 20,000,000 shares, $0.01 par value stock, of which 7,700,000 shares of $0.01 par value common stock were issued to three stockholders of Purchase Pro, Inc. On January 15, 1998, the Company acquired substantially all of the assets and assumed substantially all of the liabilities of Purchase Pro, Inc. The purchase has been accounted for as a reorganization of companies under common control in a manner similar to a pooling of interests. Accordingly, the financial position and results of operations of the Company and Purchase Pro, Inc. have been included in the accompanying consolidated financial statements. In August 1998, the Company formed its wholly owned subsidiary, Hospitality Purchasing Systems, Inc., ("HPS"), a Nevada corporation.

 Nature of Business

   The Company is a provider of Internet business-to-business electronic commerce services. The Company's e-commerce solution is comprised of public and private communities called "e-marketplaces" where businesses can buy and sell a wide range of products and services over the Internet in an efficient, competitive and cost-effective manner. Subscribers to the Company's e-marketplaces need only an Internet connection, a Web browser and a PurchasePro.com membership in order to participate in interactive buying and selling communities. The e-marketplaces are customizable and scalable, utilizing an open-architecture platform that can be integrated with members' existing enterprise resource planning and accounting systems. The Company's solution leverages the growth, pervasiveness, low costs and community building nature of the Internet as a basis for e-commerce for the broad business-to-business market. The Company began developing its service in 1996 by closely evaluating the purchasing processes of the hospitality industry. The purchasing process of this industry is characterized by high volume, frequent purchases of a broad range of goods and services by a large number of geographically distributed buyers. The Company capitalized on the large-property purchasing expertise of several Las Vegas-based hotels and resorts to develop, test and validate its service.

   The Company began testing the first working model of its primary software product in early 1997 and began selling membership subscriptions in April 1997. Until that time, the Company was considered a development-stage enterprise. HPS' principal operation is negotiating contracts on behalf of independent hotels and hotel management companies for which it receives fees and rebates. In August 1998, HPS acquired the rights to certain contracts previously managed by General Network Management Services, Inc. for $100,000 in the form of $50,000 cash and a $50,000 note payable.

   From October 1996 to the commercial release of the service in April 1997, the Company primarily engaged in raising capital and recruiting employees to develop the e-marketplace software and network infrastructure. In April 1997, the Company released version 1.0 of its software, enabling members to transact e-commerce over its network and in late 1997, members were provided network connectivity over the Internet. In September 1998, the Company released version
3.0 that provides members access to e-marketplace enabling software and in February 1999, the Company released version 4.0, which allows members the additional capability of building private e-marketplaces.

   To date, substantially all of the Company's revenues have come from monthly membership subscription fees for access to e-marketplaces. Most members are companies that sell products and services to large hotels

                      PURCHASEPRO.COM, INC. AND SUBSIDIARY
and resorts in Nevada and Florida. Subscription contracts can be cancelled by either party on as little as 30 days notice. The Company also provides Web site hosting services and ISP connectivity services for a fee and charges members a fee for processing their payments by electronic funds transfer or by credit card. In August 1998, HPS began generating transaction fees from group buying services provided to the hospitality industry. The Company considers its operations to be part of one operating segment.

   The Company is subject to risks common to rapidly growing, technology-based companies, including rapid technological change, growth and commercial acceptance of the Internet, dependence on principal products, new product development, new product introductions and other activities of competitors, and a limited operating history.

   The Company has experienced operating losses and negative cash flows from its operations since inception. For the foreseeable future, the Company expects to experience continuing operating losses and negative cash flows as management executes its current business plan. At December 31, 1998, the Company had cash and cash equivalents totaling approximately $1,690,000. In June 1999, the Company completed its Series B Preferred Stock Offering and received cash proceeds of approximately $11,550,000, of which $3,140,000 had been received prior to the close. Management believes that it has sufficient funds to sustain its current business plan through June 30, 2000. Management believes that additional financing would be required to support its current business plan past that time and further believes that such additional financing would come through public or private equity financing. The Company's Board of Directors has authorized the filing of a registration statement with the Securities and Exchange Commission (the "SEC") that would permit the Company to sell shares of the Company's common stock in connection with a proposed initial public offering. If the IPO is not completed in a timely manner, the Company would seek such additional financing through a private financing or through collaborative or other arrangements with corporate sources.

(2) Significant Accounting Policies

 Unaudited Interim Financial Information

   The unaudited interim consolidated financial statements of the Company for the quarters ended March 31, 1998 and 1999, included herein, have been prepared by the Company, without audit, pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. In the opinion of management, the accompanying unaudited interim consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of the Company's operations and its cash flows for the quarters ended March 31, 1998 and 1999. The accompanying unaudited interim consolidated financial statements are not necessarily indicative of full year results.

 Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

 Management's Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                      PURCHASEPRO.COM, INC. AND SUBSIDIARY

 Concentration of Credit Risk

   Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with high credit quality financial institutions. The Company's accounts receivable are derived from revenue earned from customers located in the U.S. and are denominated in U.S. dollars. Portions of the Company's accounts receivable balances are settled either through customer credit cards or electronic fund transfers. As a result, the majority of accounts receivable are collected upon processing of those transactions. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable. During the years ended December 31, 1998 and 1997, no customers accounted for more than 10% of net revenues or net accounts receivable.

 Fair Value of Financial Instruments

   The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and notes payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments.

 Cash and Cash Equivalents

   Cash equivalents consist of investments in bank certificates of deposit and other interest bearing instruments with initial maturities of three months or less. Such investments are carried at cost which approximates fair value.

 Property and Equipment

   Property and equipment is stated at cost. Costs incurred for additions, improvements and betterments are capitalized as incurred. Costs for maintenance and repairs are charged to expense as incurred. Gains or losses on dispositions of property and equipment are included in the determination of income. Depreciation and amortization are computed using the straight-line method over the following estimated service lives of the related assets:

       Computer equipment............................................... 3 years
       Communication equipment.......................................... 3 years
       Furniture and fixtures........................................... 5 years
       Leasehold improvements........................................... 3 years

 Revenue Recognition

   Revenues are recorded, net of discounts, over the period services are provided to subscribers and deferred revenues are recognized for amounts received before services are provided. The Company does not charge initial sign-up fees to new subscribers.


 Programming and Development Costs

   All costs in the software development process, which are classified as research and development, are expensed as incurred until technological feasibility has been established. Technological feasibility must be established for all components of a service when computer software is used as an integral part of a product or process. Once technological feasibility has been established, such costs are capitalized until the software has completed beta testing and is generally available. There were no significant costs incurred between the time technological feasibility was established and the general release of the Company's principal product.

                      PURCHASEPRO.COM, INC. AND SUBSIDIARY

 Stock-Based Compensation

   The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price.

 Income Taxes

   The Company accounts for income taxes according to SFAS No. 109, "Accounting for Income Taxes." Prior to 1998, PurchasePro, Inc., with the consent of its stockholders, elected to be taxed under Section 1372 of the Internal Revenue Code (the "Code") as an S corporation, which provides that, in lieu of corporate income taxes, the stockholders account for their pro rata share of the Company's items of income, deductions, losses, and credits. In connection with the reorganization of the Company in January 1998 (see Note 1), the Company, with the consent of its stockholders, elected to be taxed under the provisions of Subchapter C of the Code. As a result, the Company reclassified its cumulative net losses totaling $3,108,278 through the date of the reorganization to additional paid-in capital in the accompanying consolidated balance sheets.

 Earnings (Loss) per Share

   The Company follows the provisions of SFAS No. 128, "Earnings Per Share." In accordance with SFAS No. 128, basic earnings per share ("EPS') is computed by dividing net loss applicable to common stock by the weighted average common shares outstanding during the period. Pursuant to SEC Staff Accounting Bulletin No. 98, shares of common stock or convertible preferred stock are considered outstanding for all periods presented in the computation of basic and diluted EPS if issued for nominal consideration. Options, warrants or other common stock equivalents are considered outstanding for all periods presented in the computation of diluted EPS if issued for nominal consideration. For the period from inception (October 8, 1996) through December 31, 1996, for the years ended December 31, 1997 and 1998, and for the quarters ended March 31, 1998 and 1999, the weighted average common shares outstanding used to compute diluted EPS includes the effect of warrants issued by the Company to acquire shares of common stock for $0.01 per share.

   For those periods in which potentially dilutive securities such as stock options and convertible preferred stock have a dilutive effect, the weighted average shares outstanding used for computation of diluted EPS includes the effect of these potentially dilutive securities.

 Recently Issued Accounting Standards

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The FASB recently proposed an amendment to SFAS No. 133, which would delay the effective date for one year. The Company currently does not engage in, nor does it expect to engage in, derivative or hedging activities, and therefore, the Company anticipates there will be no impact to its consolidated financial statements.

(3) Notes Payable

 Principal Stockholder

   The Company's principal stockholder and Chief Executive Officer (the "Principal Stockholder") provided funds to finance development of the Company's product. As of December 31, 1997, the total obligation to the

                      PURCHASEPRO.COM, INC. AND SUBSIDIARY

Principal Stockholder was $2,518,000. In January 1998, the Company paid $813,000 to the Principal Stockholder with proceeds from the Lenders' Notes Payable (see below). The remaining obligation of $1,705,000 was formalized with a note payable. In April 1998, the Principal Stockholder advanced an additional $387,000 to the Company. In June 1998, the Company repaid $310,000 from the proceeds of the Series A Preferred Stock offering (see Note 5), and the Principal Stockholder contributed his remaining notes payable and advances totaling $1,782,000 to the Company in consideration for previously issued shares of common stock. The Company has included the $1,782,000 as additional paid-in capital in the accompanying consolidated balance sheets.

 Lenders' Notes Payable

   In January 1998, the Company issued promissory notes totaling $2,300,000 (the "Lenders' Notes Payable") to several individuals (the "Lenders"). Terms of the Lenders' Notes Payable provided for interest at 8% payable quarterly and 48 monthly principal payments beginning January 1999. In addition, the Lenders were issued 2,300,000 shares of the Company's common stock; however, if the Company repaid the Lenders' Notes Payable within 120 days, 1,150,000 of these shares were to be contributed back to the Company. The Company did not repay the Lenders' Notes Payable within 120 days; however, the Lenders' Notes Payable were repaid in June 1998 with proceeds from the Series A Preferred Stock offering. The Lenders ultimately contributed 1,475,000 shares of common stock back to the Company (see Note 5).

   The Company allocated the $2,300,000 of proceeds between the Lenders' Notes Payable and the shares issued based on their estimated fair values. Accordingly, an additional $67,000 of interest expense was recorded with a corresponding credit to additional paid-in capital.

 September 1998 Notes Payable

   In September 1998, the Company issued promissory notes to three individuals, including the Principal Stockholder and a member of the Company's Board of Directors, totaling $1,500,000 (the "September 1998 Notes"). Terms of the September 1998 Notes require quarterly payments of interest at 15% and mature September 2000. In connection with the issuance of these notes, the Company issued 159,999 warrants to the note holders. Each warrant provides the holder the right to purchase one share of Company common stock for $0.01 per share through September 2003. Using the Black-Scholes pricing model, the Company determined the value of these warrants to be $2.49 per share, or $398,400. The Company recognized the $398,400 as an original issue discount and is amortizing the discount to interest expense over the period from grant to maturity.

   In June 1999, $700,000 of the notes payable were converted into 200,000 shares of Series B Preferred Stock, and the Company used $800,000 of the Series B proceeds to repay the remaining amounts outstanding (see Note 5).

 Other Notes Payable

   In January 1998, the Company repaid its obligation to a stockholder in connection with the sale of that stockholder's common shares to the Principal Stockholder. In addition to the outstanding principal of $49,000, the Company agreed to make payments of $60,000 to charities selected by the stockholder that was charged to interest expense.

   In December 1998, the Principal Stockholder and the President of the Company advanced a total of $350,000 to the Company. In March 1999, the Principal Stockholder advanced an additional $200,000 to the Company. In connection with Series B Preferred Stock offering (see Note 5) the Company used $450,000 of the proceeds to repay the Principal Stockholder for his advances; and the President converted $40,000 of his advance into Series B shares and the Company used Series B proceeds to repay the remaining $60,000.

                      PURCHASEPRO.COM, INC. AND SUBSIDIARY

 HPS Note Payable

   In connection with HPS' acquisition of certain assets from Network Management Services, Inc. (see Note 1), HPS issued a note payable for $50,000 that requires two payments of $25,000 each on July 31, 1999 and July 31, 2000.

(4) Commitments and Contingencies

 Operating Leases

   The Company is party to several non-cancelable lease agreements for certain equipment as well as its principal administrative offices. Rent expense under non-cancelable operating leases totaled $0, $148,298, and $279,872 for the period from inception (October 8, 1996) through December 31, 1996, and for the years ended December 31, 1997 and 1998, respectively. Minimum future lease obligations under non-cancelable operating leases in effect at December 31, 1998, are as follows:

           Year Ending December 31,
             1999................................. $  576,657
             2000.................................    569,544
             2001.................................    505,754
             2002.................................    407,370
             2003.................................    205,077
                                                   ----------
               Total.............................. $2,264,402
                                                   ==========

(5) Stockholders' Equity

 Preferred Stock

   The Company has authorized 10,000,000 shares of preferred stock. The Company designated 2,100,000 of these shares as 8% Series A Convertible Preferred Stock, par value $0.001 ("Series A"). In June 1998, the Company sold the 2,100,000 Series A shares at $2.50 per share. Net proceeds from the offering totaled $5,000,000, net of offering costs of $250,000, which were paid to a company that employs a member of the Company's Board of Directors.

   Each Series A share has a liquidation price of $2.50 and is convertible into one share of the Company's common stock. The Series A is redeemable at the option of the holders commencing on June 1, 2003, at an aggegrate liquidation value of $5,250,000. The Company is accreting the Series A to an aggregate liquidation value of $5,250,000 for accounting purposes. Upon completion of a public offering of the Company's common stock, each outstanding share of Series A converts into one share of common stock and all rights of Series A stockholders shall cease.

   Dividends on Series A accrue at the rate of 8% per annum and are payable when, and if, declared by the Board of Directors. At December 31, 1998 and March 31, 1999, cumulative unpaid dividends were $245,000 and $350,000, respectively.

   In connection with the issuance of the Series A, the Company granted a total of 400,000 warrants to two members of the Company's Board of Directors and a company which employs one such director. Each warrant provides for the holder to purchase one share of Company common stock for $0.01 per share through June 1, 2003. Using the Black-Scholes pricing model, the Company determined that the value of the warrants was $996,000.

                      PURCHASEPRO.COM, INC. AND SUBSIDIARY

   In May 1999, the Company authorized 3,300,000 shares as 8% Series B Convertible Preferred Stock, par value $0.001 ("Series B"). Each Series B share has a liquidation price of $3.50 and is convertible into one share of common stock. The Series B is redeemable at the option of the holders commencing on June 1, 2003, at an aggregate liquidation value of $11,550,000. In June 1999, the Company completed its Series B offering of 3,300,000 shares and received aggregate proceeds of $11,550,000.

   Of the 3,300,000 Series B shares issued, 200,000 shares were issued to holders of the September 1998 Notes, including a member of the Company's Board of Directors (see Note 3). The Company used cash proceeds from the Series B offering to repay $800,000 of the September 1998 Notes, including $500,000 to the Principal Stockholder, and to repay $450,000 and $100,000 of advances made by the Company's Principal Stockholder and President, respectively (see Note
3).

   The Company issued 150,000 shares of Series B to acquire the assets of a software development company and for non-compete agreements with the owners of the company (see Note 9). The Company issued 42,500 shares of Series B to an individual in exchange for his rescission of a future right to acquire up to 35% of HPS.

   Prior to the completion of the Series B offering, the Company had received cash totaling $3,140,000 pursuant to Series B subscription agreements. Of this amount, $2,000,000 was received in December 1998, $500,000 was received in March 1999, and the remaining $640,000 was received in April 1999.

 Common Stock

   The Company has authorized the issuance of 40,000,000 shares of common stock. For the period from inception (October 8, 1996) through December 31, 1997, the Principal Stockholder contributed cash of $139,382 and services valued at $250,000 for his shares of common stock. The Principal Stockholder served as the Company's Chief Executive Officer during 1997 and did not receive a salary. The Company recognized compensation expense in the amount of $250,000 and a contribution to capital relating to the Principal Stockholder's services.

   In connection with the repayment of the Lenders' Notes Payable in June 1998 (see Note 3), the Company and the Lenders entered into an agreement whereby 1,475,000 shares were contributed back to the Company. Accordingly, the number of shares held by the Lenders was reduced to 825,000. In connection with the same agreement and in connection with the Series A Preferred Stock offering, two of the founders of the Company contributed an aggregate of 925,000 shares of common stock to the Company.

   In June 1998, the Principal Stockholder sold 300,000 of his shares to an unrelated third party for $0.10 per share. The Company recognized a charge of $720,000 that reflects the difference between the fair value of its stock on that date of $2.50 per share and the sales price. The third party provided significant assistance to the Company in obtaining subscriber contracts and, accordingly, the Company recorded the full amount of the charge to sales and marketing expense at the time the transaction occurred. During 1998, the Principal Stockholder sold an additional 1,470,000 shares of common stock that he owned to various individuals at prices that reflected their estimated fair value at the time of each sale.

   In connection with the closing of the Series B Preferred Stock private placement in June 1999, the holders of Series A Preferred Stock were granted an aggregate 450,000 shares of common stock pursuant to certain anti-dilution rights of the holders of Series A Preferred Stock.

 Non-Employee Stock Options

   Through December 31, 1998, the Company had issued a total of 162,500 options to non-employees, including 75,000 options to two members of the Board of Directors. Options were issued with exercise prices

                      PURCHASEPRO.COM, INC. AND SUBSIDIARY
ranging from $2.50 to $5.00 and were determined to have a de minimis value using the Black-Scholes pricing model.

(6) Stock Option Plans

   1998 Stock Option Plan--In 1998, the Company adopted an incentive stock option plan, the 1998 Plan, that provides for the granting of stock options pursuant to the applicable provisions of the Internal Revenue Code and regulations. The aggregate options available under the 1998 Plan are 3,000,000. As of December 31, 1998 and March 31, 1999, the Company had granted options totaling 697,850 and 936,500, respectively, to employees under the 1998 Plan. In April and May 1999, the Company granted an additional 1,397,280 options at an exercise price of $3.50 per share. The exercise price in each instance is at least 100% of the estimated fair value of the Company's common stock on the date of grant. Generally, the options have five year terms and are exercisable as follows: Class A options, 50% at the end of each of the first two years after grant; Class B options, 33% at the end of each of the first three years after grant; and Class C options, 25% at the end of each of the first four years after the date of grant.

   1999 Stock Option Plan--The 1999 Stock Plan was adopted by the Company's Board of Directors in June 1999, subject to approval by the Company's stockholders. The 1999 Stock Plan provides for the issuance of 1,500,000 shares of common stock, incentive stock options ("ISOs"), or non-statutory stock options to employees, directors, independent contractors and advisers. The number of shares eligible for issuance increases each year by 3.25% of the number of shares of common stock outstanding at the prior calendar year-end.

   The exercise price for ISOs is at least 100% of the fair market value of the stock on the date of grant, and 110% for stockholders with 10% or more ownership of the Company. Vesting provisions are determined at the time of grant. The Company's Chairman and Chief Executive Officer is authorized to grant up to 25,000 options in each instance to employees, with the exercise price to be approved by the compensation committee of the Company's Board of Directors.

   A summary of the status of the Company's plans as of December 31, 1998 and March 31, 1999 is presented below:

                                            December 31,
                                                1998        March 31, 1999
                                          ---------------- ------------------
                                                              (Unaudited)
                                                  Weighted           Weighted
                                                  Average            Average
                                                  Exercise           Exercise
                                          Number   Price    Number    Price
                                          ------- -------- --------  --------
   Options Outstanding, Beginning of
    period...............................      --  $  --    697,850   $2.50
   Granted............................... 697,850   2.50    343,650   $3.50
   Exercised.............................      --     --         --      --
   Cancelled.............................      --     --   (105,000)  $2.50
                                          -------  -----   --------
   Options Outstanding, End of period.... 697,850  $2.50    936,500   $2.83
                                          =======  =====   ========

   The following table summarizes information about the options outstanding at December 31, 1998:

                         Options Outstanding                  Options Exercisable
            --------------------------------------------- ----------------------------
   Range                Weighted Average
     of       Number       Remaining     Weighted Average   Number    Weighted Average
   Prices   Outstanding  Contract Life    Exercise Price  Exercisable  Exercise Price
   ------   ----------- ---------------- ---------------- ----------- ----------------
   $2.50      697,850         1.8             $2.50            --           $ --

                      PURCHASEPRO.COM, INC. AND SUBSIDIARY

   The Company applies the provisions of APB No. 25 and its related interpretations in accounting for its stock option plan. Accordingly, compensation expense recognized was different than what would have been otherwise recognized under the fair value based method defined in SFAS No. 123. Had the Company accounted for these plans under SFAS No. 123, the Company's net loss applicable to common stock and loss per share would have been reduced to the following pro forma amounts:

                                                                   Year Ended
                                                                    December
                                                                    31, 1998
                                                                   -----------
   Net Loss Applicable to Common Stock
     As Reported.................................................. $(7,135,448)
                                                                   ===========
     Pro Forma.................................................... $(7,204,634)
                                                                   ===========
   Basic Loss per Share
     As Reported.................................................. $     (0.83)
                                                                   ===========
     Pro Forma.................................................... $     (0.84)
                                                                   ===========
   Diluted Loss per Share
     As Reported.................................................. $     (0.78)
                                                                   ===========
     Pro Forma.................................................... $     (0.79)
                                                                   ===========

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants for the years ended December 31, 1998: risk-free interest rate of 7%; no expected dividend yield; expected life of 1.5 years for Class A options, 2.0 years for Class B options, and 2.5 years for Class C options; and, an expected volatility of 0%.

(7) Income Taxes

   SFAS No. 109 requires the recognition of deferred tax assets, net of applicable reserves, related to net operating loss carryforwards and certain temporary differences. The standard requires recognition of a future tax benefit to the extent that realization of such benefit is more likely than not. Otherwise, a valuation allowance is applied. At December 31, 1998, the Company believes that the "more likely than not" criteria have not been met, and accordingly, a valuation allowance has been recognized. The Company did not record any provision (benefit) for income taxes for the year ended December 31, 1998, because it experienced a net loss and generated a net operating loss of approximately $6,500,000, which expires in 2018. The Company's utilization of its net operating loss carryforward will be limited pursuant to Internal Revenue Code Section 382 due to cumulative changes in ownership in excess of 50% within a three-year period. Prior to 1998, Purchase Pro, Inc. was not subject to Federal or state income taxes.

   A reconciliation of income tax benefit provided at the Federal statutory rate (35%) to income tax benefit is as follows:

                                                                   Year Ended
                                                                    December
                                                                    31, 1998
                                                                   -----------
   Income tax benefit computed at Federal statutory rate.......... $(2,380,000)
   Permanent and other items......................................      10,600
   Change in valuation allowance..................................   2,369,400
                                                                   -----------
                                                                   $        --
                                                                   ===========

                      PURCHASEPRO.COM, INC. AND SUBSIDIARY

   The major tax effected components of the Company's net deferred tax liability are as follows:

                                                                   December 31,
                                                                       1998
                                                                   ------------
   Deferred Tax Assets
     Net operating loss carryforward.............................. $ 2,278,000
     Trade accounts receivable....................................      70,000
     Deferred revenue.............................................      57,700
     Accruals and reserves........................................      36,300
                                                                   -----------
                                                                     2,442,000
     Less--valuation allowance....................................  (2,369,400)
                                                                   -----------
       Total deferred tax assets..................................      72,600
   Deferred Tax Liabilities
     Depreciation and amortization................................     (72,600)
                                                                   -----------
       Total deferred tax liability, net.......................... $        --
                                                                   ===========

(8) Related Party Transactions

 Contract Services

   One of the founding stockholders of the Company provided significant services designing the Company's service. The Company pays the stockholder for his continued services. Payments totaling $77,200, $105,380 and $72,000 are included in programming and development expense for the period from inception (October 8, 1996) through December 31, 1996, and for the years ended December 31, 1997 and 1998, respectively. There were no amounts owed to the stockholder as of December 31, 1998. In January 1998, concurrent with the acquisition of assets from Purchase Pro, Inc. (see Note 1), the stockholder and the Principal Stockholder transferred their rights in the technology to the Company.

 Due from Other Companies

   The Company has paid certain costs on behalf of a company owned by the Principal Stockholder. The Company then bills the other company for amounts owed. At December 31, 1998, there was $15,400 due to the Company, which is included in other receivables in the accompanying consolidated balance sheets. At December 31, 1997, there were no amounts due from the other company.

 Office Space Rent

   The Company has entered into an agreement to lease its corporate office space from a company owned by members of the Company's Board of Directors (see
Note 4). During the year ended December 31, 1998, the Company did not pay any amounts under terms of the lease agreement. In management's opinion, the terms of the lease are comparable to terms that the Company would receive from a third party.

(9) Subsequent Events

   In May 1999, the Company acquired substantially all of the assets of a software development company for $215,000 consisting of $75,000 cash and 40,000 shares of Series B preferred stock valued at $3.50 per share. The company has developed programs for the architectural, engineering and construction industry that provide an extension of Company's e-commerce services into that industry. The Company entered into five-year non-compete agreements with these individuals in exchange for 110,000 shares of Series B preferred stock (see
Note 5).

            [Description of Back Inside and Outside Cover Artwork]

Back inside cover
-----------------

Text reading:

"Providing a solution to our 2,300 hotel properties in a standard, easy-to-use format was most important for us. PurchasePro.com is simple enough for any employee to place orders, yet robust enough for a professional buyer to analyze data."

Dan Hampton
Purchasing Manager
Best Western Supply Division
Best Western International, Inc."

[additional testimonials to be added]

(member logos)


Back outside cover
------------------

Center: PurchasePro.com logo

-------------------------------------------------------------------------------

Until         , 1999 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------------------------------


                            [PurchasePro.com logo]

                              Joint Lead Managers


                             Prudential Securities


                           Jefferies & Company, Inc.


-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee.

                                                                      Payable by
                                                                      Registrant
                                                                      ----------
   SEC registration fee..............................................  $15,985
   National Association of Securities Dealers, Inc. filing fee.......    6,250
   Blue Sky fees and expenses........................................        *
   Accounting fees and expenses......................................        *
   Legal fees and expenses...........................................        *
   Printing and engraving expenses...................................        *
   Registrar and Transfer Agent's fees...............................        *
   Miscellaneous fees and expenses...................................        *
                                                                       -------
     Total...........................................................  $     *
                                                                       =======

--------
*To be filed by amendment.

Item 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Sections 78.7502 and 78.751 of the Nevada General Corporation Law provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII of our articles of incorporation (Exhibit 3(i).2 hereto) provides for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by Sections 78.7502 and 78.751 of the Nevada General Corporation Law. We have also entered into agreements with our directors and officers that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by law.

   The Underwriting Agreement (Exhibit 1.1) provides for indemnification by ourselves, our underwriters and our directors and officers of the underwriters, for certain liabilities, including liabilities arising under the Securities Act, and affords certain rights of contribution with respect thereto.

Item 15. RECENT SALES OF UNREGISTERED SECURITIES

   On January 12, 1998, Registrant sold and issued an aggregate of 7,700,000 shares of common stock to 3 founders for an aggregate purchase price of $399,382. Of these shares, 925,000 were subsequently contributed to capital and 2,168,000 were sold by affiliates of PurchasePro.com as follows:

  . January 1998: 800,000 shares of common stock from Charles E. Johnson,
    Jr., a founder and the Chairman and Chief Executive Officer of Registrant, to Christopher P. Carton, the President and Chief Operating Officer of Registrant, at a purchase price of $0.01 per share, for cash consideration in the aggregate amount of $8,000.

  . June 1998: 75,000 shares of common stock from Mr. Johnson to Thomas Leahy at a purchase price of $0.10 per share, for cash consideration in the aggregate amount of $7,500.

  . June 1998: 75,000 shares of common stock from Mr. Johnson to John Patrick
    Leahy at a purchase price of $0.10 per share, for cash consideration in the aggregate amount of $7,500.

  . June 1998: 75,000 shares of common stock from Mr. Johnson to American
    Hotel Register at a purchase price of $0.10 per share, for cash consideration in the aggregate amount of $7,500.

  . June 1998: 75,000 shares of common stock from Mr. Johnson to Robert
    Schmidt at a purchase price of $0.10 per share, for cash consideration in the aggregate amount of $7,500.

  . June 1998: 6,000 shares of common stock from Mr. Carton to Peter Keseric at a purchase price of $2.50 per share, for cash consideration in the aggregate amount of $15,000.

  . June 1998: 40,000 shares of common stock from Mr. Johnson to John Chiles at a purchase price of $2.50 per share, for cash consideration in the aggregate amount of $100,000.

  . June 1998: 100,000 shares of common stock from Mr. Johnson to James N.
    Gray Co. at a purchase price of $2.50 per share, for cash consideration in the aggregate amount of $250,000.

  . June 1998: 40,000 shares of common stock from Mr. Carton and 40,000 shares of common stock from Dr. Erickson to SC Holdings LLC at a purchase price of $2.50 per share, for cash consideration in the aggregate amount of $200,000.

  . June 1998: 120,000 shares of common stock from Mr. Johnson to Bradley D.
    Redmon at a purchase price of $2.50 per share, for cash consideration in the aggregate amount of $300,000.

  . August 1998: 80,000 shares of common stock from Mr. Johnson and 20,000 shares of common stock from Mr. Carton to Black Mountain Investment Group at a purchase price of $2.50 per share, for cash consideration in the aggregate amount of $250,000.

  . September 1998: 20,000 shares of common stock from Mr. Carton to Richard
    Yukes at a purchase price of $2.50 per share, for cash consideration in the aggregate amount of $50,000.

  . September 1998: 10,000 shares of common stock from Mr. Johnson to Bruce
    D. Smith at a purchase price of $2.50 per share, for cash consideration in the aggregate amount of $25,000.

  . October 1998: 20,000 shares of common stock from Mr. Johnson to Scheiner
    Family Trust at a purchase price of $2.50 per share, for cash consideration in the aggregate amount of $50,000.

  . October 1998: 15,000 shares of common stock from Mr. Johnson to Millenium
    Partners LLC at a purchase price of $2.50 per share, for cash consideration in the aggregate amount of $37,500.

  . November 1998: 20,000 shares of common stock from Mr. Johnson to Gerald
    F. Healy at a purchase price of $2.50 per share, for cash consideration in the aggregate amount of $50,000.

  . November 1998: 20,000 shares of common stock from Mr. Johnson to Traxx
    Irrevocable Trust at a purchase price of $2.50 per share, for cash consideration in the aggregate amount of $50,000.

  . December 1998: 10,000 shares of common stock from Mr. Johnson to Sigma
    XIII Irrevocable Trust at a purchase price of $2.50 per share, for cash consideration in the aggregate amount of $25,000.

  . December 1998: 10,000 shares of common stock from Mr. Johnson to Woodford
    Webb at a purchase price of $2.50 per share, for cash consideration in the aggregate amount of $25,000.

  . January 1999: 300,000 shares of common stock from Mr. Johnson to Earnest
    Hanna at a purchase price of $2.50 per share, for cash consideration in the aggregate amount of $750,000.

  . January 1999: 8,000 shares of common stock from Mr. Erickson to Gerard
    Turiano at a purchase price of $2.50 per share, for cash consideration in the aggregate amount of $20,000.

  . March 1999: 4,000 shares of common stock from Mr. Erickson to McDonalds
    Investment, Inc., for the benefit of Nicholas A. Perrino, at a purchase price of $2.50 per share, for cash consideration in the aggregate amount of $10,000.

  . May 1999: 20,000 shares of common stock from Mr. Erickson to Maurice
    Gallagher at a purchase price of $2.50 per share, for cash consideration in the aggregate amount of $50,000.

  . June 1999: 225,000 shares of common stock from Mr. Johnson to Stephen
    Dawahare at a purchase price of $3.50 per share, for consideration in the aggregate amount of $787,500 consisting of a release and an assignment of rights.

   In January 1998, Registrant sold and issued an aggregate of 2,300,000 shares of common stock to a group of investors (the "Lexington Investor Group") in connection with such investors' loan of $2,300,000 to Registrant pursuant to a Loan and Stock Purchase Agreement at a price per share of $0.03. The Lexington Investor Group subsequently contributed 1,475,000 of these shares of common stock back to Registrant in connection with the repayment of the investors' loan and the Series A Preferred Stock financing.

   In June 1998, Registrant sold and issued an aggregate of 2,100,000 shares of Series A Preferred Stock, at a purchase price of $2.50 per share, for cash in the aggregate amount of $5,250,000 to a group of investors pursuant to a Securities Purchase Agreement.

   In June 1998, Registrant issued warrants to Jefferies & Company, Inc. to purchase 200,000 shares of common stock at a purchase price of $0.01 per share, in connection with assisting Registrant with its Series A Preferred Stock financing and other financial advisory services. These warrants were exercised in May 1999 and Jefferies & Company, Inc. was issued 200,000 shares of common stock.

   In June 1998, Registrant issued warrants to John G. Chiles, at the direction of Jefferies & Company, Inc., to purchase 30,000 shares of common stock at a purchase price of $0.01 per share, in connection with assisting Registrant with its Series A Preferred Stock financing and other financial advisory services. These warrants were exercised in May 1999 and Mr. Chiles was issued 30,000 shares of common stock.

   In June 1998, Registrant issued warrants to purchase 170,000 shares of common stock to certain individuals at a purchase price of $0.01 per share, in connection with their investment in Registrant's Series A Preferred Stock. These warrants were exercised in February 1999 and these individuals were issued an aggregate of 170,000 shares of common stock.

   In September 1998, Registrant issued warrants to purchase an aggregate of 159,999 shares of common stock to certain individuals at a purchase price of $0.01 per share, in connection with a loan made to Registrant by such individuals.

   In June 1999, Registrant sold and issued an aggregate of 3,300,000 shares of Series B Preferred Stock, at a purchase price of $3.50 per share, for cash in the aggregate amount of $11,550,000 to a group of investors pursuant to a Securities Purchase Agreement.

   In June 1999, Registrant issued an aggregate of 450,000 shares of common stock to the holders of Series A Preferred Stock in consideration of these holders' waiver of certain anti-dilution rights triggered by the issuance of the Series B Preferred Stock.

   As of May 31, 1999, we have granted options to purchase 2,333,780 shares of common stock to employees, consultants and other service providers of PurchasePro.com under our 1998 Stock Option and Incentive Plan.

   The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the Registrant, to information about the Registrant.

Item 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a) Exhibits

   See exhibits listed on the Exhibit Index following the signature page of the Form S-1 which is incorporated herein by reference.

   (b) Financial Statement Schedules

   Schedules other than those referred to above have been omitted because they are not applicable or not required or because the information is included elsewhere in the Financial Statements or the notes thereto.

Item 17. UNDERTAKINGS

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) The Registrant will provide to the underwriters at the closing(s) specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 8th day of June, 1999.

                                          PURCHASEPRO.COM, INC.

                                          By /s/ Charles E. Johnson, Jr.
                                             -----------------------------------
                                                Charles E. Johnson, Jr.
                                                Chief Executive Officer and
                                                 Chairman

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles E. Johnson, Jr. and Christopher P. Carton, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

               Name                                  Title                         Date
               ----                                  -----                         ----
   /s/ Charles E. Johnson, Jr.    Chief Executive Officer and Chairman         June 8, 1999
  ______________________________
     Charles E. Johnson, Jr.

    /s/ Christopher P. Carton     Chief Operating Officer, President,          June 8, 1999
  ______________________________   Secretary and Director
      Christopher P. Carton

       /s/ Scott H. Miller        Chief Financial Officer and Treasurer        June 8, 1999
  ______________________________
         Scott H. Miller

       /s/  John G. Chiles        Director                                     June 8, 1999
  ______________________________
          John G. Chiles

       /s/ David I. Fuente        Director                                     June 8, 1999
  ______________________________
         David I. Fuente

      /s/ J. Terrence Lanni       Director                                     June 8, 1999
  ______________________________
        J. Terrence Lanni

     /s/ Michael D. O'Brien       Director                                     June 8, 1999
  ______________________________
        Michael D. O'Brien

      /s/ Bradley D. Redmon       Director                                     June 8, 1999
  ______________________________
        Bradley D. Redmon

                                 EXHIBIT INDEX

  Exhibit
  Number   Description of Document
  -------  -----------------------
     1.1*  Form of Underwriting Agreement.

  3(i).1   Amended and Restated Articles of Incorporation.

  3(i).2* Form of Amended and Restated Articles of Incorporation to be filed prior to completion of this offering.

 3(ii).1   Bylaws of the Registrant, as amended.
 3(ii).2*  Form of Amended and Restated Bylaws to be filed prior to completion of this offering.

     4.1*  Form of Common Stock Certificate.

     5.1*  Opinion of Pillsbury Madison & Sutro LLP.

    10.1* Form of Indemnification Agreement between the Registrant and each of its directors and officers.

    10.2 1998 Stock Option and Incentive Plan and forms of agreements thereunder.

    10.3*  1999 Stock Plan and forms of agreements thereunder.

    10.4   Securities Purchase Agreement dated as of June 1, 1998 between
           Registrant and the purchasers of its Series A Preferred Stock.

    10.5   Securities Purchase Agreement dated as of April 30, 1999 between
           Registrant and the purchasers of its Series B Preferred Stock.

    10.6   First Amended and Restated Stockholders Agreement dated as of April
           30, 1999 between the Registrant and the holders of Series A
           Preferred Stock and Series B Preferred Stock.

    10.7+ Agreement dated as of January 4, 1999 between Registrant and the Greater Phoenix Chamber of Commerce.

    10.8+  Software Agency and Services Agreement dated as of May 3, 1999 among
           Registrant, ZoomTown.com, Inc. and Bradley D. Redmon.

    10.9+  Agreement dated as of May 1, 1999, between Registrant and
           Hospitalitycity pte ltd.

    10.10+ Agreement dated as of January 1999 between Registrant and E-
           Marketpro, LLC.

    10.11* Employment Agreement between Registrant and Charles E. Johnson, Jr.

    10.12* Employment Agreement between Registrant and Christopher P. Carton.

    10.13* Employment Agreement between Registrant and Jeffrey A. Neppl.

    10.14* Employment Agreement between Registrant and Robert G. Layne.

    23.1   Consent of Arthur Andersen LLP.

    23.2*  Consent of Pillsbury Madison & Sutro LLP (included in Exhibit 5.1).

    24.1   Power of Attorney (see Page II-5).

    27.1   Financial Data Schedule.

--------
* To be filed by amendment.
+ Confidential treatment has been requested with respect to certain portions of these agreements.